UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant  ☒                    Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NVIDIA CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

Date and time:	Thursday, June 2, 2022 at 11:00 a.m. Pacific Daylight Time

Location:	Virtually at www.virtualshareholdermeeting.com/NVDA2022
Items of business:

•Election of thirteen directors nominated by the Board of Directors
•Advisory approval of our executive compensation
•Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2023
•Approval of an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 4 billion to 8 billion shares
•Approval of an amendment and restatement of our Amended and Restated 2007 Equity Incentive Plan
•Transaction of other business properly brought before the meeting

Record date:	You can attend and vote at the annual meeting if you were a stockholder of record at the close of business on April 4, 2022.

Stockholder list:
A list of stockholders entitled to vote at the close of business on the April 4, 2022 record date will be available during the annual meeting at www.virtualshareholdermeeting.com/NVDA2022 and electronically for 10 days prior to the annual meeting to registered stockholders for any legally valid purpose related to the annual meeting. For access to the stockholder list, please contact us at shareholdermeeting@nvidia.com.

Virtual meeting admission:	We will be holding our annual meeting virtually at www.virtualshareholdermeeting.com/NVDA2022. To participate in the annual meeting, you will need the control number included on your notice of proxy materials or printed proxy card.

Pre-meeting forum:	To communicate with our stockholders in connection with the annual meeting, we have established a pre-meeting forum located at www.proxyvote.com where you can submit advance questions.
Your vote is very important. Whether or not you plan to attend the virtual annual meeting, PLEASE VOTE YOUR SHARES. As an alternative to voting during the virtual annual meeting, you may vote in advance online, by telephone or, if you have elected to receive a paper proxy card in the mail, by mailing the completed proxy card.
Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on June 2, 2022. This Notice, our Proxy Statement, our Annual Report on Form 10-K, and our Annual Review are available at www.nvidia.com/proxy.
By Order of the Board of Directors
Timothy S. Teter
Secretary
2788 San Tomas Expressway, Santa Clara, California 95051
April 19, 2022

PAGE
DEFINITIONS	1
BUSINESS OVERVIEW	2
PROXY SUMMARY	3
PROXY STATEMENT	8
Information About the Meeting	8
Proposal 1—Election of Directors	12
Director Qualifications and Nomination of Directors	13
Our Director Nominees	16
Information About the Board of Directors and Corporate Governance	24
Independence of the Members of the Board of Directors	24
Board Leadership Structure	24
Role of the Board in Risk Oversight	24
Corporate Governance Policies of the Board of Directors	25
Stockholder Communications with the Board of Directors	26
Majority Vote Standard	26
Board Meeting Information	27
Committees of the Board of Directors	27
Environmental, Social and Corporate Governance	30
Director Compensation	33
Review of Transactions with Related Persons	35
Security Ownership of Certain Beneficial Owners and Management	36
Proposal 2—Advisory Approval of Executive Compensation	38
Executive Compensation	39
Compensation Discussion and Analysis	39
Risk Analysis of Our Compensation Plans	50
Summary Compensation Table for Fiscal 2022, 2021, and 2020	52
Grants of Plan-Based Awards for Fiscal 2022	53
Outstanding Equity Awards as of January 30, 2022	54
Option Exercises and Stock Vested in Fiscal 2022	56
Employment, Severance and Change-in-Control Arrangements	56
Potential Payments Upon Termination or Change-in-Control	57
Pay Ratio	58
Compensation Committee Interlocks and Insider Participation	58
Compensation Committee Report	58
Proposal 3—Ratification of the Selection of Independent Registered Public Accounting Firm for Fiscal 2023	59
Fees Billed by the Independent Registered Public Accounting Firm	60
Report of the Audit Committee of the Board of Directors	61
Proposal 4—Approval of an Amendment to our Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock from 4 Billion to 8 Billion Shares	62
Proposal 5—Approval of an Amendment and Restatement of our Amended and Restated 2007 Equity Incentive Plan to Increase the Share Reserve by 51.5 Million Shares	64
Equity Compensation Plan Information	76
Additional Information	77
Delinquent Section 16(a) Reports	77
Other Matters	77
APPENDIX A—Certificate of Amendment of Restated Certificate of Incorporation	A-1
APPENDIX B—Amended and Restated 2007 Equity Incentive Plan	B-1
This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts, including statements regarding our environmental, social and corporate governance plans and goals, made in this document are forward-looking. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “goal,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential” and similar expressions intended to identify forward-looking statements. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our Annual Report on Form 10-K for the fiscal year ended January 30, 2022.

DEFINITIONS

2007 Plan	NVIDIA Corporation Amended and Restated 2007 Equity Incentive Plan
2012 ESPP	NVIDIA Corporation Amended and Restated 2012 Employee Stock Purchase Plan
AC	Audit Committee of the Board
ASC 718	FASB Accounting Standards Codification Topic 718
Base Operating Plan	Performance goal necessary to earn the target award under the Variable Cash Plan and for the target number of SY PSUs to become eligible to vest
Board	The Company’s Board of Directors
CC	Compensation Committee of the Board
CD&A	Compensation Discussion and Analysis
CEO	Chief Executive Officer
CFO	Chief Financial Officer
Charter	The Company’s Restated Certificate of Incorporation
Company	NVIDIA Corporation, a Delaware corporation
Control Number	Identification number for each stockholder included in Notice or proxy card
CSR	Corporate social responsibility
ESG	Environmental, social and corporate governance
Exchange Act	Securities Exchange Act of 1934, as amended
FASB	Financial Accounting Standards Board
Fiscal 20__	The Company’s fiscal year ended on the last Sunday in January of the stated year
Form 10-K	The Company’s Annual Report on Form 10-K for Fiscal 2022 filed with the SEC on March 18, 2022
GAAP	Generally accepted accounting principles
Internal Revenue Code	U.S. Internal Revenue Code of 1986, as amended
Lead Director	Lead independent director
Meeting	Annual Meeting of Stockholders
MY PSUs	Multi-year PSUs with a three-year performance metric
Nasdaq	The Nasdaq Stock Market LLC
NCGC	Nominating and Corporate Governance Committee of the Board
NEOs	Named Executive Officers consisting of our CEO, our CFO, and our other three most highly compensated executive officers as of the end of Fiscal 2022
Non-GAAP Operating Income	GAAP operating income, as the Company reports in its respective earnings materials, excluding stock-based compensation expense, acquisition-related costs, IP-related costs and other costs
Notice	Notice of Internet Availability of Proxy Materials
NYSE	New York Stock Exchange
PACs	Political action committees
PSU	Performance stock unit
PwC	PricewaterhouseCoopers LLP
RSU	Restricted stock unit
S&P 500	Standard & Poor’s 500 Composite Index
SEC	U.S. Securities and Exchange Commission
Section 162(m)	Section 162(m) of the Internal Revenue Code
Securities Act	Securities Act of 1933, as amended
Stretch	Performance goal necessary for the maximum number of MY PSUs to become eligible to vest
Stretch Operating Plan	Performance goal necessary to earn the maximum award under the Variable Cash Plan and for the maximum number of SY PSUs to become eligible to vest
SY PSUs	PSUs with a single-year performance metric, vesting over four years
Target	Performance goal necessary for the target number of MY PSUs to become eligible to vest
Threshold	Minimum performance goal necessary to earn an award under the Variable Cash Plan and for SY PSUs and MY PSUs to become eligible to vest
TSR	Total shareholder return
Variable Cash Plan	The Company’s variable cash compensation plan

BUSINESS OVERVIEW

Fiscal 2022 was a record-breaking year for NVIDIA with revenue, gross margins, operating income and diluted earnings per share (EPS) all achieving records. Revenue increased 61% year on year to $26.9 billion driven by the incredible ramp of NVIDIA Ampere architecture across our Graphics and Compute and Networking segments. We achieved record revenue in Gaming, Data Center, and Professional Visualization. Gross margins increased 260 basis points year on year to 64.9% benefiting from a higher-end mix within Gaming. Gross margins expanded against the backdrop of industry wide supply chain disruptions and rising costs, reflecting the strength of our business model and execution. We drove strong operating leverage as operating income increased 122% year on year to $10.0 billion and diluted earnings per share increased 123% year on year to $3.85.

Fiscal 2022 Results

Revenue	Operating Income	Net Income	Diluted EPS
$ 26.9 billion	$ 10.0 billion	$ 9.8 billion	$3.85
a 61% year on year increase	a 122% year on year increase	a 125% year on year increase	a 123% year on year increase

Other highlights from Fiscal 2022 included:
•Gaming revenue increased 61% year on year to $12.5 billion reflecting higher sales of GeForce GPUs. We continued to benefit from strong demand for our NVIDIA Ampere architecture products.
•Data Center revenue increased 58% year on year to $10.6 billion driven by sales of NVIDIA Ampere architecture GPUs across both training and inference for cloud computing and AI workloads such as natural language processing and deep recommender models.
•Professional Visualization revenue increased 100% year on year to $2.1 billion driven by the ramp of NVIDIA Ampere architecture products and strong demand for workstations as enterprises supported hybrid work environments, as well as growth in workloads such as 3D design, AI and rendering.
•TSR for the 1-year, 3-year, and 5-year periods ending in Fiscal 2022 were 76%, 474%, and 728%, respectively. TSR represents cumulative stock price appreciation with dividends reinvested and is measured for the applicable fiscal year periods based on our closing stock price of $228.40 on the last trading day of Fiscal 2022.

Please see our Form 10-K for more financial information for Fiscal 2022.

PROXY SUMMARY
This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
2022 Annual Meeting of Stockholders

Date and time:	Thursday, June 2, 2022 at 11:00 a.m. Pacific Daylight Time
Location:	Virtually at www.virtualshareholdermeeting.com/NVDA2022
Record date:	Stockholders as of April 4, 2022 are entitled to vote
Admission to meeting:	You will need your Control Number to attend the 2022 Meeting
Voting Matters and Board Recommendations
A summary of the 2022 Meeting proposals is below. Every stockholder’s vote is important. Our Board urges you to vote your shares FOR each of the proposals.

Matter	Page	Board Recommends	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
Management Proposals:
Election of thirteen directors	12	FOR each director nominee	Majority of shares present	None	None
Advisory approval of our executive compensation	38	FOR	Majority of shares present	Against	None
Ratification of the selection of PwC as our independent registered public accounting firm for Fiscal 2023	59	FOR	Majority of shares present	Against	N/A
Approval of a Charter amendment to increase the number of authorized shares of common stock from 4 billion to 8 billion shares	62	FOR	Majority of shares outstanding	Against	N/A
Approval of an amendment and restatement of our 2007 Plan to increase the share reserve by 51.5 million shares	64	FOR	Majority of shares present	Against	None

Election of Directors (Proposal 1)
The following table provides summary information about each director nominee:

Name	Age	Director Since		Independent	Financial Expert*	Committee Membership	Other Public Company Boards
Robert K. Burgess	64	2011		✓	✓	CC
Tench Coxe	64	1993		✓		CC	1
John O. Dabiri	42	2020		✓		CC
Persis S. Drell	66	2015		✓		NCGC
Jen-Hsun Huang	59	1993
Dawn Hudson	64	2013		✓	✓	CC Chair	2
Harvey C. Jones	69	1993		✓	✓	CC, NCGC Chair
Michael G. McCaffery	68	2015		✓	✓	AC Chair	1
Stephen C. Neal	73	2019		✓		NCGC
Mark L. Perry Lead Director	66	2005		✓	✓	AC, NCGC	1
A. Brooke Seawell	74	1997		✓	✓	AC	2
Aarti Shah	57	2020		✓		AC
Mark A. Stevens	62	2008	**	✓		AC, NCGC
* For purposes of qualifying as an AC financial expert
** Previously served as a member of our Board from 1993 until 2006
Recent Refreshment, Board Demographics and Nominee Qualifications
Our director nominees exhibit a variety of competencies, professional experience, and backgrounds, and contribute diverse viewpoints and perspectives to our Board. While the Board benefits from the experience and institutional knowledge that our longer-serving directors bring, it has also brought in new perspectives and ideas through the appointment of two new directors since 2020.

Nominee Demographics

Nominee Skills, Competencies and Attributes

Below are the skills, competencies and attributes that our NCGC and Board consider important for our directors to have considering our current business and future market opportunities, and the directors who possess them:

	Senior Leadership & Operations Experience	Industry & Technical	Financial/Financial Community	Governance & Public Company Board	Emerging Technologies & Business Models	Marketing, Communications & Brand Management	Regulatory, Legal & Risk Management	Human Capital Management Experience	Diversity
Burgess	✓		✓	✓	✓			✓
Coxe			✓	✓	✓			✓
Dabiri		✓			✓				✓
Drell	✓	✓		✓	✓			✓	✓
Huang	✓	✓	✓	✓	✓	✓	✓	✓	✓
Hudson	✓		✓	✓		✓		✓	✓
Jones	✓	✓	✓	✓	✓	✓		✓
McCaffery	✓		✓	✓				✓
Neal	✓			✓		✓	✓	✓
Perry	✓		✓	✓			✓	✓
Seawell	✓		✓	✓	✓			✓
Shah	✓	✓		✓	✓	✓	✓	✓	✓
Stevens		✓	✓	✓	✓
Corporate Governance Highlights
Our Board is committed to strong corporate governance to promote the long-term interests of NVIDIA and our stockholders. We seek a collaborative approach to stockholder issues that affect our business and to ensure that our stockholders see our governance and executive pay practices as well-structured. In the Fall of 2021, we contacted our top institutional holders who held 1% or more of our stock, representing an aggregate ownership of 32%, to gain insights into their views on corporate governance, diversity and inclusion, and ESG.
Highlights of our corporate governance practices include:

✓ All Board members independent, except for our CEO
✓ Independent Lead Director
✓ Proxy access
✓ Declassified Board
✓ Majority voting for directors
✓ Active Board oversight of enterprise risk and risk management, including for the Company’s COVID-19 response

✓ 75% or greater attendance by each Board member at
     meetings of the Board and applicable committees
✓ Independent directors frequently meet in executive
     sessions
✓ At least annual Board and committee self-assessments
✓ Annual stockholder outreach, including Lead Director participation
✓ Stock ownership guidelines for our directors and NEOs

Advisory Approval of Executive Compensation for Fiscal 2022 (Proposal 2)
We are asking our stockholders to cast a non-binding vote, also known as “say-on-pay,” to approve our NEOs’ compensation. The Board believes that our compensation policies and practices are effective in achieving our goals of paying for performance; providing competitive pay so that we may attract and retain a high-caliber executive team; aligning our executives’ interests with those of our stockholders to create long-term value; and achieving simplicity and transparency with our compensation program. The Board and our stockholders have approved holding our “say-on-pay” votes annually.

Executive Compensation Highlights
Our executive compensation program is designed to pay for performance. We utilize compensation elements that align our NEOs’ interests with those of our stockholders to create long-term value. Our NEO pay is heavily weighted toward performance-based, “at-risk” variable cash and long-term equity awards that are only earned if the Company achieves pre-established corporate financial metrics, but capped at a maximum of 200% of target (or 150% of target for our CEO’s PSUs). For the last several years, over 90% of our CEO’s, and over 50% of our other NEOs’, target pay has been performance-based and at-risk, and 100% of our CEO’s equity awards have been in the form of PSUs only.
At our 2021 Meeting, approximately 95% of the votes cast approved the compensation paid to our NEOs for Fiscal 2021. After considering this advisory vote and the feedback from our annual stockholder outreach, our CC concluded that our program effectively aligned executive pay with stockholder interests. Therefore, the CC maintained the same general executive compensation structure for Fiscal 2022, but (i) set the Threshold performance goals for revenue and Non-GAAP Operating Income above Fiscal 2021 actual results, and (ii) increased the proportion of target pay that is “at-risk” to strengthen the link between corporate performance and executive pay.
Financial Performance and Link to Executive Pay
As described further in our CD&A, a significant portion of our executive pay opportunities are tied to the achievement of financial measures that drive business value and contribute to our long-term success. The table below shows our goals for the applicable period ended Fiscal 2022 and their respective impact on our executive pay.

	Revenue		Non-GAAP Operating Income		3-Year TSR
	Fiscal 2022 Performance Goal	Payout as a % of Target Opportunity	Fiscal 2022 Performance Goal	Shares Eligible to Vest as a % of Target Opportunity	Fiscal 2020 - 2022 Performance Goal	Shares Eligible to Vest as a % of Target Opportunity
Threshold	$18.5 billion	50%	$7.0 billion	50%	25th percentile	25%
Base Operating Plan (Target for MY PSUs)	$20.5 billion	100%	$8.3 billion	100%	50th percentile	100%
Stretch Operating Plan (Stretch for MY PSUs)	$23.3 billion	200%	$10.1 billion	150% for CEO; 200% for other NEOs	75th percentile	150% for CEO; 200% for other NEOs

	Variable Cash Plan		SY PSUs		MY PSUs
Performance	Revenue $26.9 billion*		Non-GAAP Operating Income $12.7 billion*		3-year TSR 626%* 100th percentile of S&P 500
Payout	200% of target		150% of CEO’s/200% of other NEOs’ target SY PSUs		150% of CEO’s/200% of other NEOs’ target MY PSUs
*See Goals for and Achievement of Performance-Based Compensation in our CD&A for a description and further discussion of Revenue, Non-GAAP Operating Income and 3-Year TSR for the MY PSUs.
Ratification of Selection of PwC as our Independent Registered Public Accounting Firm for Fiscal 2023 (Proposal 3)
Although not required, we are asking our stockholders to ratify the AC’s selection of PwC as our independent registered public accounting firm for Fiscal 2023 because we believe it is a matter of good corporate practice. If our stockholders do not ratify the selection, the AC will reconsider the appointment, but may nevertheless retain PwC. Even if the selection is ratified, the AC may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of NVIDIA and our stockholders.
Approval of a Charter Amendment to Increase the Number of Authorized Shares of Common Stock from 4 Billion to 8 Billion Shares (Proposal 4)
We are asking our stockholders to approve a Charter amendment to increase the number of authorized shares of common stock from 4 billion to 8 billion shares. As of April 4, 2022, we have 2,912,755,520 shares of common stock outstanding and reserved for issuance. The Board recommends a vote FOR this proposal so that there are adequate shares of common stock to be used by the Board for general corporate purposes, including, but not limited to, stock dividends and/or stock splits, expanding our business through mergers and acquisitions, providing equity incentives to employees, officers or directors, and the raising of additional capital.

Approval of an Amendment and Restatement of our 2007 Plan to Increase the Share Reserve by 51.5 Million Shares (Proposal 5)
We are asking our stockholders to approve an amendment and restatement of our 2007 Plan to increase the share reserve by 51.5 million shares of common stock. The Board recommends a vote FOR this proposal because providing equity awards is an important component of our compensation program and the continued ability to issue these awards is essential to attracting, retaining and motivating our employees.
Environmental, Social and Corporate Governance Areas
NVIDIA invents the computing technologies that enable scientists, engineers, designers, researchers, and developers to improve lives and address global challenges. We integrate sound ESG principles and practices into every aspect of the Company, including in the following areas:

ESG
Climate Change and the Environment
Human Capital Management
Public Policy Engagement & Accountability

NVIDIA CORPORATION
2788 SAN TOMAS EXPRESSWAY
SANTA CLARA, CALIFORNIA 95051
(408) 486-2000
  ____________________________________________________
PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS - JUNE 2, 2022
____________________________________________________

Amounts presented have been adjusted to reflect our four-for-one stock split, which was effective July 2021.
Information About the Meeting
Your proxy is being solicited for use at the 2022 Meeting on behalf of the Board. Our 2022 Meeting will take place virtually on Thursday, June 2, 2022 at 11:00 a.m. Pacific Daylight Time.
Virtual Meeting Philosophy and Benefits
The Board believes that holding the Meeting in a virtual format invites stockholder participation, while reducing the costs to stockholders and the Company associated with an in-person meeting. This balance allows the Meeting to remain focused on matters directly relevant to the interests of stockholders in an efficient way. We have designed the virtual format to protect stockholder rights, including by offering multiple opportunities to ask questions, publishing answers to questions received before or during the Meeting on our Investor Relations website, and providing an archived copy of the webcast after the Meeting.
Meeting Attendance
If you were an NVIDIA stockholder as of the close of business on the April 4, 2022 record date, or if you hold a valid proxy, you can attend, ask questions during, and vote at our 2022 Meeting at www.virtualshareholdermeeting.com/NVDA2022. Our Meeting will be held virtually; use the Control Number included on your Notice or printed proxy card to enter. Anyone can also listen to the Meeting live at www.virtualshareholdermeeting.com/NVDA2022.
If you encounter any difficulties accessing the virtual Meeting during the check-in or the course of the Meeting, please call the technical support number available on www.virtualshareholdermeeting.com/NVDA2022.

An archived copy of the webcast will be available at www.nvidia.com/proxy through June 2, 2023. Even if you plan to attend the 2022 Meeting virtually, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to attend.
Asking Questions
We encourage stockholders to submit questions through our pre-meeting forum located at www.proxyvote.com (using the Control Number included on your Notice or printed proxy card) as well as during the Meeting at www.virtualshareholdermeeting.com/NVDA2022. During the Meeting, we will answer as many stockholder-submitted questions related to the business of the Meeting as time permits. As soon as practicable following the Meeting, we will publish and answer questions received, if pertinent to Company business, on our Investor Relations website. We intend to group questions and answers by topic and substantially similar questions will be answered only once. To promote fairness to all stockholders and efficient use of the Company’s resources, we will respond to one question per stockholder.

Quorum and Voting
To hold our 2022 Meeting, we need a majority of the outstanding shares entitled to vote at the close of business on the April 4, 2022 record date, or a quorum, represented at the 2022 Meeting either by attendance virtually or by proxy. On April 4, 2022, there were 2,504,014,351 shares of common stock outstanding and entitled to vote, meaning that 1,252,007,176 shares must be represented at the 2022 Meeting or by proxy to have a quorum. A list of stockholders entitled to vote at the close of business on the April 4, 2022 record date will be available during the Meeting at www.virtualshareholdermeeting.com/NVDA2022 and electronically for 10 days prior to the Meeting to registered stockholders for any legally valid purpose related to the Meeting. For access to the stockholder list, please contact us at shareholdermeeting@nvidia.com.
Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the 2022 Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is not a quorum, a majority of the votes present may adjourn the Meeting to another date.
For each matter to be voted on, you may vote FOR or AGAINST or ABSTAIN from voting.
Stockholder of Record
You are a stockholder of record if your shares were registered directly in your name with our transfer agent, Computershare, on April 4, 2022, and you can vote shares, change your vote or revoke your proxy before the final vote at the 2022 Meeting in any of the following ways:

	Vote	Change Your Vote	Revoke Your Proxy
Attend the 2022 Meeting virtually and vote during the Meeting	✓	✓
Via mail, by signing and mailing your proxy card to us before the 2022 Meeting	✓
By telephone or online, by following the instructions provided in the Notice or your proxy materials	✓	✓
Submit another properly completed proxy card with a later date		✓
Send a written notice that you are revoking your proxy to NVIDIA Corporation, 2788 San Tomas Expressway, Santa Clara, California 95051, Attention: Timothy S. Teter, Secretary or via email to shareholdermeeting@nvidia.com			✓
If you do not vote using any of the ways described above, your shares will not be voted.
Street Name Holder
If your shares are held through a nominee, such as a bank or broker, as of April 4, 2022, then you are the beneficial owner of shares held in “street name,” and you have the right to direct the nominee how to vote those shares for the 2022 Meeting. The nominee should provide you a separate Notice or voting instructions, and you should follow those instructions to tell the nominee how to vote. To vote by attending the 2022 Meeting virtually, you must obtain a valid proxy from your nominee.
If you are a beneficial holder and do not provide voting instructions to your nominee, the nominee will not be authorized to vote your shares on “non-routine” matters, including elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation), and amendments of equity plans. This is called a “broker non-vote.” However, the nominee can still register your shares as being present at the 2022 Meeting for determining quorum, and the nominee will have discretion to vote for matters considered by the NYSE to be “routine,” including Proposals 3 and 4. If you are a beneficial owner and want to ensure that all of the shares you beneficially own are voted in favor or against Proposal 3 and/or Proposal 4, you must give your broker or nominee specific instructions to do so or the broker will have discretion to vote on those proposals. In addition, you MUST give your nominee instructions in order for your vote to be counted on Proposals 1, 2, and 5, as these are “non-discretionary” items. We strongly encourage you to vote.

Any NVIDIA stockholder whose shares are held in street name by a member brokerage firm may revoke a proxy and vote his or her shares at the 2022 Meeting only in accordance with applicable rules and procedures of the national stock exchanges, as employed by the street name holder’s brokerage firm.

Vote Count
On each matter to be voted upon, stockholders have one vote for each share of NVIDIA common stock owned as of April 4, 2022. Votes will be counted by the inspector of election as follows:

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of thirteen directors	FOR votes from the holders of a majority of shares present and entitled to vote on this matter	None	None
2	Advisory approval of our executive compensation	FOR votes from the holders of a majority of shares present and entitled to vote on this matter	Against	None
3	Ratification of the selection of PwC as our independent registered public accounting firm for Fiscal 2023	FOR votes from the holders of a majority of shares present and entitled to vote on this matter	Against	N/A
4	Approval of a Charter amendment to increase the number of authorized shares of common stock from 4 billion to 8 billion shares	FOR votes from the holders of a majority of the shares outstanding	Against	N/A
5	Approval of an amendment and restatement of our 2007 Plan to increase the share reserve by 51.5 million shares	FOR votes from the holders of a majority of shares present and entitled to vote on this matter	Against	None
If you are a stockholder of record and you return a signed proxy card without marking any selections, your shares will be voted FOR each of the nominees listed in Proposal 1, and FOR Proposals 2-5. If any other matter is properly presented at the 2022 Meeting, Jen-Hsun Huang or Timothy S. Teter as your proxyholder will vote your shares using his best judgment.
Vote Results
Preliminary voting results will be announced at the 2022 Meeting. Final voting results will be published in a current report on Form 8-K, which will be filed with the SEC by June 8, 2022.
Proxy Materials
As permitted by SEC rules, we are making our proxy materials available to stockholders online at www.nvidia.com/proxy. On or about April 19, 2022, we sent stockholders who own our common stock at the close of business on April 4, 2022 (other than those who previously requested electronic or paper delivery) a Notice containing instructions on how to access our proxy materials, vote online or by telephone, and elect to receive future proxy materials electronically or in printed form by mail.
If you choose to receive future proxy materials electronically (via www.proxyvote.com for stockholders of record and www.icsdelivery.com/nvda for street name holders), you will receive an email next year with links to the proxy materials and proxy voting site.
SEC rules also permit companies and intermediaries, such as brokers, to satisfy Notice and proxy material delivery requirements for multiple stockholders with the same address by delivering a single Notice or set of proxy materials addressed to those stockholders. We follow this practice, known as “householding,” unless we have received contrary instructions from any stockholder at that address.
If you received more than one Notice or full set of proxy materials, then your shares are either registered in more than one name or are held in different accounts. Please vote the shares covered by each Notice or proxy card. To modify your instructions so that you receive one Notice or proxy card for each account or name, please contact your broker. Your “householding” election will continue until you are notified otherwise or until you revoke your consent.
To make a change regarding the form in which you receive proxy materials (electronically or in print), or to request receipt of a separate set of documents to a household, contact our Investor Relations Department (through our website at www.nvidia.com, by email to shareholdermeeting@nvidia.com, by phone at (408) 486-2000 or by mail at 2788 San Tomas Expressway, Santa Clara, California 95051).
We will pay the entire cost of soliciting proxies. Our directors and employees may also solicit proxies in person, by telephone, by mail, via the Internet or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies. We have also retained MacKenzie Partners on an advisory basis for an approximate fee of $15,000 and they may help us solicit proxies from brokers, bank nominees and other institutional owners. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
2023 Meeting Stockholder Proposals
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 20, 2022 to NVIDIA Corporation, 2788 San Tomas Expressway, Santa Clara, California 95051, Attention: Timothy S. Teter, Secretary or by email to shareholdermeeting@nvidia.com, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Exchange Act. However, if we do not hold our 2023 Meeting between May 3, 2023 and July 2, 2023, then the deadline is a reasonable time before we begin to print and send our proxy materials. If you wish to submit a proposal for consideration at the 2023 Meeting that is not to be included in next year’s proxy materials, including nominations for election to the Board pursuant to the proxy access provision of our Bylaws, you must do so in writing following the above instructions not later than the close of business on March 4, 2023, and not earlier than February 2, 2023. We also advise you to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals, director nominations, and proxy access nominations.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules in connection with our 2023 Meeting, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 3, 2023.

Proposal 1—Election of Directors

What am I voting on? Electing the 13 director nominees identified below to hold office until the 2023 Meeting and until his or her successor is elected or appointed.
Vote required: Directors are elected if they receive more FOR votes than AGAINST votes.
Effect of abstentions: None.
Effect of broker non-votes: None.

Our Board has 13 members. All of our directors have one-year terms and stand for election annually. Our nominees include 12 independent directors, as defined by the rules and regulations of Nasdaq, and one NVIDIA officer: Mr. Huang, who serves as our President and CEO. Each of the nominees is currently a director of NVIDIA previously elected by our stockholders.
The Board expects the nominees will be available for election. If a nominee declines or is unable to act as a director, your proxy may be voted for any substitute nominee proposed by the Board or the size of the Board may be reduced.
Recommendation of the Board
The Board recommends that you vote FOR the election of each of the following nominees:

Name	Age	Director Since		Occupation	Independent	Financial Expert*	Committee Membership	Other Public Company Boards
Robert K. Burgess	64	2011		Independent Consultant	✓	✓	CC
Tench Coxe	64	1993		Independent Investor	✓		CC	1
John O. Dabiri	42	2020		Centennial Professor of Aeronautics and Mechanical Engineering, California Institute of Technology	✓		CC
Persis S. Drell	66	2015		Provost, Stanford University	✓		NCGC
Jen-Hsun Huang	59	1993		President & CEO, NVIDIA Corporation
Dawn Hudson	64	2013		Independent Consultant	✓	✓	CC Chair	2
Harvey C. Jones	69	1993		Managing Partner, Square Wave Ventures	✓	✓	CC, NCGC Chair
Michael G. McCaffery	68	2015		Managing Director, Makena Capital Management	✓	✓	AC Chair	1
Stephen C. Neal	73	2019		Chairman Emeritus & Senior Counsel, Cooley LLP	✓		NCGC
Mark L. Perry Lead Director	66	2005		Independent Consultant	✓	✓	AC, NCGC	1
A. Brooke Seawell	74	1997		Venture Partner, New Enterprise Associates	✓	✓	AC	2
Aarti Shah	57	2020		Independent Consultant	✓		AC
Mark A. Stevens	62	2008	**	Managing Partner, S-Cubed Capital	✓		AC, NCGC
* For purposes of qualifying as an AC financial expert
** Mr. Stevens previously served as a member of our Board from 1993 until 2006

Director Qualifications and Nomination of Directors
The NCGC identifies, reviews and assesses the qualifications of existing and potential directors and selects nominees for recommendation to the Board for approval. The committee is committed to Board diversity and shall consider a nominee’s background and experience to ensure that a broad range of perspectives is represented on the Board. The NCGC may conduct appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates and may engage a professional search firm to identify and assist the committee in identifying, evaluating, and conducting due diligence on potential director nominees. The NCGC has not established specific age, gender, education, experience, or skill requirements for potential members, and instead considers numerous factors regarding the nominee taking into account our current and future business models, including the following:

•Integrity and candor
•Independence
•Senior leadership and operational experience
•Professional, technical and industry knowledge
•Financial expertise
•Financial community experience (including as an investor in other companies)
•Marketing, communications and brand management background
•Governance and public company board experience
•Experience with emerging technologies and new business models
•Regulatory, legal and risk management expertise, including in cybersecurity matters

•Diversity, including race, ethnicity, sexuality, gender or membership in another underrepresented community
•Human capital management experience
•Experience in academia
•Willingness and ability to devote substantial time and effort to Board responsibilities and Company oversight
•Ability to represent the interests of the stockholders as a whole rather than special interest groups or constituencies
•All relationships between the proposed nominee and any of our stockholders, competitors, customers, suppliers or other persons with a relationship to NVIDIA
•For nominees for re-election, overall service to NVIDIA, including past attendance, participation and contributions to the activities of the Board and its committees

The NCGC and the Board understand the importance of Board refreshment, and strive to maintain an appropriate balance of tenure, diversity, professional experience and backgrounds, skills, and education on the Board. While the Board benefits from the experience and institutional knowledge that our longer-serving directors bring, it has also brought in new perspectives and ideas through the appointment of two new directors since 2020. Our longer-tenured directors are familiar with our operations and business areas and have the perspective of overseeing our activities from a variety of economic and competitive environments. Our newer directors have brought expertise in brand development and cybersecurity and familiarity with technology developments at leading academic institutions that are important to supporting NVIDIA as it enters new markets. Each year, the NCGC and Board review each director’s individual performance, including the director’s past contributions, outside experiences and activities, and committee participation, and determine how his or her experience and skills continue to add value to NVIDIA and the Board.

Below are the skills, competencies and attributes that our Board considers important for our directors to have considering our current business and future market opportunities:

Senior Leadership & Operations Experience	Directors with senior leadership and operations experience provide experienced oversight of our business, and unique experiences and perspectives. They are uniquely positioned to contribute practical insight into business strategy and operations, driving growth, building and strengthening corporate culture and supporting the achievement of strategic priorities and objectives.
Industry & Technical	Directors with industry experience and technical backgrounds facilitate within the Board a deeper understanding of innovations and a technical assessment of our products and services.
Financial/Financial Community	Experience in financial matters and the financial community assists our Board with review of our operations and finances, including overseeing our financial statements, capital structure and internal controls. Those with a venture capital background also offer valuable stockholder perspectives.
Governance & Public Company Board	Directors with experience in corporate governance, such as service on boards and board committees, or as executives of other large, public companies, are familiar with the dynamics and operation of a board of directors and the impact that governance policies have on a company. This experience supports our goals of strong Board and management accountability, transparency, and protection of stockholder interests. Public company board experience also helps our directors identify challenges and risks we face as a public company, including oversight of strategic, operational, compliance-related matters and stockholder relations.
Emerging Technologies & Business Models	Experience in emerging technologies and business models is integral to our growth strategies given our unique business model and provides important insights as our business expands into new areas.
Marketing, Communications & Brand Management	Directors with experience in marketing, communications and brand management offer guidance on our products directly marketed to consumers, important perspectives on expanding our market share and communicating with our customers and other stakeholders.
Regulatory, Legal & Risk Management	Our business requires compliance with a variety of regulatory requirements in different jurisdictions. We face new regulatory matters and regulations as our business grows. We are also subject to multiple lawsuits. Directors with experience in governmental, public policy, legal and risk management areas, including cybersecurity, help provide valuable insights and oversight for our Company.
Human Capital Management Experience	Our people are critical to our success. Directors with experience in organizational management, talent development, and developing values and culture in a large global workforce provide key insights. Human capital management experience also assists our Board in overseeing executive and employee compensation, development, and engagement.
Diversity	Directors with diverse backgrounds, experiences, and perspectives improves the dialogue and decision-making in the board room and contributes to overall Board effectiveness. In the director biographies below, this icon indicates gender or ethnic diversity.

Our Board believes that having a diverse mix of directors with complementary qualifications, expertise and attributes is essential to meeting its oversight responsibility. The table below reflects certain diversity information based on self-identification by each director.
Board Diversity Matrix (as of April 19, 2022)

	Gender Identity				Demographic Background
	Male	Female	Non-Binary	Did not disclose	African American or Black	Hispanic or Latinx	Asian	Native American or Alaskan Native	Native Hawaiian or Other Pacific Islander	White	Two or more races or ethnicities	LGBTQ+	Did not disclose

Burgess	✓									✓
Coxe	✓									✓
Dabiri	✓				✓
Drell		✓								✓
Huang	✓						✓
Hudson		✓								✓
Jones	✓									✓
McCaffery	✓									✓
Neal	✓									✓
Perry	✓									✓
Seawell	✓									✓
Shah		✓					✓
Stevens	✓									✓
The NCGC evaluates candidates proposed by stockholders using the same criteria as it uses for other candidates. Stockholders seeking to recommend a prospective nominee should follow the instructions under Stockholder Communications with the Board of Directors below. Stockholder submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
In addition, our Board voluntarily adopted proxy access. As a result, we will include in our proxy statement information regarding the greater of (a) up to two director candidates or (b) up to 20% of the number of directors in office on the last day that a submission may be delivered, if nominated by a stockholder (or group of up to 20 stockholders) owning at least 3% of the voting power of our outstanding capital stock for at least three continuous years. The stockholder(s) must provide timely written notice of such nomination and the stockholder(s) and nominee must satisfy the other requirements specified in our Bylaws. This summary of our proxy access rules is not intended to be complete and is subject to limitations set forth in our Bylaws and Corporate Governance Policies, both of which are available on the Investor Relations section of our website at www.nvidia.com. Stockholders are advised to review these documents, which contain the requirements for director nominations. The NCGC did not receive any stockholder nominations during Fiscal 2022.

Our Director Nominees
The biographies below include information, as of the date of this proxy statement, regarding the particular experience, qualifications, attributes or skills of each director, relative to the skills matrix above, that led the NCGC and Board to believe that he or she should continue to serve on the Board.

ROBERT K. BURGESS
Robert K. Burgess has served as an independent investor and board member to technology companies since 2005. He was chief executive officer from 1996 to 2005 of Macromedia, Inc., a provider of internet and multimedia software, which was acquired by Adobe Systems Incorporated; he also served from 1996 to 2005 on its board of directors, as chairman of its board of directors from 1998 to 2005 and as executive chairman for his final year. Previously, he held key executive positions from 1984 to 1991 at Silicon Graphics, Inc. (SGI), a graphics and computing company; from 1991 to 1995, served as chief executive officer and a board member of Alias Research, Inc., a publicly traded 3D software company, until its acquisition by SGI; and resumed executive positions at SGI during 1996. Mr. Burgess was a director of IMRIS Inc., a provider of image guided therapy solutions, from 2010 to 2013; of Adobe from 2005 to 2019; and of Rogers Communications Inc., a communications and media company, from 2016 to 2019. He holds a BCom degree from McMaster University.
Mr. Burgess brings to the Board senior management and operating experience and expertise in the areas of financial and risk management. He has been in the computer graphics industry since 1984. He has a broad understanding of the roles and responsibilities of a corporate board and provides valuable insight on a range of issues in the technology industry.

Independent Consultant
Age: 64
Director Since: 2011
Committees: CC
Independent Director
Financial Expert
Other Current Public Company Boards: None
Senior Leadership & Operations Experience
Financial/Financial Community
Governance & Public Company Board
Emerging Technologies & Business Models
Human Capital Management Experience

TENCH COXE
Tench Coxe was managing director of Sutter Hill Ventures, a venture capital investment firm, from 1989 to 2020, where he focused on investments in the IT sector. Prior to joining Sutter Hill Ventures in 1987, he was director of marketing and MIS at Digital Communication Associates. He served on the board of directors of Mattersight Corp., a customer loyalty software firm from 2000 to 2018. Mr. Coxe holds a BA degree in Economics from Dartmouth College and an MBA degree from Harvard Business School.
Mr. Coxe brings to the Board expertise in financial and transactional analysis and provides valuable perspectives on corporate strategy and emerging technology trends. His significant financial community experience gives the Board an understanding of the methods by which companies can increase value for their stockholders.

Independent Investor
Age: 64
Director Since: 1993
Committees: CC
Independent Director
Other Current Public Company Boards: •Artisan Partners Asset Management Inc. (since 1995)
Financial/Financial Community
Governance & Public Company Board
Emerging Technologies & Business Models
Human Capital Management Experience

JOHN O. DABIRI
John O. Dabiri is the Centennial Professor of Aeronautics and Mechanical Engineering at the California Institute of Technology. He is the recipient of a MacArthur Foundation "Genius Grant," the National Science Foundation Alan T. Waterman Award, and the Presidential Early Career Award for Scientists and Engineers. He heads the Dabiri Lab, which conducts research at the intersections of fluid mechanics, energy and environment, and biology. From 2015 to 2019, he served as a Professor of Civil and Environmental Engineering and of Mechanical Engineering at Stanford University, where he was recognized with the Eugene L. Grant Award for Excellence in Teaching. From 2005 to 2015, he was a Professor of Aeronautics and Bioengineering at the California Institute of Technology, during which time he also served as Director of the Center for Bioinspired Wind Energy, Chair of the Faculty, and Dean of Students. Dr. Dabiri is a Fellow of the American Physical Society, where he was also elected to the Chair line of the Division of Fluid Dynamics. He serves on President Biden's Council of Advisors on Science and Technology (PCAST) and Energy Secretary Granholm's Energy Advisory Board (SEAB). He also serves on the Board of Trustees of the Gordon and Betty Moore Foundation and as a member of the National Academies’ Committee on Science, Technology, and Law. Dr. Dabiri holds a PhD degree in Bioengineering and an MS degree in Aeronautics from the California Institute of Technology, and a BSE degree summa cum laude in Mechanical and Aerospace Engineering from Princeton University.
Dr. Dabiri brings to the Board a versatile research background and cutting-edge expertise in various engineering fields, along with a proven record of successful innovation.

Centennial Professor of Aeronautics and Mechanical Engineering, California Institute of Technology
Age: 42
Director Since: 2020
Committees: CC
Independent Director
Other Current Public Company Boards: None
Industry & Technical
Emerging Technologies & Business Models
Diversity

PERSIS S. DRELL
Persis S. Drell has been the Provost of Stanford University since 2017. A Professor of Materials Science and Engineering and Professor of Physics, as well as Vice President for the U.S. Department of Energy SLAC National Accelerator Laboratory, Dr. Drell has been on the faculty at Stanford since 2002, and was the Dean of the Stanford School of Engineering from 2014 to 2017. She also served as the Director of SLAC from 2007 to 2012. Dr. Drell is a member of the National Academy of Sciences and the American Academy of Arts and Sciences, and is a fellow of the American Physical Society and a fellow of the American Association for the Advancement of Science. She has been the recipient of a Guggenheim Fellowship and a National Science Foundation Presidential Young Investigator Award. Dr. Drell holds a PhD from the University of California Berkeley and an AB degree in Mathematics and Physics from Wellesley College.
An accomplished researcher and educator, Dr. Drell brings to the Board expert leadership in guiding innovation in science and technology.

Provost, Stanford University
Age: 66
Director Since: 2015
Committees: NCGC
Independent Director
Other Current Public Company Boards: None
Senior Leadership & Operations Experience
Industry & Technical
Governance & Public Company Board
Emerging Technologies & Business Models
Human Capital Management Experience
Diversity

JEN-HSUN HUANG
Jen-Hsun Huang founded NVIDIA in 1993 and has served since its inception as president, chief executive officer, and a member of the board of directors. Mr. Huang is a recipient of the Semiconductor Industry Association’s highest honor, the Robert N. Noyce Award; IEEE Founder’s Medal; the Dr. Morris Chang Exemplary Leadership Award; and honorary doctorate degrees from Taiwan’s National Chiao Tung University, National Taiwan University, and Oregon State University. He was included in TIME magazine’s 2021 list of the world’s 100 most influential people. In 2019, Harvard Business Review ranked him No. 1 on its list of the world’s 100 best-performing CEOs over the lifetime of their tenure. In 2017, he was named Fortune’s Businessperson of the Year. Prior to founding NVIDIA, Huang worked at LSI Logic and Advanced Micro Devices. Mr. Huang holds a BSEE degree from Oregon State University and an MSEE degree from Stanford University.
Mr. Huang is one of the technology industry’s most respected executives, having taken NVIDIA from a startup to a world leader in accelerated computing. Under his guidance, NVIDIA has compiled a record of consistent innovation and sharp execution, marked by products that have gained strong market share.

President and Chief Executive Officer, NVIDIA Corporation
Age: 59
Director Since: 1993
Committees: None
Other Current Public Company Boards: None
Senior Leadership & Operations Experience
Industry & Technical
Financial/Financial Community
Governance & Public Company Board
Emerging Technologies & Business Models
Marketing, Communications & Brand Management
Regulatory, Legal & Risk Management
Human Capital Management Experience
Diversity

DAWN HUDSON
Dawn Hudson serves on the boards of various companies. From 2014 to 2018, Ms. Hudson served as Chief Marketing Officer for the National Football League. Previously, she served from 2009 to 2014 as vice chairman of The Parthenon Group, an advisory firm focused on strategy consulting. She was president and chief executive officer of Pepsi-Cola North America, the beverage division of PepsiCo, Inc. for the U.S. and Canada, from 2005 to 2007 and president from 2002, and simultaneously served as chief executive officer of the foodservice division of PepsiCo, Inc. from 2005 to 2007. Previously, she spent 13 years in marketing, advertising and branding strategy, holding leadership positions at major agencies, such as D’Arcy Masius Benton & Bowles and Omnicom. Ms. Hudson currently serves on the board of directors of a private skincare company. She was a director of P.F. Chang’s China Bistro, Inc., a restaurant chain, from 2010 until 2012; of Allergan, Inc., a biopharmaceutical company, from 2008 until 2014; of Lowes Companies, Inc., a home improvement retailer, from 2001 until 2015; and of Amplify Snack Brands, Inc., a snack food company, from 2014 until 2018. She holds a BA degree in English from Dartmouth College.
Ms. Hudson brings to the board experience in executive leadership. As a longtime marketing executive, she has valuable expertise and insights in leveraging brands, brand development and consumer behavior. She also has considerable corporate governance experience, gained from more than a decade of serving on the boards of public companies.

Independent Consultant
Age: 64
Director Since: 2013
Current Committees: CC
Independent Director
Financial Expert
Other Current Public Company Boards: •The Interpublic Group of Companies, Inc. (since 2011) •Modern Times Group MTG AB (since 2020)
Senior Leadership & Operations Experience
Financial/Financial Community
Governance & Public Company Board
Marketing, Communications & Brand Management
Human Capital Management Experience
Diversity

HARVEY C. JONES
Harvey C. Jones has been the managing partner of Square Wave Ventures, a private investment firm, since 2004. Mr. Jones has been an entrepreneur, high technology executive and active venture investor for over 30 years. In 1981, he co-founded Daisy Systems Corp., a computer-aided engineering company, ultimately serving as its president and chief executive officer until 1987. Between 1987 and 1998, he led Synopsys. Inc., a major electronic design automation company, serving as its chief executive officer for seven years and then as executive chairman. In 1997, Mr. Jones co-founded Tensilica Inc., a privately held technology IP company that developed and licensed high performance embedded processing cores. He served as chairman of the Tensilica board of directors from inception through its 2013 acquisition by Cadence Design Systems, Inc. He was a director of Tintri Inc., a company that built data storage solutions for virtual and cloud environments, from 2014 until 2018. Mr. Jones holds a BS degree in Mathematics and Computer Sciences from Georgetown University and an MS degree in Management from Massachusetts Institute of Technology.
Mr. Jones brings to the board an executive management background, an understanding of semiconductor technologies and complex system design. He provides valuable insight into innovation strategies, research and development efforts, as well as management and development of our technical employees. His significant financial community experience gives the Board an understanding of the methods by which companies can increase value for their stockholders.

Managing Partner, Square Wave Ventures
Age: 69
Director Since: 1993
Current Committees: CC, NCGC
Independent Director
Financial Expert
Other Current Public Company Boards: None
Senior Leadership & Operations Experience
Industry & Technical
Financial/Financial Community
Governance & Public Company Board
Emerging Technologies & Business Models
Marketing, Communications & Brand Management
Human Capital Management Experience

MICHAEL G. McCAFFERY
Michael G. McCaffery has been the Managing Director of Makena Capital Management, an investment management firm since 2005. From 2005 to 2013, he was the Chief Executive Officer of Makena Capital Management. From 2000 to 2006, he was the President and Chief Executive Officer of the Stanford Management Company, the university subsidiary charged with managing Stanford University’s financial and real estate investments. Prior to Stanford Management Company, Mr. McCaffery was President and Chief Executive Officer of Robertson Stephens and Company, a San Francisco-based investment bank and investment management firm, from 1993 to 1999, and also served as Chairman in 2000. Mr. McCaffery currently serves on the board of directors, or on the advisory boards, of several privately held companies and non-profits. He was a director of KB Home, a homebuilding company, from 2003 until 2015. He holds a BA degree from the Woodrow Wilson School of Public and International Affairs at Princeton University, a BA Honours degree and an MA degree in Politics, Philosophy and Economics from Merton College, Oxford University, Oxford, England, and an MBA degree from the Stanford Graduate School of Business.
Mr. McCaffery brings to the Board a broad array of business, investment and real estate experience and recognized expertise in financial matters, as well as a demonstrated commitment to good corporate governance.

Managing Director, Makena Capital Management
Age: 68
Director Since: 2015
Committees: AC
Independent Director
Financial Expert
Other Current Public Company Boards: •C3.ai, Inc. (since 2009)
Senior Leadership & Operations Experience
Financial/Financial Community
Governance & Public Company Board
Human Capital Management Experience

STEPHEN C. NEAL
Stephen C. Neal has served as Chairman Emeritus and Senior Counsel of the law firm Cooley LLP since 2020, where he was also Chief Executive Officer from 2001 until 2008. In addition to his extensive experience as a trial lawyer on a broad range of corporate issues, Mr. Neal has represented and advised numerous boards of directors, special committees of boards and individual directors on corporate governance and other legal matters. Prior to joining Cooley in 1995, Mr. Neal was a partner of the law firm Kirkland & Ellis LLP. Mr. Neal served on the board of directors of Levi Strauss & Co. from 2007 to 2021. Mr. Neal holds an AB degree from Harvard University and a JD degree from Stanford Law School.
Mr. Neal brings to the Board deep knowledge and broad experience in corporate governance as well as his perspectives drawn from advising many companies throughout his career.

Chairman Emeritus and Senior Counsel, Cooley LLP
Age: 73
Director Since: 2019
Committees: NCGC
Independent Director
Other Current Public Company Boards: None
Senior Leadership & Operations Experience
Governance & Public Company Board
Marketing, Communications & Brand Management
Regulatory, Legal & Risk Management
Human Capital Management Experience

MARK L. PERRY
Mark L. Perry serves on the boards of, and consults for, various public and private companies, and non-profit organizations. From 2012 to 2013, Mr. Perry served as an Entrepreneur-in-Residence at Third Rock Ventures, a venture capital firm. He served from 2007 to 2011 as president and chief executive officer of Aerovance, Inc., a biopharmaceutical company. He was an executive officer from 1994 to 2004 at Gilead Sciences, Inc., a biopharmaceutical company, serving in a variety of capacities, including general counsel, chief financial officer, and executive vice president of operations, responsible for worldwide sales and marketing, legal, manufacturing and facilities; he was also its senior business advisor until 2007. From 1981 to 1994, Mr. Perry was with the law firm Cooley LLP, where he was a partner for seven years. He served on the board of directors of MyoKardia, Inc. from 2012 to 2020. Mr. Perry holds a BA degree in History from the University of California, Berkeley, and a JD degree from the University of California, Davis.
Mr. Perry brings to the Board operating and finance experience gained in a large corporate setting. He has varied experience in legal affairs and corporate governance, and a deep understanding of the roles and responsibilities of a corporate board.

Independent Consultant
Age: 66
Director Since: 2005
Committees: AC, NCGC
Lead Director
Financial Expert
Other Current Public Company Boards: •Global Blood Therapeutics, Inc. (since 2015)
Senior Leadership & Operations Experience
Financial/Financial Community
Governance & Public Company Board
Regulatory, Legal & Risk Management
Human Capital Management Experience

A. BROOKE SEAWELL
A. Brooke Seawell has served since 2005 as a venture partner at New Enterprise Associates, and was a partner from 2000 to 2005 at Technology Crossover Ventures. He was executive vice president from 1997 to 1998 at NetDynamics, Inc., an application server software company, which was acquired by Sun Microsystems, Inc. He was senior vice president and chief financial officer from 1991 to 1997 of Synopsys, Inc., an electronic design automation software company. He serves on the board of directors of several privately held companies. Mr. Seawell served on the board of directors of Glu Mobile, Inc., a publisher of mobile games, from 2006 to 2014; of Informatica Corp., a data integration software company, from 1997 to 2015; and of Tableau Software, Inc., a business intelligence software company, from 2011 to 2019. He also previously served as a member of the Stanford University Athletic Board and on the Management Board of the Stanford Graduate School of Business. Mr. Seawell holds a BA degree in Economics and an MBA degree in Finance from Stanford University.
Mr. Seawell brings to the Board operational expertise and senior management experience, including knowledge of the complex issues facing public companies, and a deep understanding of accounting principles and financial reporting. His significant financial community experience gives the Board an understanding of the methods by which companies can increase value for their stockholders.

Venture Partner, New Enterprise Associates
Age: 74
Director Since: 1997
Committees: AC
Independent Director
Financial Expert
Other Current Public Company Boards: •Tenable Holdings, Inc. (since 2017) •Eargo, Inc. (since 2020)
Senior Leadership & Operations Experience
Financial/Financial Community
Governance & Public Company Board
Emerging Technologies & Business Models
Human Capital Management Experience

AARTI SHAH
Aarti Shah serves on the boards of various companies and non-profit organizations. Dr. Shah worked at Eli Lilly and Company for 27 years and served in several functional and business leadership roles, most recently as senior vice president and chief information and digital officer, and previously as senior statistician, research scientist, vice president for biometrics, and global brand development leader in Lilly’s Bio-Medicines business unit. Dr. Shah has served on the board of trustees of Northwestern Mutual since 2020. She also serves on several nonprofit boards, including the Indiana India Business Council and Shrimad Rajchandra Love & Care USA. She served on the Indianapolis Public Library Foundation board for the full term of 9 years and on the Center for Interfaith Cooperation for the full term of 4 years. Dr. Shah received her bachelor’s and master’s degrees in statistics and mathematics in India before completing her PhD in applied statistics from the University of California, Riverside.
Dr. Shah brings to the Board executive leadership and senior operating experience. Additionally she brings expertise in drug development and technical expertise in the areas of information technology, cybersecurity, advanced analytics and data sciences and digital health.

Independent Consultant
Age: 57
Director Since: 2020
Committees: AC
Independent Director
Other Current Public Company Boards: None
Senior Leadership & Operations Experience
Industry & Technical
Governance & Public Company Board
Emerging Technologies & Business Models
Marketing, Communications & Brand Management
Regulatory, Legal & Risk Management
Human Capital Management Experience
Diversity

MARK A. STEVENS
Mark A. Stevens has been the managing partner of S-Cubed Capital, a private family office investment firm, since 2012. He was a managing partner from 1993 to 2011 of Sequoia Capital, a venture capital investment firm, where he had been an associate for the preceding four years. Previously, he held technical sales and marketing positions at Intel Corporation, and was a member of the technical staff at Hughes Aircraft Co. He is a Trustee of the University of Southern California. Mr. Stevens was a director of Quantenna Communications, Inc., a provider of Wi-Fi solutions, from 2016 until 2019. Mr. Stevens holds a BSEE degree, a BA degree in Economics and an MS degree in Computer Engineering from the University of Southern California and an MBA degree from Harvard Business School.
Mr. Stevens brings to the Board a deep understanding of the technology industry, and the drivers of structural change and high-growth opportunities. He provides valuable insight regarding corporate strategy development and the analysis of acquisitions and divestitures. His significant financial community experience gives the Board an understanding of the methods by which companies can increase value for their stockholders.

Managing Partner, S-Cubed Capital
Age: 62
Director Since: 2008 (previously served 1993-2006)
Committees: AC, NCGC
Independent Director
Other Current Public Company Boards: None
Industry & Technical
Financial/Financial Community
Governance & Public Company Board
Emerging Technologies & Business Models

Information About the Board of Directors and Corporate Governance
Independence of the Members of the Board of Directors
Nasdaq rules and our Corporate Governance Policies (as further described below) require that a majority of our directors not have a relationship that would interfere with their exercise of independent judgment in carrying out their responsibilities and that they meet any other qualification requirements required by the SEC and Nasdaq.
Dr. Drell has served as Provost of Stanford University since 2017. NVIDIA has entered into transactions, relationships or arrangements during the past three fiscal years with Stanford University for the support of research and activities related to NVIDIA’s industry and line of business. The amount that NVIDIA paid in each of the last three fiscal years to Stanford University, and the amount received in each fiscal year by NVIDIA from Stanford University, did not, in any of the previous three fiscal years, exceed the greater of $200,000 or 1% of either entity’s consolidated gross revenues.
After considering the above arrangements, and all other relevant relationships and transactions, our Board determined that, except for Mr. Huang, all of our directors are “independent” as defined by Nasdaq’s rules and regulations. The Board also determined that all members of our AC, CC and NCGC are independent under applicable Nasdaq listing standards, and that each of Messrs. McCaffery, Perry and Seawell of the AC are “audit committee financial experts” as defined under applicable SEC rules.
Board Leadership Structure
Our Board ensures that each member has an equal voice in the affairs and the management of NVIDIA, which the Board believes best serves our stockholders, by having an independent Lead Director, rather than a chairperson. Our Lead Director is an integral part of our Board structure and a critical aspect of our effective corporate governance. The independent directors consider the role and designation of the Lead Director on an annual basis, and Mr. Perry was first appointed as our Lead Director in 2018. In addition, Mr. Perry serves on both the NCGC and the AC, which affords him increased engagement with Board governance and composition as well as with risk assessment and management, and financial and regulatory matters of the Company. While the CEO has primary responsibility for preparing the agendas for Board meetings and presiding over the portion of the meetings of the Board where he is present, our Lead Director has significant responsibilities, which are set forth in our Corporate Governance Policies, and include, in part:
•Determining an appropriate schedule of Board meetings, and seeking to ensure that the independent members of the Board can perform their duties responsibly while not interfering with the flow of our operations;
•Working with the CEO, and seeking input from other directors and relevant management, as to the preparation of the agendas for Board meetings;
•Advising the CEO on a regular basis as to the quality, quantity and timeliness of the flow of information requested by the Board from our management with the goal of providing what is necessary for the independent members of the Board to effectively and responsibly perform their duties, and, although our management is responsible for the preparation of materials for the Board, the Lead Director may specifically request the inclusion of certain material; and
•Coordinating, developing the agenda for, and moderating executive sessions of the independent members of the Board, and acting as principal liaison between them and the CEO on sensitive issues.
The active involvement of our independent directors, combined with the qualifications and significant responsibilities of our Lead Director, provide balance on the Board and promote strong, independent oversight of our management and affairs.
Role of the Board in Risk Oversight
The Board oversees risk management at NVIDIA and delegates oversight of appropriate topics to its committees. Our AC has the responsibility to consider and discuss major financial risk exposures and the steps management has taken to monitor and control these exposures. The AC also monitors compliance with certain legal and regulatory requirements and oversees the performance of the internal audit function. Our NCGC monitors the effectiveness of our anonymous tip process and corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct, and oversees ESG risks, ranging from the impact of artificial intelligence to climate change. Our CC assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Beginning in Fiscal 2023, the NCGC transitioned oversight of human capital management issues, including diversity and inclusion, to the CC. The Board exercises direct oversight of strategic risks to NVIDIA and other risk areas not delegated to one of its committees.

The full Board has oversight of cybersecurity matters and has delegated to the AC the responsibility of reviewing the adequacy and effectiveness of the Company’s information security policies and practices and the internal controls regarding information security. Management reviews information security topics with the AC, and the full Board receives detailed reports on cybersecurity matters from our Chief Information Officer and members of our Information Security team, and/or from the AC, on a regular cadence.
Management periodically provides information, including guidance on risk management and mitigation, to the Board or a relevant committee. Each committee also reports to the Board on those matters. The Board and its committees have received regular reports from management regarding the impact, risks and opportunities of COVID-19 on our business, operations and people.
Corporate Governance Policies of the Board of Directors
The Board has adopted Corporate Governance Policies to ensure that the Board has the necessary authority and processes in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. These policies include practices the Board follows with respect to its composition and selection, regular evaluations of the Board and its committees, Board meetings and involvement of senior management, chief executive officer performance evaluation, and Board committees and compensation. These policies may be viewed under Governance in the Investor Relations section of our website at www.nvidia.com.
Executive Sessions of the Board
As required under Nasdaq’s listing standards, our independent directors meet regularly in scheduled executive sessions at which only independent directors are present, as well as in sessions with the CEO. In Fiscal 2022, our independent directors met in both types of executive sessions at all four of our scheduled quarterly Board meetings.
Director Attendance at Annual Meeting
We do not have a formal policy regarding attendance by members of the Board at our annual meetings. We expect that our directors will attend each annual meeting, absent a valid reason. All Board members attended our 2021 Meeting.
Board Self-Assessments
The NCGC oversees an evaluation process, conducted at least annually, whereby outside corporate counsel for NVIDIA interviews each director to obtain his or her evaluation of the Board as a whole, and of the committees on which he or she serves. The interviews solicit ideas from the directors about, among other things, improving the quality of Board and/or committee oversight effectiveness regarding strategic direction, financial and audit matters, executive compensation, acquisition activity and other key matters. The interviews also focus on Board process and identifying specific issues which should be discussed in the future. After these evaluations are complete, our outside corporate counsel summarizes the results, reviews them with our Lead Director, and then submits the summary for discussion by the NCGC.
In response to the evaluations conducted in Fiscal 2022, our Board focused on the Company’s supply chain and acquisition activities, requested that the CC report on the Company’s return to office initiatives, as well as oversee additional topics on diversity and inclusion, and began transitioning to in-person Board and committee meetings during Fiscal 2023.
Director Orientation and Continuing Education
The NCGC and our General Counsel are responsible for new director orientation and for administering or approving eligible director continuing education programs. Continuing education programs for directors may include a combination of internally developed materials and presentations, programs presented by third parties, and financial and administrative support for attendance at qualifying academic or other independent programs.
Director Stock Ownership Guidelines
Our Corporate Governance Policies require each non-employee director to hold shares of our common stock with a total value equal to six times the annual cash retainer for Board service during the period in which he or she serves as a director (or six times his base salary, in the case of the CEO). The shares may include vested deferred stock, shares held in trust and shares held by immediate family members, but unvested or unexercised equity awards do not count for purposes of this ownership calculation. Non-employee directors have five years after their Board appointment to reach the ownership threshold. Our stock ownership guidelines are intended to further align director interests with stockholder interests.

Each non-employee director and Mr. Huang currently meets or exceeds the stock ownership requirements.
Hedging and Pledging Policy
Under our Insider Trading Policy, our directors, executive officers, employees, and their designees may not hedge their ownership of NVIDIA stock, including but not limited to trading in options, puts, calls, or other derivative instruments related to NVIDIA stock or debt. Additionally, directors, executive officers, employees, and their designees may not purchase NVIDIA stock on margin, borrow against NVIDIA stock held in a margin account, or pledge NVIDIA stock as collateral for a loan. We allow for certain portfolio diversification transactions, such as investments in exchange funds.
Management Development
The Board reviews, on an annual basis, management development for senior executives and discusses candidates to fulfill the CEO’s responsibilities on an interim basis in the event our CEO is incapacitated. The Board’s goal is to have long-term, effective leadership continuity.
Outside Advisors
The Board and each of its principal committees may retain outside advisors and consultants of their choosing at our expense. The Board need not obtain management’s consent to retain outside advisors. In addition, the principal committees need not obtain either the Board’s or management’s consent to retain outside advisors.
Code of Conduct
We expect our directors, executives and employees to conduct themselves with the highest degree of integrity, ethics and honesty. Our credibility and reputation depend upon their good judgment, ethical standards and personal integrity. Our Code of Conduct applies to all executive officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer. The Financial Team Code of Conduct applies to our executive officers, directors and members of our finance department. We regularly review our Code of Conduct and related policies to ensure that they provide clear guidance to our directors, executives and employees.
The Code of Conduct and the Financial Team Code of Conduct are available under Governance in the Investor Relations section of our website at www.nvidia.com. If we make any amendments to either code, or grant any waiver from a provision of either code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.
Corporate Hotline
We have established an independent corporate hotline to allow any employee, contractor, customer or partner to confidentially and anonymously lodge a complaint about any accounting, internal control, auditing, Code of Conduct or other matter of concern (unless prohibited by local privacy laws).
Stockholder Communications with the Board of Directors
Stockholders who wish to communicate with the Board regarding nominations of directors or other matters may do so by sending electronic written communications addressed to Timothy S. Teter, our Secretary, at shareholdermeeting@nvidia.com. All stockholder communications we receive that are addressed to the Board will be compiled by our Secretary. If no particular director is named, letters will be forwarded, depending on the subject matter, to the chairperson of the AC, CC or NCGC. Matters put forth by our stockholders will be reviewed by the NCGC, which will determine whether these matters should be presented to the Board. The NCGC will give serious consideration to all such matters and will make its determination in accordance with its charter and applicable laws.
Majority Vote Standard
Under our Bylaws, in an uncontested election, stockholders will be given the choice to cast votes FOR or AGAINST the election of directors or to ABSTAIN from such vote and shall not have the ability to cast any other vote with respect to such election of directors. A director shall be elected by the affirmative vote of the majority of the votes cast with respect to that director, meaning the number of shares voted FOR a director must exceed the number of votes cast AGAINST that director. If the votes cast FOR an incumbent director in a non-contested election do not exceed the number of AGAINST votes, such incumbent director shall offer to tender his or her resignation to the Board. The NCGC or other committee that may be designated by the Board will make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken. The Board will act on such committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of certification of the stockholder vote. In making their decision, such committee and the Board will evaluate the best interests of the

Company and its stockholders and shall consider all factors and information deemed relevant. The director who tenders his or her resignation will not participate in such committee’s recommendation or the Board’s decision.
In a contested election, in which the number of nominees exceeds the number of directors to be elected, stockholders will be given the choice to cast FOR or WITHHOLD votes for the election of directors and shall not have the ability to cast any other vote with respect to such election of directors. Our directors will be elected by a plurality of the shares represented at any such meeting or by proxy and entitled to vote on the election of directors at that meeting. The directors receiving the greatest number of FOR votes will be elected.
In either case, abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will have no effect on the vote.
Board Meeting Information
The Board met five times during Fiscal 2022, including meetings during which the Board discussed the strategic direction of NVIDIA, explored and discussed new business and strategic opportunities and the product roadmap, and other matters facing NVIDIA. We expect each Board member to attend each meeting of the Board and the committees on which he or she serves. Each Board member attended 75% or more of the meetings of the Board and of each committee on which he or she served.
Committees of the Board of Directors
The Board has three committees: an AC, a CC and a NCGC. Each of these committees operates under a written charter, which may be viewed under Governance in the Investor Relations section of our website at www.nvidia.com.
Committee assignments are determined based on background and the expertise which individual directors can bring to a committee. Our Board believes regular committee rotations are a good corporate governance practice which introduces diverse perspectives and ideas, more fully informs its members regarding the full scope of the Board and our activities, and benefits each committee and the Board as a whole. The composition and functions of our committees are set forth below.

AC
Michael G. McCaffery (Chair) Mark L. Perry A. Brooke Seawell Aarti Shah Mark A. Stevens
In Fiscal 2022, the AC met four times and selected highlights from its agenda topics included: supply chain investments, cash usage and strategy, COVID-19 and return to work, tax, treasury, and information security reviews, and our enterprise resource planning system upgrade.
Committee Role and Responsibilities
•Oversees our corporate accounting and financial reporting process;
•Oversees our internal audit function;
•Determines and approves the engagement, retention and termination of the independent registered public accounting firm;
•Evaluates the performance of and assesses the qualifications of our independent registered public accounting firm;
•Reviews and approves the retention of the independent registered public accounting firm for permissible non-audit services;
•Confers with management and our independent registered public accounting firm regarding the results of the annual audit, our quarterly financial statements and results, and the effectiveness of internal control over financial reporting, including those regarding information security;
•Reviews the financial statements to be included in our quarterly reports on Form 10-Q and annual report on Form 10-K;
•Reviews earnings press releases and the substance of financial information and outlook provided to investors and analysts on earnings calls;
•Prepares the report required to be included by SEC rules in our annual proxy statement or Form 10-K;
•Reviews the adequacy and effectiveness of our information security policies and practices; and
•Establishes procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

CC
Dawn Hudson (Chair) Robert K. Burgess Tench Coxe John O. Dabiri Harvey C. Jones
In Fiscal 2022, the CC met four times and selected highlights from its agenda topics included: executive and employee compensation practices, review of benefits and well-being programs, human capital management and employee demographics, review of pay equity, employee retention, and the Company’s share usage and strategy.
Committee Role and Responsibilities
•Reviews and approves our overall compensation strategy and policies;
•Reviews and recommends to the Board the compensation of our Board members;
•Reviews and approves the compensation and other terms of employment of Mr. Huang and other executive officers;
•Reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management;
•Reviews and approves the disclosure contained in CD&A and for inclusion in the proxy statement and Form 10-K;
•Administers our stock purchase plans, variable compensation plans and other similar programs;
•Oversees our human capital management practices; and
•Assesses and monitors whether our compensation policies and programs have the potential to encourage excessive risk-taking.

NCGC
Harvey C. Jones (Chair) Persis S. Drell Stephen C. Neal Mark L. Perry Mark A. Stevens
In Fiscal 2022, the NCGC met four times and selected highlights from its agenda topics included: consideration of Board recruiting matters; the Company’s ESG efforts, particularly those related to climate change and our diversity and inclusion initiatives; and addressing stockholder concerns.
Committee Role and Responsibilities
•Identifies, reviews and evaluates candidates to serve as directors;
•Recommends candidates for election to our Board;
•Makes recommendations to the Board regarding committee membership and chairs;
•Assesses the performance of the Board and its committees;
•Reviews and assesses our corporate governance principles and practices;
•Monitors changes in corporate governance practices and rules and regulations;
•Approves related party transactions;
•Reviews and assesses our ESG matters periodically;
•Establishes procedures for the receipt, retention and treatment of complaints we receive regarding violations of our Code of Conduct; and
•Monitors the effectiveness of our anonymous tip process.

Environmental, Social and Corporate Governance
NVIDIA invents computing technologies that improve lives and address global challenges. We integrate sound ESG principles and practices into every aspect of the Company. The NCGC is responsible for reviewing and discussing with management our practices concerning ESG. The CC is responsible for reviewing and discussing with management our human capital management practices, including diversity and inclusion matters. We undertake an annual analysis to ensure that our ESG priorities remain aligned with stakeholder expectations, market trends, and business risks and opportunities. These issues are important for our continued business success and reflect the topics of highest concern to NVIDIA and our stakeholders.

The following section provides an overview of some of these principles and practices. More information can be found on the CSR section of our website and in our annual CSR Report. Information contained on our website or in our annual CSR Report is not incorporated by reference into this or any other report we file with the SEC. Refer to “Item 1A. Risk Factors” in our Form 10-K for a discussion of risks and uncertainties we face related to ESG.

Climate Change
In the area of sustainability, we address our climate impacts across our product lifecycle and assess risks, including current and emerging regulations and market impacts.

In our CSR Report, we report several metrics related to our environmental impact, our most recent full reporting year being Fiscal 2021, with our Fiscal 2022 metrics expected to be published in May 2022. There has been no material impact to capital expenditures, our results of operations or competitive position associated with global sustainability regulations, compliance, or costs from sourcing renewable energy. By the end of Fiscal 2025, our goal is to purchase or generate enough renewable energy to match 100% of our global electricity usage for our offices and data centers.

Whether it is creation of technology to power next-generation laptops or designs to support high-performance supercomputers, improving energy efficiency is important in our research, development, and design processes. GPUs are inherently more energy efficient than other forms of computing because they are optimized for throughput and performance per watt rather than absolute performance. GPU servers can be 40x more energy efficient than traditional CPU servers for AI inference workloads. The power efficiency of our products is evidenced by our continued strong presence on the Green500 list of the most energy-efficient systems. We powered 23 of the top 25 systems on the November 2021 Green500 list.
We plan to build Earth-2, an AI supercomputer dedicated to predicting the impacts of climate change. The system will build a digital twin of the Earth on our Omniverse platform, enable scientists to do ultra-high-resolution climate modeling, and put mitigation and adaptation tools into the hands of cities and nations so they can act with more urgency.
Human Capital Management
We believe that our employees are our greatest assets, and they play a key role in creating long-term value for our stakeholders. As of January 30, 2022, we had 22,473 employees in 32 countries. 16,242 were engaged in research and development and 6,231 were engaged in sales, marketing, operations, and administrative positions.

To be competitive and execute our business strategy successfully, we must recruit, develop, and retain talented employees, including qualified executives, scientists, engineers, and technical and non-technical staff.
Recruitment
The demand for talent in new markets such as AI and deep learning, is increasingly competitive. With differentiated hiring strategies for university, professional, executive, and for diversity, we have been successful in attracting top talent to NVIDIA.
We attract global talent from universities, collaborations with college programs, professional organization affiliations, industry conferences, community resource group participation, direct sourcing and outreach. Our employees play an important part in recruiting, with over 39% of our new hires coming from employee referrals.

Development and Retention
To support employee advancement, we provide opportunities to learn on-the-job through training programs, one on one coaching and ongoing feedback. We have a rich library of live and on-demand learning experiences that include workshops, panel discussions, and speaker forums. We curate learning paths focused on our most common development needs and constantly upgrade our offerings to ensure that our employees are exposed to the most current programs and technologies available. We offer tuition reimbursement programs to subsidize educational programs and advanced certifications. We encourage internal mobility through career coaching that advises employees on developmental activities and pursuing internal transfer opportunities. We have implemented specifically designed mentoring and development programs for women and employees from traditionally underrepresented groups to ensure widespread readiness for future advancement.
To evaluate employee sentiment and engagement, we use pulse surveys, a suggestion box, and an anonymous third-party platform. Pulse surveys help us gain insight into employee experience and provide ideas so that we can prioritize areas to take action. The suggestion box is an always-on, interactive tool where employees share their thoughts about making our company a better place to work. The anonymous third-party platform is designed to protect the identity of the reporter and provide a mechanism for reporters to follow an investigation and receive responses.
In Fiscal 2022, our overall turnover rate was 4.9%.
Compensation, Benefits, and Well-Being
Our compensation program rewards performance and is structured to encourage employees to invest in the Company’s future. Employees receive equity, except where unavailable due to local regulations, that is tied to the value of our stock price and vests over time to retain employees while simultaneously aligning their interests with those of our stockholders.
We offer comprehensive benefits to support our employees’ and their families’ physical health, well-being and financial health, including 401(k) programs in the U.S., statutory pension programs outside the U.S., our employee stock purchase program, flexible work hours and time off, and programs to address mental health, stress, and time-management challenges. We evaluate our benefit offerings globally and are committed to providing tailored benefits based on community needs, including assistance for military members, additional mental health benefits, and support for new birth parents, and those who wish to become parents.
Diversity and Inclusion
We believe that diverse teams fuel innovation, and we are committed to creating an inclusive culture that supports all employees, regardless of gender, gender identity or expression, veteran status, race, ethnicity, or ability.
We have increased our efforts to recruit, develop, and retain a more diverse workforce with a focus on those historically underrepresented in the technology field, including women, Black/African American, and Hispanic/Latino candidates.
Other efforts we have been or are undertaking include:
•Expanded recruiting teams and deepened our college pipeline to engage more diverse students and partnering with minority-serving institutions and professional organizations;
•Supported the development of women employees to build a pipeline of future leaders;
•Supported underrepresented employees through our 11 internal community resource groups;
•Providing training and education to managers and peers on how to foster a supportive environment; and
•Measuring year over year progress and providing leadership visibility on diversity efforts.
As of January 30, 2022, our global workforce was 80% male, 19% female, and 1% not declared and 6% of our workforce in the United States was composed of Black or African American and Hispanic or Latino employees.
Health and COVID-19
We support our people and their families in making their health and safety a top priority. During Fiscal 2022 and the COVID-19 pandemic, we continued our global protocols to keep our workforce safe. For essential labs and offices that remain open, we maintained appropriate safety protocols and social distancing guidelines. We have also made some of our offices accessible based on a clearly defined set of metrics while adhering to government guidelines. Steps we took to support employees include:
•Providing work from home support, including reimbursement for home office equipment and certain work from home expenses;
•Enhanced health coverage, including-COVID-19 testing, vaccine costs and support, expanded mental health resources and virtual care offerings, and care for those with COVID-19;
•Learning and development resources on how to lead and manage remotely; and
•Opportunities for employees to socially connect with one another virtually.
We will continue a flexible work environment and have instituted Company-wide “rest days” for employees to recharge.
Public Policy Engagement and Accountability
Our NCGC oversees our public policy engagement and accountability. Our Government Relations team engages in public policy advocacy to affect government action on issues of importance to our business, customers, stockholders, and employees, and to provide thought leadership to global governments on issues that directly affect our business. It is also a platform for educating policymakers through demonstrations of NVIDIA’s technology, amplifying our work in targeted areas, and collaborating with various organizations on issues of shared interest. We focus our public policy activities in artificial intelligence (AI), specifically to promote investment in core AI research, support workforce development around AI, and provide educational resources to technology policy advisors. NVIDIA may incur expenditures to support or educate viewpoints on public policy issues, including expenditures for intermediaries that advocate on our behalf if it is in our best interest.

NVIDIA does not make contributions of any kind (money, employee time, goods or services, or employee expense reimbursements), to political parties or candidates, including any direct contributions to any intermediary organizations, such as PACs or lobbyists, campaign funds, or trade or industry associations or super PACs. This policy applies in all countries and across all levels of government, even where such contributions are permitted by law.

We belong to trade associations worldwide, representing the interests of the technology industry, industries in which we operate and the broader business community. Where required by law, we file lobbying disclosure reports with U.S. federal, state and local governments.

Management reports to the NCGC about our policies and practices in connection with governmental relations, public policy advocacy, and related expenditures.

NVIDIA’s policies and practices related to public policy matters, including lobbying activities, trade association memberships, and related expenditures, are available on our website at https://investor.nvidia.com/governance/governance-documents.

Director Compensation
The CC reviews our non-employee director compensation program annually with the assistance of Exequity LLP, the CC’s independent compensation consultant. Exequity LLP prepares a comprehensive assessment of our program, including comparison to the peer group of companies used for executive compensation purposes most recently approved by the CC at the time of assessment, an update on recent trends in director compensation, and a review of related corporate governance best practices.
For our non-employee director compensation program for the year starting on our 2021 Meeting, or the 2021 Program, the CC recommended, and the Board approved, a mix of cash and equity awards with an approximate annual value of $340,000. This was below the median total annual compensation paid by the peer group to their non-employee directors. We do not pay additional fees for serving as a Lead Director, chairperson or member of Board committees or for meeting attendance. Directors who are also employees do not receive fees or equity compensation for service on the Board.
Cash Compensation
The cash portion of the annual retainer, representing $85,000 on an annualized basis, was paid quarterly.
Equity Compensation
The target value of the annual RSU equity award, or the 2021 Program RSUs, was $255,000. The number of shares subject to each RSU award equaled this value, divided by the 30-calendar day trailing average closing price of our common stock ending the business day before the 2021 Meeting, which was used instead of the stock price on the date of grant to provide a value less susceptible to possible volatility in the market. The RSUs were granted on the first trading day following the date of our 2021 Meeting, The CC understands that using a historical average stock price can result in the ultimate grant date value of an award as required to be reported in the Director Compensation Table under ASC 718 being different than the target equity value. The CC considered various approaches to granting awards and determined the process described above is appropriate at this time.
To correlate the vesting of the RSUs to the non-employee directors’ service on the Board and its committees over the following year, 50% of the 2021 Program RSUs vested on the third Wednesday in November 2021 and 50% will vest on the third Wednesday in May 2022. If a non-employee director’s service terminates due to death, his or her RSU grants will immediately vest in full for the benefit of his or her beneficiary. Non-employee directors do not receive dividend equivalents on unvested RSUs.
Non-employee directors can elect to defer settlement of RSUs upon vesting for tax planning purposes to the earlier of (i) a future year (no sooner than 2023 for the 2021 Program RSUs) or (ii) in accordance with the tax rules under Section 409A of the Internal Revenue Code, in connection with the director’s cessation of service or certain change in control events. Messrs. Jones and McCaffery, Dr. Shah and Ms. Hudson elected to defer settlement of the RSUs granted to them in Fiscal 2022.
Other Compensation/Benefits
Our non-employee directors are reimbursed for expenses incurred in attending Board and committee meetings and continuing educational programs pursuant to our Corporate Governance Policies. We do not offer change-in-control benefits to our directors, except for the vesting acceleration provisions in our equity plans that apply to all holders of stock awards under such plans if an acquirer does not assume or substitute for such awards.

Director Compensation for Fiscal 2022

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Robert K. Burgess	82,500	301,381	383,881
Tench Coxe	82,500	301,381	383,881
John O. Dabiri	82,500	301,381	383,881
Persis S. Drell	82,500	301,381	383,881
Dawn Hudson	82,500	301,381	383,881
Harvey C. Jones	82,500	301,381	383,881
Michael G. McCaffery	82,500	301,381	383,881
Stephen C. Neal	82,500	301,381	383,881
Mark L. Perry	82,500	301,381	383,881
A. Brooke Seawell	82,500	301,381	383,881
Aarti Shah	82,500	301,381	383,881
Mark A. Stevens	82,500	301,381	383,881
(1)     Comprised of one quarter’s worth of the $75,000 annual cash retainer from the non-employee director compensation program for the year starting on the date of our 2020 Meeting, and three quarters’ worth of the $85,000 annual cash retainer from the 2021 Program.
(2)     Amounts shown in this column do not reflect dollar amounts actually received by the director. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with ASC 718, for all RSU awards granted during Fiscal 2022. The assumptions used in the calculation of values of the awards are set forth under Note 4 to our consolidated financial statements titled Stock-Based Compensation in our Form 10-K. On June 4, 2021, each non-employee director serving on the Board received his or her RSU grant for 1,716 shares. The grant date fair value per share for these awards as determined under ASC 718 was $175.63.

The following table provides information regarding the aggregate number of unvested RSUs held by each of our non-employee directors as of January 30, 2022. None of our non-employee directors held unexercised stock options as of January 30, 2022:

Name	RSUs	Name	RSUs
Robert K. Burgess	860	Michael G. McCaffery	860
Tench Coxe	860	Stephen C. Neal	1,808
John O. Dabiri	2,100	Mark L. Perry	860
Persis S. Drell	860	A. Brooke Seawell	860
Dawn Hudson	860	Aarti Shah	1,996
Harvey C. Jones	860	Mark A. Stevens	860
The following aggregate number of vested RSUs for which settlement was previously deferred were issued in Fiscal 2022: 5,032 RSUs for Dr. Drell, 33,736 RSUs for Ms. Hudson, 8,232 RSU for Mr. Jones, and 5,032 RSUs for Mr. McCaffery.

Review of Transactions with Related Persons
Employees, officers and directors must avoid any activity that conflicts with, or has the appearance of conflicting with, our interests. This policy is included in our Code of Conduct and our Financial Team Code of Conduct. We regularly conduct a review of all related party transactions for potential conflicts of interest and all transactions involving executive officers or directors must be approved by the NCGC in compliance with the Company’s policies and the Listing Standards of The Nasdaq Global Select Market. Except as discussed below, there were no transactions with related persons in Fiscal 2022 that would require disclosure in this proxy statement or approval by the NCGC.
Transactions with Related Persons
The daughter of Jen-Hsun Huang, our President and Chief Executive Officer and a member of our Board, is employed at NVIDIA. She does not share a household with Mr. Huang, is not one of our executive officers and does not report directly to Mr. Huang. Her compensation was determined in accordance with NVIDIA’s compensation practices applicable to employees with comparable qualifications and responsibilities and holding similar positions and without the involvement of Mr. Huang. Her total compensation for the fiscal year ended January 30, 2022 did not exceed $160,000. She has received and continues to be eligible for equity awards on the same general terms and conditions as applicable to employees in similar positions who do not have such family relationship.
We have entered into indemnity agreements with our executive officers and directors which provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, executive officer or other agent of NVIDIA, and otherwise to the fullest extent permitted under Delaware law and our Bylaws. We intend to execute similar agreements with our future executive officers and directors.
See the section below titled Employment, Severance and Change-in-Control Arrangements for a description of the terms of the 2007 Plan, related to a change-in-control of NVIDIA.
During Fiscal 2022, we granted RSUs to our non-employee directors, and RSUs and PSUs to our executive officers. See the section above titled Director Compensation and the section below titled Executive Compensation.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information as of March 21, 2022 as to shares of our common stock beneficially owned by each of our NEOs, each of our directors, all of our directors and executive officers as a group, and all known by us to be beneficial owners of 5% or more of our common stock. Beneficial ownership is determined in accordance with the SEC’s rules and generally includes voting or investment power with respect to securities as well as shares of common stock subject to options exercisable, or PSUs or RSUs that will vest, within 60 days of March 21, 2022.
This table is based upon information provided to us by our executive officers and directors. Information about principal stockholders, other than percentages of beneficial ownership, is based solely on Schedules 13G/A filed with the SEC. Unless otherwise indicated and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned. Percentages are based on 2,503,959,006 shares of our common stock outstanding as of March 21, 2022, adjusted as required by SEC rules.

Name of Beneficial Owner	Shares Owned		Shares Issuable Within 60 Days	Total Shares Beneficially Owned	Percent
NEOs:
Jen-Hsun Huang	84,421,722	(1)	3,100,000	87,521,722	3.50%
Colette M. Kress	447,471	(2)	—	447,471	*
Ajay K. Puri	314,654	(3)	—	314,654	*
Debora Shoquist	283,840	(4)	—	283,840	*
Timothy S. Teter	170,459	(5)	—	170,459	*
Directors, not including Mr. Huang:
Robert K. Burgess	27,280		860	28,140	*
Tench Coxe	4,384,664	(6)	860	4,385,524	*
John O. Dabiri	2,812		860	3,672	*
Persis S. Drell	40,980		860	41,840	*
Dawn Hudson	101,148		—	101,148	*
Harvey C. Jones	989,444	(7)	—	989,444	*
Michael G. McCaffery	19,016	(8)	—	19,016	*
Stephen C. Neal	5,008	(9)	860	5,868	*
Mark L. Perry	170,664	(10)	860	171,524	*
A. Brooke Seawell	500,000	(11)	860	500,860	*
Aarti Shah	—		—	—	*
Mark A. Stevens	6,257,943	(12)	860	6,258,803	*
Directors and executive officers as a group (17 persons)	98,137,105	(13)	3,106,880	101,243,985	4.04%
5% Stockholders:
The Vanguard Group, Inc.	196,015,550	(14)	—	196,015,550	7.83%
BlackRock, Inc.	177,858,484	(15)	—	177,858,484	7.10%
FMR LLC	158,039,922	(16)	—	158,039,922	6.31%
* Represents less than 1% of the outstanding shares of our common stock.
(1)Includes (a) 61,347,714 shares of common stock held by Jen-Hsun Huang and Lori Huang, as co-trustees of the Jen-Hsun and Lori Huang Living Trust, u/a/d May 1, 1995, or the Huang Trust; (b) 4,948,956 shares of common stock held by J. and L. Huang Investments, L.P., of which the Huang Trust is the general partner; (c) 2,228,000 shares of common stock held by The Huang 2012 Irrevocable Trust, of which Mr. Huang and his wife are co-trustees; (d) 2,969,050 shares of common stock held by The Jen-Hsun Huang 2016 Annuity Trust II, of which Mr. Huang is trustee; (e) 2,969,050 shares of common stock held by The Lori Lynn Huang 2016 Annuity Trust II, of which Mr. Huang’s wife is trustee; and (f) 5,007,800 shares of common stock held by The Huang Irrevocable Remainder Trust u/a/d 2/19/2016, of which Mr. Huang and his wife are co-trustees. By virtue of their status as co-trustees of the Huang Trust, The Huang 2012 Irrevocable Trust, and The Huang Irrevocable Remainder Trust, each of Mr. Huang and his wife may be deemed to have shared beneficial ownership of the shares referenced in (a), (b), (c) and (f), and to have shared power to vote or to direct the vote or to dispose of or direct the disposition of such shares.

(2)Includes 400 shares held by son 1, 400 shares held by son 2, and 76,768 shares held by a limited liability company, the sole member of which is an irrevocable trust of which the trustee is an independent institution.
(3)Includes (a) 133,280 shares of common stock held by the Ajay K Puri Revocable Trust dtd 12/10/2015, of which Mr. Puri is the trustee and of which Mr. Puri exercises sole voting and investment power, and (b) 4,636 shares of common stock held by The Puri 2019 Irrevocable Children’s Trust dtd 12/06/2019, of which Mr. Puri is one of the trustees. Mr. Puri disclaims beneficial ownership of the shares held by The Puri 2019 Irrevocable Children’s Trust, except to the extent of his pecuniary interest therein.
(4)Includes 210,120 shares of common stock held by the Debora C. Shoquist Revocable Living Trust, of which Ms. Shoquist is the trustee.
(5)Includes 149,144 shares of common stock held by the Horne Teter Family Living Trust, dated February 1, 2019, of which Mr. Teter is a co-trustee and exercises shared voting and investment power.
(6)Includes (a) 685,248 shares of common stock held in a retirement trust over which Mr. Coxe exercises sole voting and investment power, and (b) 3,697,136 shares of common stock held in The Coxe Revocable Trust, of which Mr. Coxe and his wife are co-trustees and of which Mr. Coxe exercises shared voting and investment power. Mr. Coxe disclaims beneficial ownership on the shares held by The Coxe Revocable Trust, except to the extent of his pecuniary interest therein. Mr. Coxe shares pecuniary interest in shares held in his individual name pursuant to a contractual relationship.  Mr. Coxe disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.
(7)Includes 866,396 shares of common stock held in the H.C. Jones Living Trust, of which Mr. Jones is trustee and of which Mr. Jones exercises sole voting and investment power.
(8)Includes 13,984 shares of common stock held by the McCaffery Family Trust U/A DTD 11/07/1994 of which Mr. McCaffery is trustee.
(9)Includes (a) 1,900 shares of shares of common stock held by the 2013 Stephen C. Neal Revocable Trust, of which Mr. Neal is trustee and of which Mr. Neal exercises sole voting and investment power, and (b) 2,252 shares of common stock held by the Neal/Rhyu Revocable Trust dated 05/05/2017, of which Mr. Neal is a co-trustee and exercises shared voting and investment power.
(10)Includes 160,000 shares of common stock held by The Perry & Pena Family Trust, of which Mr. Perry and his wife are co-trustees and of which Mr. Perry exercises shared voting and investment power.
(11)Consists of shares of common stock held by the Rosemary & A. Brooke Seawell Revocable Trust U/A dated 1/20/2009, of which Mr. Seawell and his wife are co-trustees and of which Mr. Seawell exercises shared voting and investment power.
(12)Includes 2,988,343 shares of common stock held by the 3rd Millennium Trust, of which Mr. Stevens and his wife are co-trustees and of which Mr. Stevens exercises shared voting and investment power and 2,640,000 shares of common stock held by the Envy Trust u/a/d December 7, 2021, of which Mr. Stevens is trustee.
(13)Includes shares owned by all directors and executive officers.
(14)This information is based solely on a Schedule 13G/A, dated February 9, 2022, filed with the SEC on February 10, 2022 by The Vanguard Group, Inc. reporting its beneficial ownership as of December 31, 2021. The Schedule 13G/A reports that Vanguard has sole voting power with respect to 0 shares and sole dispositive power with respect to 185,753,501 shares. Vanguard is located at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(15)This information is based solely on a Schedule 13G/A, dated February 1, 2022, filed with the SEC on February 1, 2022 by BlackRock, Inc. reporting its beneficial ownership as of December 31, 2021. The Schedule 13G/A reports that BlackRock has sole voting power with respect to 153,411,587 shares and sole dispositive power with respect to 177,858,484 shares. BlackRock is located at 55 East 52nd Street, New York, New York 10055.
(16)This information is based solely on a Schedule 13G/A, dated February 8, 2022, filed with the SEC on February 9, 2022 by FMR LLC reporting its beneficial ownership as of December 31, 2021. The Schedule 13G/A reports that FMR has sole voting power with respect to 41,272,753 shares and sole dispositive power with respect to 158,039,922 shares. FMR is located at 245 Summer Street, Boston, Massachusetts 02210.

Proposal 2—Advisory Approval of Executive Compensation

What am I voting on? A non-binding vote, known as “say-on-pay,” to approve our Fiscal 2022 NEO compensation.
Vote required: A majority of the shares present or represented by proxy.
Effect of abstentions: Same as a vote AGAINST.
Effect of broker non-votes: None.

In accordance with Section 14A of the Exchange Act, we are asking our stockholders to vote on an advisory basis, commonly referred to as “say-on-pay”, to approve the Fiscal 2022 compensation paid to our NEOs as disclosed in the CD&A, the compensation tables and the related narrative disclosure contained in this proxy statement. This vote is intended to address the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement, rather than any specific compensation component.
In response to our stockholders’ preference, our Board has adopted a policy of providing for annual “say-on-pay” votes.
This advisory proposal is not binding on the Board or us. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the CC intend to consider the results of this vote in making determinations in the future regarding NEO compensation arrangements.
Recommendation of the Board
The Board recommends that our stockholders adopt the following resolution:
“RESOLVED, that the Fiscal 2022 compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Executive Compensation
Compensation Discussion and Analysis
This CD&A describes our Fiscal 2022 executive compensation goals, philosophies and program design, including the CC’s process for determining compensation, the various components of pay, and how our corporate results affected performance-based payout. Our Fiscal 2022 NEOs were:

Jen-Hsun Huang	Colette M. Kress	Ajay K. Puri	Debora Shoquist	Timothy S. Teter
President and CEO	EVP and CFO	EVP, Worldwide Field Operations	EVP, Operations	EVP, General Counsel and Secretary
Fiscal 2022 Executive Compensation Highlights
We faced continued challenges in our supply chain in Fiscal 2022, as our demand exceeded supply for several of our businesses. We continued to ramp the NVIDIA Ampere architecture for Gaming, Professional Visualization and Datacenter, and launched new NVIDIA Ampere architecture products in several of our market platforms. On the strength of our Gaming, Data Center and Professional Visualization market platforms, we achieved record revenue for the Company, which directly impacted the performance payouts under our executive compensation program.
NVIDIA’s executive compensation program in Fiscal 2022 continued to be guided by a pay for performance philosophy and was designed to align NEO compensation with the interests of our stockholders. The overall design of the program remained consistent year-over-year, with the following Fiscal 2022 NEO pay highlights:
Components of Pay

BASE SALARY	+	VARIABLE CASH	+	EQUITY
		based on annual revenue		RSUs vesting over 4 years (all NEOs other than our CEO)
SY PSUs based on annual Non-GAAP Operating Income performance, vesting over 4 years
MY PSUs based on 3-year TSR relative to the S&P 500, vesting after completion of the 3-year performance period

Target Pay Adjustments	Performance Achievement; Maximum Payouts
•Increase in proportion of “at-risk” target pay to 96% of CEO target pay and 90% of other NEO target pay	Revenue exceeded Stretch Operating Plan goal	Variable cash payout at 200% of target
•Increased CEO target variable cash to 200% of base salary (representing 50th percentile of peers)	Non-GAAP Operating Income exceeded Stretch Operating Plan goal	200% (150% for CEO) of target SY PSU shares eligible to vest
•No changes to NEOs (other than our CEO) base salary or target variable cash for the fourth consecutive year
•Increase CEO target equity by 33%, increase weighting of MY PSUs to 50% of CEO’s total target equity	3-year relative TSR exceeded Stretch goal	200% (150% for CEO) of target MY PSU shares eligible to vest
•Increase NEOs (other than our CEO) target equity by 39%
Increased Performance Goals
•Fiscal 2022 revenue and Non-GAAP Operating Income Threshold goals set above Fiscal 2021 performance

Our Compensation Philosophy and Practices
NVIDIA is building a one-of-a-kind company that invents the future, builds amazing technologies, and strives to achieve the highest level of craft. To achieve this vision, we must attract and retain a high-caliber executive team while balancing our stockholders’ interests. While our CC considers numerous factors in making executive pay decisions, our compensation program is guided by the following goals and philosophies:
•Pay for Performance: emphasize at-risk and performance-based cash and equity for NEOs based on multiple corporate metrics
•Provide Competitive Pay: NEO target compensation should be competitive with our peers; reflects job impact, scope, and responsibilities; and is structured to attract and retain talent
•Stockholder Alignment: structure NEO pay to align with stockholders’ long-term interests and adjust in response to feedback received through our annual stockholder engagement and our annual “say-on-pay” vote
•Simplicity and Transparency: utilize clear, simple performance metrics that are defined and reported publicly
Our executive compensation program adheres to the following practices:

What We Do	What We Don’t Do
✓Emphasize at-risk, performance-based compensation, with objective and distinct goals for each such component
✓Include multi-year PSU awards
✓Use annual and 3-year performance targets to help determine SY PSU and MY PSU awards earned, respectively
✓Require NEOs to provide continuous service for 4 years to fully vest in SY PSU and RSU awards
✓Evaluate and adjust our program annually based on stockholder and corporate governance group feedback
✓Minimize excessive risk-taking
✓Cap performance-based variable cash and PSU payouts
✓Retain an independent compensation consultant reporting directly to the CC
✓Require NEOs to maintain meaningful stock ownership
✓Maintain a clawback policy for performance-based compensation

X Enter into agreements with NEOs providing for specific terms of employment or severance benefits
X Give our executive officers special change-in-control benefits
X Provide automatic equity vesting upon a change-in-control (except for the provisions in our equity plans that apply to all employees if an acquiring company does not assume or substitute our outstanding stock awards)
X Give NEOs supplemental retirement benefits that are not available to all employees or provide excessive perquisites (we provide benefits to our CEO for personal security)
X Provide tax gross-ups
X Reprice stock options without stockholder approval
X Pay dividends or the equivalent on unearned or unvested equity
X Permit executive officers, employees or directors to hedge their ownership of NVIDIA stock or to pledge NVIDIA stock as collateral for a loan

How We Determine Executive Compensation
Our CC managed our Fiscal 2022 executive compensation program according to the cycle below:

Nov - Dec 2020	Dec 2020	Mar 2021	Mar 2022	Apr 2022	March 2024
Members of management and the Board, including our Lead Director and a CC member, engaged in stockholder outreach	CC determined peer companies	CC determined performance goals and compensation	CC certified achievement and payouts	Completed compensation risk assessment; disclose executive compensation program details	CC certifies Fiscal 2022 MY PSU achievement and payout
Roles of the CC, Compensation Consultant and Management
Our CC solicits the input of Mr. Huang and the CC’s independent compensation consultant, Exequity, which reports directly to our CC. The roles of our CC, Exequity, and management, including our CEO, CFO, and Human Resources and Legal departments in setting our Fiscal 2022 NEO compensation program are summarized below.
At the CC’s direction, Exequity and management recommended a peer group for our program, which was approved by the CC. Management gathered peer data from the Radford Global Technology Survey, which was considered by Exequity in its analysis of Mr. Huang’s compensation, and by Mr. Huang in his recommendations on our other NEOs’ compensation for Fiscal 2022. The CC considered Exequity’s advice, Mr. Huang’s recommendations, and management’s proposed Fiscal 2022 performance goals prior to making its final and sole decision on all Fiscal 2022 NEO compensation. Exequity also advised the CC on the Fiscal 2022 compensation risk analysis prepared by management. Finally, the CC also certified performance-based compensation payouts for the applicable performance periods ended Fiscal 2022 relating to the Variable Cash Plan, 2022 SY PSUs and 2019 MY PSUs.
During Fiscal 2022, our CC continued to use Exequity for its experience working with our CC and with compensation committees at other technology companies. Our CC analyzed whether Exequity’s role raised any conflict of interest, considering: (i) Exequity does not provide any services directly to NVIDIA (although we pay Exequity on the CC’s behalf), (ii) the percentage of Exequity’s total revenue resulting from fees paid by us on the CC’s behalf, (iii) Exequity’s conflict of interest policies and procedures, (iv) any business or personal relationship between Exequity and an NEO, or between Exequity’s individual compensation advisors and an NEO or any member of our CC, and (v) any NVIDIA stock owned by Exequity or its individual compensation advisors. After considering these factors, our CC determined that Exequity’s work did not create any conflict of interest.

Peer Companies and Market Compensation Data
We believe our peers should be companies that (1) compete with us for executive talent; (2) have established businesses, market presence, and complexity similar to us; and (3) are generally of similar size to us, as measured by revenue and/or market capitalization at roughly 0.5-3.5x of us. After consultation with management, the CC determined that the existing peer group continued to be appropriate and did not make changes to our peer group for Fiscal 2022:

Fiscal 2022 Peer Group
Adobe Inc.	Cisco Systems, Inc.	Intuit Inc.	Qualcomm Incorporated	Tesla, Inc.
Advanced Micro Devices, Inc.	IBM	Oracle Corporation	Salesforce.com, Inc.	Texas Instruments
Broadcom Limited	Intel Corporation	PayPal	SAP	VMware, Inc.
Our CC chose each member of the peer group after considering a combination of the factors described above. As a result, while some of our compensation peer group members may be smaller or larger than us in terms of market capitalization or revenue, the CC has determined that such companies were still within a reasonable range of sizes compared to us and should be included in the peer group because we compete with them for talent and because they have established businesses with complexity similar to us.
In determining our Fiscal 2022 peer group, the CC reviewed our trailing 12-month revenue (as previously reported in our second quarter results) and market capitalization as of November 2020, compared to the median of our peer group companies, which was as follows:

	Revenue	Market Capitalization
Fiscal 2022 Peer Group Median	$23.20 billion	$165.77 billion
NVIDIA	$13.06 billion	$331.51 billion
Our CC reviews market practices and compensation data from the Radford survey for peer companies’ comparably situated executives when determining the components of our executive compensation program, as well as total compensation. We compare the total compensation opportunity for our NEOs and similarly situated executives at the 50th percentile of peer company data, and the CC considers the factors below in determining NEO compensation opportunities.

Factors Used in Determining Executive Compensation
In addition to peer data, our CC considers the following factors in making executive compensation decisions. The weight given to each factor may differ among NEOs and each component of pay, and is subject to the CC’s sole discretion.

✓ The need to attract and retain talent in a highly competitive industry
✓ Stockholder feedback regarding our executive pay
✓ The simplicity of the overall program and the transparency of the performance metrics
✓ An NEO’s past performance and anticipated future contributions
✓ Our financial performance and forecasted results
✓ The need for NEOs to address new business challenges
✓ Changes in the scale and complexity of our business
✓ Each NEO’s current total compensation

✓ Each NEO’s unvested equity
✓ Internal pay equity relative to similarly situated executives and the scope and complexity of the department(s) or function(s) the NEO manages
✓ Our CEO’s recommendations for the other NEOs, including his understanding of each NEO’s performance, capabilities, contributions
✓ Our CC’s independent judgment
✓ Our philosophy that an NEO’s total compensation opportunity and percentage of at-risk pay should increase with responsibility
✓ The total compensation cost and stockholder dilution from executive compensation, to maintain a responsible cost structure for our compensation programs*

* See Note 4, Stock-Based Compensation of our Form 10-K consolidated financial statements for a discussion of stock-based compensation cost.

Components of Pay
Taking into account (i) the Company’s Fiscal 2022 outlook at the time of determining executive compensation, (ii) stockholder feedback from our annual outreach efforts, and (iii) strong Fiscal 2021 say-on-pay approval, the CC maintained the same elements for our executive pay program for Fiscal 2022, with some adjustments to further strengthen the link between corporate performance and NEO pay, including an increase to the proportion of pay that is at-risk. The primary components of NVIDIA’s Fiscal 2022 executive compensation program are summarized below:

	Fixed Compensation	At-Risk Compensation
	Base Salary	Variable Cash	SY PSUs	MY PSUs	RSUs (1)
Form	Cash	Cash	Equity	Equity	Equity
Who Receives	NEOs	NEOs	NEOs	NEOs	NEOs except our CEO
When Granted or Determined	Annually in March	Annually in March	Granted annually in March	Granted annually in March	Granted annually in March
When Paid, Earned, or Issued	Retroactively paid to start of fiscal year, via semi-monthly payroll	If a goal is achieved, earned after fiscal year end, paid in March	Shares eligible to vest determined after fiscal year end based on performance achieved; if a goal is achieved, shares issued on each vesting date, subject to the NEO’s continued service	Shares eligible to vest determined after 3rd fiscal year end based on performance achieved; if a goal is achieved, shares issued on the sole vesting date, subject to the NEO’s continued service	Shares issued on each vesting date, subject to the NEO’s continued service
Performance Measure	N/A	Revenue (determines cash payout)	Non-GAAP Operating Income (determines number of shares eligible to vest)	TSR relative to the S&P 500 (determines number of shares eligible to vest)	N/A
Performance Period	N/A	1 year	1 year	3 years	N/A
Vesting Period	N/A	N/A	4 years from grant	3 years from grant	4 years from grant
Vesting Terms	N/A	N/A	If at least Threshold achieved, 25% on approximately the 1-year anniversary of the grant date; 6.25% quarterly thereafter	If at least Threshold achieved, 100% on approximately the 3-year anniversary of the grant date	6.25% vests quarterly from the date of grant
Timeframe Emphasized	Annual	Annual	Long-term	Long-term	Long-term
Purpose	Compensate for expected day-to-day performance	Reward for annual corporate financial performance	Align with stockholder interests by linking NEO pay to annual operational performance	Align with long-term stockholder interests by linking NEO pay to multi-year relative shareholder return	Align with stockholder interests by linking NEO pay to the performance of our common stock
Maximum Amount That Can Be Earned	N/A	200% of target award opportunity under our Variable Cash Plan	150% of Mr. Huang’s SY PSU target opportunity and 200% of our other NEOs’ respective SY PSU target opportunity Ultimate value delivered depends on stock price on date earned and shares vest	150% of Mr. Huang’s MY PSU target opportunity and 200% of our other NEOs’ respective MY PSU target opportunity Ultimate value delivered depends on stock price on date earned and shares vest	100% of grant Ultimate value delivered depends on stock price on date shares vest
(1) Our CC considers RSUs to be at-risk pay because the realized value depends on our stock price, which is a financial performance measure.
(2) Based on total target pay as approved by the CC, consisting of base salary, target opportunity under our Variable Cash Plan, and target value of equity opportunities the CC intended to deliver.

We provide our NEOs with insurance benefits and eligibility to participate in our 2012 ESPP and 401(k) plan on the same basis as our other employees. We may also provide limited perquisites to our NEOs from time to time. For more information about the other compensation and benefits we provide to our NEOs, including in Fiscal 2022, see the section below titled Other Compensation and Benefits.

Compensation Actions and Achievements
Stockholder Outreach and Feedback
We value stockholder feedback and conduct an annual stockholder outreach program. During the Fall of 2020, in preparing for Fiscal 2022 compensation decisions, we contacted our top institutional holders who held 1% or more of our stock, with an aggregate ownership of approximately 33% of our common stock outstanding. Members of management and the Board, including our Lead Director and a member of our CC, ultimately discussed executive compensation with representatives of stockholders holding an aggregate of approximately 32% of our common stock. Our stockholders generally provided positive feedback on our pay for performance alignment and the simplicity of our executive compensation program design.
After considering their feedback, and the say-on-pay approval rate of 95% of our NEO’s Fiscal 2021 compensation, our CC determined to maintain the same general elements and metrics for our Fiscal 2022 NEO pay program, but (i) set the Threshold performance goals for revenue and Non-GAAP Operating Income above Fiscal 2021 actual results, and (ii) increased the proportion of “at-risk” target pay to further align pay with performance, as described below. In the Fall of 2021, members of management and the Board, including our Lead Director and a member of our CC, again engaged in stockholder outreach. The CC considered the feedback from these meetings in making decisions regarding the current Fiscal 2023 executive compensation program.
Total Target Compensation Approach
In evaluating Fiscal 2022 compensation, our CC reviewed each NEO’s total target pay opportunity and distribution across different pay elements. Our CC compared Mr. Huang’s base salary, target variable cash opportunity, target equity opportunity, and total target pay against chief executives of our peer companies. For our other NEOs, their respective total target pay was reviewed against similarly situated executives of our peer companies. The CC also considered the factors discussed above in Factors Used in Determining Executive Compensation and the CC’s specific compensation objectives for Fiscal 2022. Our CC did not use a single formula or assign a specific weight to any one factor in determining each NEO’s target pay. Instead, our CC used its business judgment and experience to set total target compensation, mix of cash and equity, and fixed and at-risk pay opportunities for each NEO to achieve our program’s objectives. When the CC set each element of pay for an NEO, it considered the context of the levels of the other pay elements, and the resulting total target pay for such NEO. These amounts and structure allowed our NEOs to realize above-market value from equity awards and variable cash incentives only upon exceptional corporate performance.
For Fiscal 2022, the CC determined that increases to each NEO’s total target pay were needed given the increased scale and complexity of the Company, the greater demands that have been placed on our NEOs and that the performance of our NEOs was critical to our delivery of record results for Fiscal 2022 and continued strong momentum. Accordingly, the CC increased Mr. Huang’s total target pay by approximately 31% and each other NEO’s total target pay by an average of 31%, with all increases pertaining to at-risk pay opportunities only.
While the CC generally made no changes to base salary and target variable cash compared to the prior year, it did increase Mr. Huang’s target variable cash to 200% of his base salary, which brought his target variable cash compensation, as a percentage of his base salary, to the 50th percentile of peer company chief executive officers. The CC increased Mr. Huang’s target equity opportunity to bring his pay closer to the median of peer company chief executive officers and based on the increased scale and complexity of the Company. The CC increased our NEO’s target equity opportunities due to each NEO’s increased responsibilities and scope as the Company has grown, and to provide for retention.
Continued Emphasis on Long-Term, At-Risk, Performance-Based Equity Awards
For Fiscal 2022, the CC decided that the largest portion of NEOs’ total target pay would remain in the form of at-risk, equity with performance-based vesting. The CC believes an emphasis on long-term, at-risk opportunities drives results and increases NEO and stockholder alignment, while providing sufficient annual cash compensation to be competitive and retain our NEOs. The PSUs and RSUs provide long-term incentives and retention benefits because our NEOs must achieve, for PSUs, the predetermined performance goal and, for both PSUs and RSUs, remain with us for a multi-year period (3 years for MY PSUs and 4 years for SY PSUs and RSUs) to fully vest in the awards.

The CC concluded that, given Mr. Huang’s position as CEO, 100% of his equity grants should be at-risk and performance-based, tightly aligning his interests with stockholders. Consistent with its practice in recent years, the CC granted Mr. Huang’s target equity opportunity 100% in the form of SY PSUs (which value is aligned with our annual Non-GAAP Operating Income performance) and MY PSUs (which value is aligned with our 3-year relative stock price performance). However, for Fiscal 2022 the CC structured Mr. Huang’s equity to be more heavily weighted towards MY PSUs (consisting of 50% of Mr. Huang’s target equity opportunity) than in prior years, to increase the emphasis on longer-term performance. For each of our other NEOs, the CC provided approximately 40% of the target equity opportunity in the form of RSUs and approximately 60% of the target equity opportunity in the form of PSUs. The CC, after considering our CEO’s recommendations, determined this mix provided an appropriate balance, by placing a greater emphasis on awards contingent upon performance goal achievement while still providing a meaningful amount of time-vesting RSUs to encourage retention and to reward our other NEOs, in line with our stock performance over the long-term.
The CC evaluated market positioning, internal pay equity, individual performance, and level of unvested equity to determine a target equity opportunity value for our NEOs. The CC felt it was appropriate to increase the value of our CEO’s target equity opportunity for Fiscal 2022 to bring that portion of pay closer to the median of peer company chief executive officers, representing an increase of 33% from Fiscal 2021. The target equity opportunity values for our other NEOs represented an average increase of 39% from Fiscal 2021, which the CC felt was appropriate due to their increased responsibilities, to reflect the increased scale and complexity of our businesses, as well as to provide for retention in a competitive talent market. Increases were determined for each individual based on the CC’s evaluation of the factors described above, as well as each NEO’s performance and the scope of their role. Mr. Teter’s target equity opportunity increased significantly based on the demands of his responsibilities and the increasing complexity of his role in intellectual property, regulatory, acquisitions and investment areas.
To determine actual shares of RSUs and target numbers of SY PSUs and MY PSUs awarded to our NEOs, the CC used the 30-calendar day trailing average closing price of our common stock ending on the last day of the calendar month prior to the date of grant, which was used instead of the stock price on the date of grant to provide a value less susceptible to possible volatility in the market. The CC understands that using a historical average stock price can result in the ultimate grant date value of an award as required to be reported in the Summary Compensation Table under ASC 718 being different than the target equity opportunity value. The CC considered various approaches to granting awards and determined the process described above is appropriate at this time.
The target numbers of SY PSU and MY PSU shares were eligible to vest upon our achievement of the Base Operating Plan Non-GAAP Operating Income performance goal for the Fiscal 2022 one-year period, and the Target TSR performance goal relative to the S&P 500 over a 3-year period starting at the beginning of Fiscal 2022, respectively. No shares were eligible to vest if at least Threshold performance was not achieved. Shares underlying any PSUs that are not earned are cancelled.
If the Company achieved at least Threshold performance, the minimum number of shares eligible to vest was 50% of the SY PSU target opportunity and 25% of the MY PSU target opportunity. If the Company achieved at least Stretch Operating Plan performance for SY PSUs (or Stretch performance for MY PSUs), the maximum number of shares eligible to vest was capped at 150% of Mr. Huang’s, and 200% of our other NEOs’ respective, PSU target opportunities.

Goals for and Achievement of Performance-Based Compensation
Based on the Fiscal 2022 strategic plan as approved by the Board, the CC set performance metrics and goals, and certified the Company’s performance achievement with resulting payouts to our NEOs, as set forth below:

PERFORMANCE METRICS
	Variable Cash Plan	SY PSUs	MY PSUs
Metric	Revenue	Non-GAAP Operating Income	TSR relative to the S&P 500
Timeframe	1 year	1 year	3 years
CC’s Rationale for Metric	Drives value, contributes to Company’s long-term success Focuses on growth in new and existing markets Distinct, separate metric from Non-GAAP Operating Income	Drives value, contributes to Company’s long-term success Reflects our annual revenue generation and effective operating expense management Distinct, separate metric from revenue
Aligns directly with long-term shareholder value creation
Provides comparison of our stock price performance, including dividends, against a capital market index in which we compete
Relative performance goal accounts for macroeconomic factors impacting the market

PERFORMANCE GOALS
	Variable Cash Plan		SY PSUs		MY PSUs
	Fiscal 2022 Revenue Performance Goal	Payout as a % of Target Opportunity (1)	Fiscal 2022 Non-GAAP Operating Income Performance Goal	Shares Eligible to Vest as a % of Target Opportunity (1)	Fiscal 2020 - Fiscal 2022 Relative TSR Performance Goal (2)	Shares Eligible to Vest as a % of Target Opportunity (1)
Threshold	$18.5 billion	50%	$7.0 billion	50%	25th percentile	25%
Base Operating Plan (Target for MY PSUs)	$20.5 billion	100%	$8.3 billion	100%	50th percentile	100%
Stretch Operating Plan (Stretch for MY PSUs)	$23.3 billion	200%	$10.1 billion	150% for CEO; 200% for other NEOs	75th percentile	150% for CEO; 200% for other NEOs

PERFORMANCE ACHIEVEMENT AND PAYOUTS
	Variable Cash Plan		SY PSUs		MY PSUs (3)
Performance	Revenue $26.9 billion*		Non-GAAP Operating Income $12.7 billion*		3-year TSR of 626%* 100th percentile of S&P 500
Payout	200% of target		150% of CEO’s; 200% of other NEOs’ target SY PSUs (4)		150% of CEO’s; 200% of other NEOs’ target MY PSUs (5)
(1)For achievement between Threshold and Base Operating Plan (or Target for MY PSUs) and between Base Operating Plan (or Target for MY PSUs) and Stretch Operating Plan (or Stretch for MY PSUs), payouts would be determined using straight-line interpolation. Achievement less than Threshold would result in no payout, and exceeding Stretch Operating Plan (or Stretch for MY PSUs) would result in the capped maximum payout.
(2)MY PSUs covering the Fiscal 2020 – Fiscal 2022 performance period were granted in Fiscal 2020. MY PSUs granted in Fiscal 2022 covered the Fiscal 2022 – Fiscal 2024 performance period and consisted of the same performance goal structure and payout opportunities as those covering Fiscal 2020 – Fiscal 2022 performance period.
(3)Represents achievement and payout of MY PSUs granted in Fiscal 2020, with a performance period ending with Fiscal 2022.
(4)25% of the eligible SY PSU shares vested on March 16, 2022, approximately one year after grant, and 6.25% will vest every quarter thereafter for the next three years.
(5)100% of the eligible MY PSUs vested on March 16, 2022, after the 3-year performance period.
* Revenue is GAAP revenue, as the Company reports in its respective earnings materials. Non-GAAP Operating Income is GAAP operating income as the Company reports in its respective earnings materials, excluding stock-based compensation expense, acquisition-related costs, IP-related costs and other costs. Consistent with prior years, 3-year TSR for purposes of the MY PSUs represents cumulative stock price appreciation, including dividends paid during such period (which are assumed to be reinvested in the stock), and is measured based on the average daily closing stock price for the 60 trading days immediately preceding the first day and the last day of the applicable 3-year performance period. This averaging period mitigates the impact of one-day or short-term stock price fluctuations at the beginning or end of the performance period.

Each of the performance goal levels as described above were set by the CC with the following objectives:
•Threshold was uncertain, but attainable and high enough to create value; represented an appropriately decelerated payout for performance below Base Operating Plan (Target for MY PSUs)
•Base Operating Plan (Target for MY PSU) was uncertain but attainable with significant effort and execution success; included budgeted investments in future businesses and revenue growth (and for PSUs, gross margin growth) considering macroeconomic conditions and reasonable but challenging growth estimates for ongoing and new businesses
•Stretch Operating Plan (Stretch for MY PSU) required exceptional achievement; only possible with strong market factors and a very high level of management execution and corporate performance
Achievement of goals for Fiscal 2021 and Fiscal 2022 MY PSU grants will be determined after January 2023 and January 2024, respectively.
Target Fiscal 2022 Compensation Actions
The CC’s target Fiscal 2022 compensation actions are summarized below for each NEO, reflecting the target value of the variable cash and equity opportunities the CC intended to deliver, as well as the variable cash earned and PSUs which became eligible to vest. The CC considered the factors set forth in Factors Used in Determining Executive Compensation above to set the total target pay opportunity for each NEO and to make the Fiscal 2022 changes to NEO target pay opportunity, which are described in Compensation Actions and Achievement - Total Target Compensation Approach above.

Jen-Hsun Huang		Target Pay ($)	Fiscal 2022 Compensation Actions
President & CEO	Base Salary	1,000,000	No change from Fiscal 2021
	Variable Cash	2,000,000	Up 33% from Fiscal 2021 target to balance market competitiveness with peer company chief executive officers; earned at $4,000,000
	Equity	19,999,572	Up 33% from Fiscal 2021 target
	SY PSUs	9,999,786	70,040 shares Target opportunity; 105,060 shares became eligible to vest
	MY PSUs	9,999,786	70,040 shares Target opportunity
	Total	22,999,572	Up 31% from Fiscal 2021 target

Colette M. Kress		Target Pay ($)	Fiscal 2022 Compensation Actions
EVP & CFO	Base Salary	900,000	No change from Fiscal 2021
	Variable Cash	300,000	No change from Fiscal 2021 target; earned at $600,000
	Equity	8,799,355	Up 29% from Fiscal 2021 target
	SY PSUs	4,839,988	33,900 shares Target opportunity; 67,800 shares became eligible to vest
	MY PSUs	439,739	3,080 shares Target opportunity
	RSUs	3,519,628	Granted 24,652 shares
	Total	9,999,355	Up 25% from Fiscal 2021 target

Ajay K. Puri		Target Pay ($)	Fiscal 2022 Compensation Actions
EVP, Worldwide Field	Base Salary	950,000	No change from Fiscal 2021
Operations	Variable Cash	650,000	No change from Fiscal 2021 target; earned at $1,300,000
	Equity	8,399,021	Up 31% from Fiscal 2021 target
	SY PSUs	4,619,547	32,356 shares Target opportunity; 64,712 shares became eligible to vest
	MY PSUs	419,751	2,940 shares Target opportunity
	RSUs	3,359,722	Granted 23,532 shares
	Total	9,999,021	Up 25% from Fiscal 2021 target

Debora Shoquist		Target Pay ($)	Fiscal 2022 Compensation Actions
EVP, Operations	Base Salary	850,000	No change from Fiscal 2021
	Variable Cash	250,000	No change from Fiscal 2021 target; earned at $500,000
	Equity	6,899,338	Up 17% from Fiscal 2021 target
	SY PSUs	3,794,893	26,580 shares Target opportunity; 53,160 shares became eligible to vest
	MY PSUs	344,938	2,416 shares Target opportunity
	RSUs	2,759,507	Granted 19,328 shares
	Total	7,999,338	Up 14% from Fiscal 2021 target

Timothy S. Teter		Target Pay ($)	Fiscal 2022 Compensation Actions
EVP, General Counsel &	Base Salary	850,000	No change from Fiscal 2021
Secretary	Variable Cash	250,000	No change from Fiscal 2021 target; earned at $500,000
	Equity	6,899,338	Up 77% from Fiscal 2021 target
	SY PSUs	3,794,893	26,580 shares Target opportunity; 53,160 shares became eligible to vest
	MY PSUs	344,938	2,416 shares Target opportunity
	RSUs	2,759,507	Granted 19,328 shares
	Total	7,999,338	Up 60% from Fiscal 2021 target
Additional Executive Compensation Practices, Policies, and Procedures
Other Compensation and Benefits
In Fiscal 2022, we provided risk-based and business related security services to our CEO. These security services were provided because the need for security arises from the nature of his employment as our CEO and the security services mitigate risks to our business. In Fiscal 2022 security costs for our CEO included (i) the cost of third-party assessments to help determine the overall security needs for our CEO and (ii) transportation costs related to a car service for our CEO. The costs related to the personal security measures for our CEO are included in the “All Other Compensation” column in the Summary Compensation Table. In evaluating potential perquisites, we consider the cost to the Company relative to the perceived value to our employees, as well as other corporate governance and employee relations factors. We believe that all Company-incurred security costs are reasonable and necessary for the Company’s benefit.
We also provide medical, vision, dental, and accidental death and disability insurance, as well as time off and paid holidays for our NEOs, on the same basis as our other employees. Like other employees, our NEOs are eligible to participate in our 2012 ESPP, unless otherwise prohibited by the rules of the Internal Revenue Service, and our 401(k) plan, which included a Company match of salary deferral contributions of up to $7,000 for calendar 2021, which increased to up to $9,000 for calendar 2022. For Fiscal 2022 (which consisted of a portion of calendar year 2021 and 2022), Mr. Huang, Mr. Puri and Ms. Shoquist each received a $7,000 401(k) match, while Ms. Kress and Mr. Teter each received matches of $7,500. We believe these benefits are consistent with benefits provided by companies with which we compete for executive-level talent. We do not provide any other perquisites or other personal benefits to our NEOs.
Equity Grant Timing Practices
The CC approves all equity award grants to our NEOs on or before the grant date. The CC’s general practice is to complete its annual executive compensation review and determine performance goals and target compensation for our NEOs, and then equity awards are granted to NEOs and become effective. This process is further described above under the section titled How We Determine Executive Compensation. Accordingly, annual equity awards are typically granted to our NEOs in March. On occasion, the CC may grant equity awards outside of our annual grant cycle for new hires, promotions, recognition, retention or other purposes. While the CC has discretionary authority to approve equity awards to our NEOs outside of the cycle described above, the CC does not have a practice or policy of granting equity awards in anticipation of the release of material nonpublic information and we do not in any event time the release of material non-public information in coordination with grants of equity awards in a manner that intentionally benefits our NEOs.
Stock Ownership Guidelines
The Board believes that executive officers should hold a significant equity interest in NVIDIA. Our Corporate Governance Policies require the CEO to hold shares of our common stock valued at six times his base salary, and our other NEOs to hold shares of our common stock valued at the NEO’s respective base salary. Shares that count toward the ownership guidelines include shares held by the NEO, shares held in trust for the NEO and his/her immediate family, and shares held by immediate family members, but not unvested or unexercised equity awards. NEOs have up to five years from appointment to reach the ownership threshold. The stock ownership guidelines are intended to further align NEO interests with stockholder interests. Each NEO currently exceeds the stock ownership requirements.
Compensation Recovery (“Clawback”) Policy
We maintain a Compensation Recovery Policy for all employees. Under this policy, if we are required to prepare an accounting restatement to correct an accounting error on an interim or annual financial statement included in a report on Form 10-Q or Form 10-K due to material noncompliance with any financial reporting requirement under the federal securities laws, or a Restatement, and if the Board or a committee of independent directors concludes that our CEO, our CFO or any other employee received a variable compensation payment that would not have been payable if the original interim or annual financial statements had reflected the Restatement, which we refer to as the Overpayment, then:
•Our CEO and our CFO will disgorge the net after-tax portion of the Overpayment; and
•The Board or the committee of independent directors in its sole discretion may require any other employee to repay the Overpayment. In using its discretion, the Board or the independent committee may consider whether such person was involved in the preparation of our financial statements or otherwise caused the need for the Restatement and may, to the extent permitted by applicable law, recoup amounts by (1) requiring partial or full repayment by such person of any variable or incentive compensation or any gains realized on the exercise of stock options or on the open-market sale of vested shares, (2) canceling up to all and any outstanding equity awards held by such person and/or (3) adjusting the future compensation of such person.
We will review and update the Compensation Recovery Policy as necessary for compliance with the clawback policy provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act when the final regulations related to that policy are issued.
Tax and Accounting Implications
Under Section 162(m), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible, excluding certain performance-based compensation that qualifies for an exception pursuant to the transition relief provided by the Tax Cuts and Jobs Act.
The CC looks at a variety of factors in making its decisions and retains the flexibility to provide compensation for the NEOs in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The CC also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.
Our CC also considers the impact of Section 409A of the Internal Revenue Code, and in general, our executive plans and programs are designed to comply with the requirements of that section to avoid the possible adverse tax consequences that may arise from non-compliance.
Under ASC 718, the Company is required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718.
Risk Analysis of Our Compensation Plans
With the oversight of the CC, Company management from Legal, Human Resources and Finance, as well as Exequity, the independent consultant engaged by the CC, performed an assessment of the Company’s compensation programs and policies for Fiscal 2022 as generally applicable to our employees to ascertain any potential material risks that may be created by our compensation programs. The assessment focused on programs with variability of payout and the ability of participants to directly affect payout and the controls over participant action and payout—specifically, the Company’s variable cash compensation, equity compensation, and sales incentive compensation programs. We identified the key terms of these programs, potential concerns regarding risk taking behavior, and specific risk mitigation features. The assessment was first presented to our Senior Vice President, Human Resources; our CFO; and our General Counsel, and then presented to the CC.

The CC considered the findings of the assessment described above and concluded that our compensation programs, which are structured to recognize both short-term and long-term contributions to the Company, do not create risks which are reasonably likely to have a material adverse effect on our business or financial condition.
The CC believes that the following compensation design features guard against excessive risk-taking:

✓	Our compensation program encourages our employees to remain focused on both our short-term and long-term goals
✓	We design our variable cash and PSU compensation programs for executives so that payouts are based on achievement of corporate performance targets, and we cap the potential award payout
✓	We have internal controls over our financial accounting and reporting which is used to measure and determine the eligible compensation awards under our Variable Cash Plan and our SY PSUs
✓	Financial plan target goals and final awards under our Variable Cash Plan and our SY PSUs are approved by the CC and consistent with the annual operating plan approved by the full Board each year
✓	MY PSUs are designed with a relative goal
✓	We have a compensation recovery policy applicable to all employees that allows NVIDIA to recover compensation paid in situations of fraud or material financial misconduct
✓	All executive officer equity awards have multi-year vesting
✓	We have stock ownership guidelines that we believe are reasonable and are designed to align our executive officers’ interests with those of our stockholders
✓	We enforce a “no-hedging” policy and a “no-pledging” policy involving our common stock which prevents our employees from insulating themselves from the effects of NVIDIA stock price performance

Summary Compensation Table for Fiscal 2022, 2021, and 2020
The following table summarizes information regarding the compensation earned by our NEOs during Fiscal 2022, 2021, and 2020. Fiscal 2022 and 2020 were 52-week years. Fiscal 2021 was a 53-week year.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)		Total ($)
Jen-Hsun Huang	2022	996,216	18,660,407	4,000,000	81,038	(3)	23,737,661
President and CEO	2021	1,017,355	15,279,780	3,000,000	19,266	(4)	19,316,401
	2020	996,514	9,676,920	805,444	13,402	(4)	11,492,280
Colette M. Kress	2022	896,595	8,269,020	600,000	10,312	(5)	9,775,927
Executive Vice President and CFO	2021	915,620	6,595,691	600,000	9,731	(5)	8,121,042
	2020	896,863	3,307,188	219,667	9,122	(5)	4,432,840
Ajay K. Puri	2022	946,406	7,892,819	1,300,000	33,493	(4)	10,172,718
Executive Vice President, Worldwide Field Operations	2021	966,487	6,208,052	1,300,000	33,388	(4)	8,507,927
	2020	946,689	3,410,921	475,944	23,151	(4)	4,856,705
Debora Shoquist	2022	846,784	6,483,557	500,000	21,478	(5)	7,851,819
Executive Vice President, Operations	2021	864,752	5,722,904	500,000	21,581	(5)	7,109,237
	2020	847,037	2,407,200	183,056	20,478	(5)	3,457,771
Timothy S. Teter	2022	846,784	6,483,557	500,000	12,402	(5)	7,842,743
Executive Vice President, General Counsel and Secretary	2021	864,752	3,783,191	500,000	9,921	(5)	5,157,864
	2020	847,037	1,918,173	183,056	9,122	(5)	2,957,388
(1)Amounts shown in this column do not reflect dollar amounts actually received by the NEO. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with ASC 718 for the respective fiscal year for grants of RSUs, SY PSUs, and MY PSUs, as applicable. The assumptions used in the calculation of values of the awards are set forth under Note 4 to our consolidated financial statements titled Stock-Based Compensation in our Form 10-K. With regard to the stock awards with performance-based vesting conditions, the reported grant date fair value assumes the probable outcome of the conditions at Base Operating Plan for SY PSUs and Target for MY PSUs, determined in accordance with applicable accounting standards.
Assuming Stretch Operating Plan and Stretch performance in Fiscal 2022 and a stock price equal to the grant date fair value of the SY PSUs and MY PSUs, the value granted in Fiscal 2022 would be $13,897,074 and $14,093,536 for Mr. Huang, $8,968,415 and $1,047,816 for Ms. Kress, $8,559,942 and $1,000,188 for Mr. Puri, $7,031,872 and $821,923 for Ms. Shoquist, and $7,031,872 and $821,923 for Mr. Teter.
Assuming Stretch Operating Plan and Stretch performance in Fiscal 2021 and a stock price equal to the grant date fair value of the SY PSUs and MY PSUs, the value granted in Fiscal 2021 would be $14,108,899 and $8,810,497 for Mr. Huang, $7,035,748 and $1,038,639 for Ms. Kress, $6,621,880 and $977,914 for Mr. Puri, $6,104,546 and $901,416 for Ms. Shoquist, and $4,035,208 and $596,212 for Mr. Teter.
Assuming Stretch Operating Plan and Stretch performance in Fiscal 2020 and a stock price equal to the grant date fair value of the SY PSUs and MY PSUs, the value granted in Fiscal 2020 would be $9,780,540 and $4,734,840 for Mr. Huang, $3,793,664 and $479,310 for Ms. Kress, $3,882,578 and $479,310 for Mr. Puri, $2,815,610 and $368,700 for Ms. Shoquist, and $2,371,040 and $368,700 for Mr. Teter.
(2)As applicable, reflects amounts earned in Fiscal 2022, 2021, and 2020 and paid in March or April of each respective year pursuant to our Variable Cash Plan for each respective year. For further information please see our Compensation Discussion and Analysis above.
(3)Reflects the cost of security arrangements for Mr. Huang and a match of contributions to our 401(k) savings plan, a contribution to a health savings account and imputed income from life insurance coverage. The match of contributions to our 401(k) savings plan, a contribution to a health savings account and imputed income from life insurance coverage are available to all eligible NVIDIA employees. For Fiscal 2022 the cost of security measures included (i) $56,588 which is the amount NVIDIA paid to a third-party for assessments to help determine overall security needs for Mr. Huang and (ii) $2,308 for a car service. For Fiscal 2022, the match of contributions for our 401(k) savings plan was $7,000 for Mr. Huang. For Fiscal 2022 the match of contributions to a health savings account was $2,500 for Mr. Huang. For Fiscal 2022 imputed income from life insurance coverage was $12,642 for Mr. Huang.
(4)Represents a match of contributions to our 401(k) savings plan, a contribution to a health savings account and imputed income from life insurance coverage. These benefits are available to all eligible NVIDIA employees. For Fiscal 2022, the match of contributions for our 401(k) savings plan was $7,000 for Mr. Puri. For Fiscal 2022 the match of contributions to a health savings account was $1,250 for Mr. Puri. For Fiscal 2022 imputed income from life insurance coverage was $25,243 for Mr. Puri.
(5)Represents a match of contributions to our 401(k) savings plan and imputed income from life insurance coverage. These benefits are available to all eligible NVIDIA employees. For Fiscal 2022, the match of contributions for our 401(k) savings plan was $7,500 for Ms. Kress, $7,000 for Ms. Shoquist and $7,500 for Mr. Teter. For Fiscal 2022 imputed income from life insurance coverage was $2,812 for Ms. Kress, $14,478 for Ms. Shoquist and $4,902 for Mr. Teter.

Grants of Plan-Based Awards for Fiscal 2022
The following table provides information regarding all grants of plan-based awards that were made to or earned by our NEOs during Fiscal 2022. Disclosure on a separate line item is provided for each grant of an award made to an NEO. The information in this table supplements the dollar value of stock and other awards set forth in the Summary Compensation Table for Fiscal Years 2022, 2021, and 2020 by providing additional details about the awards. The PSUs and RSUs set forth in the following table were made under our 2007 Plan. PSUs are eligible to vest based on performance against pre-established criteria. Both SY PSUs and RSUs are subject to service-based vesting.

Name		Grant Date	Approval Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock Awards ($) (2)
	Type of Award				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jen-Hsun Huang	SY PSU	3/16/21	3/15/21	(3)		—		35,020	70,040	105,060	—		9,264,716	(4)
	MY PSU	3/16/21	3/15/21	(5)		—		17,508	70,040	105,060	—		9,395,691
	Variable Cash Plan	3/15/21	3/15/21		1,000,000	2,000,000	4,000,000		—		—		—
Colette M. Kress	SY PSU	3/16/21	3/16/21	(3)		—		16,948	33,900	67,800	—		4,484,207	(4)
	MY PSU	3/16/21	3/16/21	(5)		—		772	3,080	6,160	—		523,908
	RSU	3/16/21	3/16/21			—			—		24,652	(6)	3,260,905
	Variable Cash Plan	3/15/21	3/15/21		150,000	300,000	600,000		—		—		—
Ajay K. Puri	SY PSU	3/16/21	3/15/21	(3)		—		16,176	32,356	64,712	—		4,279,971	(4)
	MY PSU	3/16/21	3/15/21	(5)		—		736	2,940	5,880	—		500,094
	RSU	3/16/21	3/15/21			—			—		23,532	(6)	3,112,754
	Variable Cash Plan	3/15/21	3/15/21		325,000	650,000	1,300,000		—		—		—
Debora Shoquist	SY PSU	3/16/21	3/16/21	(3)		—		13,288	26,580	53,160	—		3,515,936	(4)
	MY PSU	3/16/21	3/16/21	(5)		—		604	2,416	4,832	—		410,962
	RSU	3/16/21	3/16/21			—			—		19,328	(6)	2,556,660
	Variable Cash Plan	3/15/21	3/15/21		125,000	250,000	500,000		—		—		—
Timothy S. Teter	SY PSU	3/16/21	3/15/21	(3)		—		13,288	26,580	53,160	—		3,515,936	(4)
	MY PSU	3/16/21	3/15/21	(5)		—		604	2,416	4,832	—		410,962
	RSU	3/16/21	3/15/21			—			—		19,328	(6)	2,556,660
	Variable Cash Plan	3/15/21	3/15/21		125,000	250,000	500,000		—		—		—
(1)Represents range of awards payable under our Fiscal 2022 Variable Cash Plan.
(2)Amounts shown in this column do not reflect dollar amounts actually received by the NEO. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with ASC 718 for the awards. The assumptions used in the calculation of values of the awards are set forth under Note 4 to our consolidated financial statements titled Stock-Based Compensation in our Form 10-K. With regard to the stock awards with performance-based vesting conditions, the reported grant date fair value assumes the probable outcome of the conditions at Base Operating Plan for SY PSUs and Target for MY PSUs, determined in accordance with applicable accounting standards.
(3)Represents range of possible shares able to be earned with respect to SY PSUs.
(4)Based on the performance that was actually achieved for Fiscal 2022, the grant date fair value for the NEOs’ SY PSUs would be: $13,897,074 for Mr. Huang, $8,968,415 for Ms. Kress, $8,559,942 for Mr. Puri, $7,031,872 for Ms. Shoquist and $7,031,872 for Mr. Teter.
(5)Represents range of possible shares able to be earned with respect to MY PSUs.
(6)Represents RSUs granted.

Outstanding Equity Awards as of January 30, 2022
The following table presents information regarding outstanding equity awards held by our NEOs as of January 30, 2022.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) (1)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)		Market Value of Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($) (2)
Jen-Hsun Huang	292,340	—	3.615	3/20/2022	—		—	—		—
	1,200,000	—	3.4275	9/18/2022	—		—	—		—
	950,000	—	3.155	3/19/2023	—		—	—		—
	950,000	—	4.000	9/17/2023	—		—	—		—
	—	—	—	—	6,968	(3)	1,591,491	—		—
	—	—	—	—	54,240	(4)	12,388,416	—		—
	—	—	—	—	132,000	(5)	30,148,800	—		—
	—	—	—	—	130,704	(6)	29,852,794	—		—
	—	—	—	—	105,060	(7)	23,995,704	—		—
	—	—	—	—	—		—	116,176	(8)	26,534,598
	—	—	—	—	—		—	105,060	(9)	23,995,704
Colette M. Kress	—	—	—	—	696	(10)	158,966	—		—
	—	—	—	—	2,024	(3)	462,282	—		—
	—	—	—	—	1,832	(11)	418,429	—		—
	—	—	—	—	9,876	(12)	2,255,678	—		—
	—	—	—	—	15,780	(4)	3,604,152	—		—
	—	—	—	—	10,400	(5)	2,375,360	—		—
	—	—	—	—	23,704	(13)	5,413,994	—		—
	—	—	—	—	65,184	(6)	14,888,026	—		—
	—	—	—	—	20,032	(14)	4,575,309	—		—
	—	—	—	—	67,800	(7)	15,485,520	—		—
	—	—	—	—	—		—	10,536	(8)	2,406,422
	—	—	—	—	—		—	6,160	(9)	1,406,944
Ajay K. Puri	—	—	—	—	728	(10)	166,275	—		—
	—	—	—	—	2,068	(3)	472,331	—		—
	—	—	—	—	1,916	(11)	437,614	—		—
	—	—	—	—	10,376	(12)	2,369,878	—		—
	—	—	—	—	16,148	(4)	3,688,203	—		—
	—	—	—	—	10,400	(5)	2,375,360	—		—
	—	—	—	—	22,312	(13)	5,096,061	—		—
	—	—	—	—	61,344	(6)	14,010,970	—		—
	—	—	—	—	19,120	(14)	4,367,008	—		—
	—	—	—	—	64,712	(7)	14,780,221	—		—
	—	—	—	—	—		—	9,920	(8)	2,265,728
	—	—	—	—	—		—	5,880	(9)	1,342,992
Debora Shoquist	—	—	—	—	488	(10)	111,459	—		—
	—	—	—	—	1,508	(3)	344,427	—		—
	—	—	—	—	1,284	(11)	293,266	—		—
	—	—	—	—	6,876	(12)	1,570,478	—		—
	—	—	—	—	11,712	(4)	2,675,021	—		—
	—	—	—	—	8,000	(5)	1,827,200	—		—
	—	—	—	—	20,568	(13)	4,697,731	—		—
	—	—	—	—	56,552	(6)	12,916,477	—		—
	—	—	—	—	15,704	(14)	3,586,794	—		—
	—	—	—	—	53,160	(7)	12,141,744	—		—
	—	—	—	—	—		—	9,144	(8)	2,088,490
	—	—	—	—	—		—	4,832	(9)	1,103,629

Timothy S. Teter	—	—	—	—	328	(10)	74,915	—		—
	—	—	—	—	1,284	(3)	293,266	—		—
	—	—	—	—	856	(11)	195,510	—		—
	—	—	—	—	4,628	(12)	1,057,035	—		—
	—	—	—	—	9,864	(4)	2,252,938	—		—
	—	—	—	—	8,000	(5)	1,827,200	—		—
	—	—	—	—	13,596	(13)	3,105,326	—		—
	—	—	—	—	37,384	(6)	8,538,506	—		—
	—	—	—	—	15,704	(14)	3,586,794	—		—
	—	—	—	—	53,160	(7)	12,141,744	—		—
	—	—	—	—	—		—	6,048	(8)	1,381,363
	—	—	—	—	—		—	4,832	(9)	1,103,629
(1)Unless otherwise noted, represents the closing price of our common stock as reported by Nasdaq on the date of grant which is the exercise price per share of stock option grants made pursuant to our 2007 Plan.
(2)Calculated by multiplying the number of RSUs or PSUs that have not vested or have not been earned, as applicable, by the closing price ($228.40) of NVIDIA’s common stock on January 28, 2021, the last trading day before the end of our Fiscal 2022, as reported by Nasdaq.
(3)The RSU was earned on January 27, 2019, based on achievement of a performance goal. The RSU vested as to 25% of the shares on March 20, 2019, and vested as to 6.25% approximately every three months thereafter over the next three years such that the RSU was fully vested on March 16, 2022.
(4)The RSU was earned on January 26, 2020, based on achievement of a performance goal. The RSU vested as to 25% of the shares on March 18, 2020, and vests as to 6.25% approximately every three months thereafter over the next three years such that the RSU will be fully vested on March 15, 2023.
(5)The RSU was earned on January 30, 2022, based on achievement of a performance goal. The RSU vested as to 100% of the shares on March 16, 2022.
(6)The RSU was earned on January 31, 2021, based on achievement of a performance goal. The RSU vested as to 25% of the shares on March 17, 2021, and vests as to 6.25% approximately every three months thereafter over the next three years such that the RSU will be fully vested on March 20, 2024.
(7)Represents the number of shares subject to the RSU that became eligible to vest, determined as of January 30, 2022, based on assuming achievement of Stretch Operating Plan performance goals. The PSU vested as to 25% of the shares on March 16, 2022, and vests as to 6.25% approximately every three months thereafter over the next three years such that the PSU will be fully vested on March 19, 2025.
(8)Represents the possible number of shares that could be earned based on achieving Stretch performance goals. The number of PSUs that could be earned is based on our TSR relative to the S&P 500 from January 26, 2020 through January 29, 2023. If the performance goal is achieved, the shares earned will vest as to 100% on March 15, 2023. If the Threshold performance goal is achieved, 38,724 shares will be earned by Mr. Huang, 2,632 shares will be earned by Ms. Kress, 2,480 shares will be earned by Mr. Puri, 2,284 shares will be earned by Ms. Shoquist, and 1,512 shares will be earned by Mr. Teter. If the Target performance goal is achieved, 77,452 shares will be earned by Mr. Huang, 5,268 shares will be earned by Ms. Kress, 4,960 shares will be earned by Mr. Puri, 4,572 shares will be earned by Ms. Shoquist, and 3,024 shares will be earned by Mr. Teter.
(9)Represents the possible number of shares that could be earned based on achieving Stretch performance goals. The number of PSUs that could be earned is based on our TSR relative to the S&P 500 from January 31, 2021 through January 28, 2024. If the performance goal is achieved, the shares earned will vest as to 100% on March 20, 2024. If the Threshold performance goal is achieved, 17,508 shares will be earned by Mr. Huang, 772 shares will be earned by Ms. Kress, 736 shares will be earned by Mr. Puri, 604 shares will be earned by Ms. Shoquist, and 604 shares will be earned by Mr. Teter. If the Target performance goal is achieved, 70,040 shares will be earned by Mr. Huang, 3,080 shares will be earned by Ms. Kress, 2,940 shares will be earned by Mr. Puri, 2,416 shares will be earned by Ms. Shoquist, and 2,416 shares will be earned by Mr. Teter.
(10)The RSU vested as to 25% on March 20, 2019, and vested as to 6.25% approximately every three months thereafter over the next three years such that the RSU was fully vested on March 16, 2022.
(11)The RSU vested as to 25% on September 18, 2019, and vests as to 6.25% approximately every three months thereafter over the next three years such that the RSU will be fully vested on September 21, 2022.
(12)The RSU vested as to 25% on March 18, 2020, and vests as to 6.25% approximately every three months thereafter over the next three years such that the RSU will be fully vested on March 15, 2023.
(13)The RSU vested as to 25% on March 17, 2021, and vests as to 6.25% approximately every three months thereafter over the next three years such that the RSU will be fully vested on March 20, 2024.
(14)The RSU vested as to 6.25% on June 16, 2021, and vests as to 6.25% approximately every three months thereafter over the next three years such that the RSU will be fully vested on March 19, 2025.

Option Exercises and Stock Vested in Fiscal 2022
The following table shows information regarding option exercises and stock vested by our NEOs during Fiscal 2022.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)		Value Realized on Vesting ($) (2)
Jen-Hsun Huang	2,107,660	506,809,477	290,620	(3)	49,104,264
Colette M. Kress	—	—	128,792	(4)	23,656,158
Ajay K. Puri	—	—	126,064	(5)	23,179,106
Debora Shoquist	—	—	104,056	(6)	19,057,344
Timothy S. Teter	—	—	80,192	(7)	14,423,835
(1)Represents the gross number of shares acquired on vesting. Shares were withheld from these amounts to pay taxes due upon vesting.
(2)Represents the number of shares acquired on vesting multiplied by the fair market value of our common stock as reported by Nasdaq on the date of vesting.
(3)Includes an aggregate of 144,104 shares that were withheld to pay taxes due upon vesting.
(4)Includes an aggregate of 67,030 shares that were withheld to pay taxes due upon vesting.
(5)Includes an aggregate of 61,426 shares that were withheld to pay taxes due upon vesting.
(6)Includes an aggregate of 50,520 shares that were withheld to pay taxes due upon vesting.
(7)Includes an aggregate of 42,212 shares that were withheld to pay taxes due upon vesting.
Employment, Severance and Change-in-Control Arrangements
Employment Agreements.    Our executive officers are “at-will” employees and we do not have employment, severance or change-in-control agreements with our executive officers.
Change-in-Control Arrangements.  Our 2007 Plan provides that in the event of a corporate transaction or a change-in-control, outstanding stock awards may be assumed, continued, or substituted by the surviving corporation. If the surviving corporation does not assume, continue, or substitute such stock awards, then (a) with respect to any stock awards that are held by individuals performing services for NVIDIA immediately prior to the effective time of the transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such stock awards will be terminated if not exercised prior to the effective date of the corporate transaction or change-in-control, and (b) all other outstanding stock awards will be terminated if not exercised on or prior to the effective date of the corporate transaction or change-in-control.

Potential Payments Upon Termination or Change-in-Control
Upon a change-in-control or certain other corporate transactions of NVIDIA, unvested RSUs and PSUs will fully vest in some cases as described above under Employment, Severance and Change-in-Control Arrangements—Change-in-Control Arrangements. The table below shows our estimates of the amount of the benefit each of our NEOs would have received if the unvested RSUs and PSUs held by them as of January 30, 2022 had become fully vested as a result of a change-in-control, calculated by multiplying the number of unvested RSUs and PSUs held by the applicable NEO by the $228.40 closing price of our common stock on January 28, 2022.

Name	Unvested RSUs and PSUs at January 30, 2022 (#) (1)	Total Estimated Benefit ($) (1)
Jen-Hsun Huang	497,444	113,616,210
Colette M. Kress	186,576	42,613,958
Ajay K. Puri	179,468	40,990,491
Debora Shoquist	152,260	34,776,184
Timothy S. Teter	119,664	27,331,258
(1) With respect to unvested PSUs, the amounts in these columns assume performance at Base Operating Plan (with respect to SY PSUs granted in Fiscal 2022) and Target (with respect to MY PSUs granted in Fiscal 2020, Fiscal 2021, and Fiscal 2022) in accordance with SEC rules. The two tables below reflect the actual numbers of the SY PSUs granted in Fiscal 2022 and MY PSUs granted in Fiscal 2020 that would be eligible to vest, based on our performance during the relevant performance period for such awards, as certified by our CC shortly after the end of Fiscal 2022. The values of the estimated and actual SY PSUs and MY PSUs in the tables below were calculated by multiplying the applicable number of SY PSUs and MY PSUs held by each respective NEO and listed below, by the $228.40 closing price of our common stock on January 28, 2022.
SY PSUs granted in Fiscal 2022 - Actual Achievement (versus Base Operating Performance)

Name	Estimated SY PSUs Granted in Fiscal 2022 at Base Operating Plan Performance (#)	Value of Estimated SY PSUs Granted in Fiscal 2022 at Base Operating Plan Performance ($)	Actual SY PSUs Granted in Fiscal 2022 Eligible to Vest (#)	Value of Actual SY PSUs Granted in Fiscal 2022 Eligible to Vest ($)
Jen-Hsun Huang	70,040	15,997,136	105,060	23,995,704
Colette M. Kress	33,900	7,742,760	67,800	15,485,520
Ajay K. Puri	32,356	7,390,110	64,712	14,780,221
Debora Shoquist	26,580	6,070,872	53,160	12,141,744
Timothy S. Teter	26,580	6,070,872	53,160	12,141,744
MY PSUs granted in Fiscal 2020 - Actual Achievement (versus Target Performance)

Name	Estimated MY PSUs Granted in Fiscal 2020 at Target Performance (#)	Value of Estimated MY PSUs Granted in Fiscal 2020 at Target Performance ($)	Actual MY PSUs Granted in Fiscal 2020 Eligible to Vest (#)	Value of Actual MY PSUs Granted in Fiscal 2020 Eligible to Vest ($)
Jen-Hsun Huang	88,000	20,099,200	132,000	30,148,800
Colette M. Kress	5,200	1,187,680	10,400	2,375,360
Ajay K. Puri	5,200	1,187,680	10,400	2,375,360
Debora Shoquist	4,000	913,600	8,000	1,827,200
Timothy S. Teter	4,000	913,600	8,000	1,827,200
The actual number of MY PSUs granted in Fiscal 2021 that will become eligible to vest will be determinable after January 29, 2023, the ending date of the three year measurement period for MY PSUs.
The actual number of MY PSUs granted in Fiscal 2022 that will become eligible to vest will be determinable after January 28, 2024, the ending date of the three year measurement period for MY PSUs.

Pay Ratio
We determined the ratio of: (a) the annual total compensation of our CEO, to (b) the median of the annual total compensation of all our employees, except for our CEO, both calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.
To determine the median of the annual total compensation of all of our employees, except for our CEO, for Fiscal 2022, we used a consistently applied compensation measure which aggregated, for each employee employed by us on the last business day of Fiscal 2022, or January 30, 2022: (i) target base salary as of January 30, 2022 (annualized for permanent employees who were employed by us for less than the entire fiscal year), (ii) variable cash earned during Fiscal 2022, and (iii) aggregate full grant date fair value of equity awards granted during Fiscal 2022, calculated in accordance with ASC 718 and assuming the probable outcome of the conditions at Base Operating Plan for performance-based awards. Compensation paid in foreign currencies was converted to U.S. dollars based on exchange rates in effect on January 30, 2022.
After applying the methodology described above, we determined the identity of our median employee for Fiscal 2022, whose compensation for Fiscal 2022 was $217,542. Our CEO’s compensation for Fiscal 2022 was $23,737,661. Therefore, our Fiscal 2022 CEO to median employee pay ratio was 109:1.
This pay ratio represents our reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K and applicable guidance, which provide significant flexibility in how companies identify the median employee. Each company may use a different methodology and make different assumptions. As a result, and as explained by the SEC when it adopted these rules, in considering the pay ratio disclosure, stockholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each company’s compensation practices and pay ratio disclosures. We did not use our Fiscal 2022 CEO to median employee pay ratio in making compensation decisions.
Compensation Committee Interlocks and Insider Participation
At the beginning of Fiscal 2022, the CC initially consisted of Messrs. Burgess, Coxe, Jones, and Dr. Drell. After the 2021 Meeting, the CC became composed of Messrs. Burgess, Coxe, Dabiri, and Jones and Ms. Hudson. No member of the CC is an officer or employee of NVIDIA, and none of our executive officers serve as a member of the board or compensation committee of any entity that has one or more executive officers serving as a member of our Board or CC.
Compensation Committee Report
The Compensation Committee of the Board of Directors oversees the compensation programs of NVIDIA on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement.
In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K of NVIDIA for the year ended January 30, 2022 and in this proxy statement.
Compensation Committee
Robert K. Burgess
Tench Coxe
John O. Dabiri
Dawn Hudson
Harvey C. Jones

Proposal 3—Ratification of the Selection of Independent Registered Public Accounting Firm for Fiscal 2023

What am I voting on? Ratification of the selection of PwC as our independent registered public accounting firm for Fiscal 2023.
Vote required: A majority of the shares present or represented by proxy.
Effect of abstentions: Same as a vote AGAINST.
Effect of broker non-votes: None (because this is a routine proposal, there are no broker non-votes).

The AC has selected PwC, which has audited our financial statements annually since 2004, to serve as our independent registered public accounting firm for Fiscal 2023. Our lead audit partner at PwC will serve no more than five consecutive years in that role. Stockholder ratification of the AC’s selection of PwC is not required by our Bylaws. As a matter of good corporate governance, we are submitting the selection of PwC to our stockholders for ratification. If our stockholders do not ratify the selection, the AC will reconsider whether or not to retain PwC. Even if the selection is ratified, the AC in its sole discretion may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in our best interests and those of our stockholders. The AC believes it is in the best interests of NVIDIA and our stockholders to retain PwC.
We expect that a representative of PwC will attend the 2022 Meeting. The PwC representative will have an opportunity to make a statement at the 2022 Meeting if he or she so desires and will also be available to respond to appropriate stockholder questions.
Recommendation of the Board
The Board recommends that you vote FOR the ratification of the selection of PwC as our independent registered accounting firm for our fiscal year ending January 29, 2023.

Fees Billed by the Independent Registered Public Accounting Firm
The following is a summary of fees billed by PwC for Fiscal 2022 and 2021 for audit, tax and other professional services during each fiscal year:

	Fiscal 2022	Fiscal 2021
Audit Fees (1)	$6,762,002	$6,283,381
Audit Related Fees (2)	491,100	—
Tax Fees (3)	708,680	609,281
All Other Fees (4)	12,900	7,200
Total Fees	$7,974,682	$6,899,862
(1)For the audit of our consolidated financial statements, including business combination activities during the year, the audit of our internal control over financial reporting, review of our quarterly financial statements and annual reports, review of SEC registration statements and related consents, review of SEC filings for public debt financing and related comfort letters, and fees related to statutory audits of some of our international entities.
(2)For a system pre-implementation control assessment and other attestation services.
(3)For tax compliance and consultation services.
(4)For products or services other than those referenced above, including subscription to accounting research software.
All services provided for Fiscal 2022 and 2021 described above were pre-approved by the AC or the Chairperson of the AC through the authority granted to him by the AC, which is described below. Our AC determined that the rendering of services other than audit services by PwC was compatible with maintaining PwC’s independence.
Pre-Approval Policies and Procedures
The AC has adopted policies and procedures for the pre-approval of all audit and permissible non-audit services rendered by our independent registered public accounting firm. The policy generally permits pre-approvals of specified permissible services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the AC’s approval of the scope of the engagement of our independent registered public accounting firm or on an individual case-by-case basis before the independent registered public accounting firm is engaged to provide each service. In some cases the full AC provides pre-approval for up to a year related to a particular defined task or scope. In other cases, the AC has delegated power to Mr. McCaffery, the Chairperson of our AC, to pre-approve additional non-audit services if the need for the service was unanticipated and approval is required prior to the next scheduled meeting of the AC. Mr. McCaffery then communicates such pre-approval to the full AC at its next meeting.

Report of the Audit Committee of the Board of Directors
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent specifically incorporated by reference therein.
The Audit Committee, or AC, oversees accounting, financial reporting, internal control over financial reporting, financial practices and audit activities of NVIDIA and its subsidiaries. The AC reviews the results and scope of the audit and other services provided by the independent registered public accounting firm and reviews financial statements and the accounting policies followed by NVIDIA prior to the issuance of the financial statements with both management and the independent registered public accounting firm.
Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States, or GAAP, the system of internal control over financial reporting, and the procedures designed to facilitate compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP, or PwC, our independent registered public accounting firm for Fiscal 2022, was responsible for performing an independent audit of the consolidated financial statements and issuing a report on the consolidated financial statements and of the effectiveness of our internal control over financial reporting as of January 30, 2022. PwC’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters are required to be disclosed to the AC under applicable standards. The AC oversees these processes. Also, the AC has ultimate authority and responsibility to select, evaluate and, when appropriate, terminate the independent registered public accounting firm. The AC approves audit fees and non-audit services provided by and fees paid to the independent registered public accounting firm.
NVIDIA has an internal audit function that reports to the AC. This function is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of our system of internal controls and the operating effectiveness of our business processes. The AC approves an annual internal audit plan and monitors the activities and performance of our internal audit function throughout the year to ensure the plan objectives are carried out and met.
The AC members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm. The AC does not plan or conduct audits, determine that our financial statements are complete and accurate and in accordance with GAAP or assess our internal control over financial reporting. The AC relies, without additional independent verification, on the information provided by our management and on the representations made by management that the financial statements have been prepared with integrity and objectivity, and the opinion of PwC that such financial statements have been prepared in conformity with GAAP.
In this context, the AC reviewed and discussed the audited consolidated financial statements for Fiscal 2022 with management and our internal control over financial reporting with management and PwC. Specifically, the AC discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. We have received from PwC the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the AC concerning independence. The AC also considered whether the provision of certain permitted non-audit services by PwC is compatible with PwC’s independence and discussed PwC’s independence with PwC.
Based on the AC’s review and discussions, the AC recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K of NVIDIA for the fiscal year ended January 30, 2022.

AUDIT COMMITTEE

Michael G. McCaffery
Mark L. Perry
A. Brooke Seawell
Aarti Shah
Mark A. Stevens

Proposal 4—Approval of an Amendment to our Restated Certificate of Incorporation
to Increase the Number of Authorized Shares of Common Stock from 4 Billion to 8 Billion Shares

What am I voting on? Approval of a Charter amendment to increase the number of authorized shares of common stock from 4 billion to 8 billion shares.
Vote required: A majority of the shares outstanding.
Effect of abstentions: Same as a vote AGAINST.
Effect of broker non-votes: None (because this is a routine proposal, there are no broker non-votes).

For purposes of this Proposal 4, the term “Proposed Amendment” refers to an amendment of our Charter.
Description of the Proposed Amendment
Our Charter currently authorizes the issuance of up to 4 billion shares of common stock, par value $0.001 per share, and 2 million shares of preferred stock, par value $0.001 per share.
On March 3, 2022, our Board adopted resolutions approving a Charter amendment to increase the number of authorized shares of common stock from 4 billion to 8 billion shares. Our Board is recommending the proposed increase in the number of authorized shares of common stock to provide adequate shares of common stock for general corporate purposes, as further described below. The Board determined that the Proposed Amendment is advisable and in the best interests of the Company and directed that the Proposed Amendment be submitted for adoption and approval by stockholders at the 2022 Meeting.
The full text of the Proposed Amendment is set forth in Appendix A to this Proxy Statement. The Proposed Amendment would not affect the number of authorized shares of preferred stock. Currently, there are no shares of preferred stock issued and outstanding.
Recommendation of the Board
The Board recommends that you vote FOR the approval of the Proposed Amendment to increase the number of authorized shares of common stock from 4 billion to 8 billion shares.

Purposes and Effect of the Proposed Amendment and Effect of Stockholder Approval
To assist our stockholders in evaluating the merits of this Proposal 4, our outstanding, reserved, and authorized shares of common stock prior to approval of this Proposal 4 are as follows:

Description of Capital	Number of Shares
As of April 4, 2022:
1.Shares of common stock outstanding	2,504,014,351
2.Equity awards outstanding and shares reserved for future issuance under our equity incentive plans and employee stock purchase plan	408,741,169
3.Aggregate shares of common stock outstanding and reserved for issuance (sum of rows 1 and 2)	2,912,755,520
4.Shares of common stock authorized by our Charter PRIOR to approval of Proposal 4	4,000,000,000
As a general matter, the increase in our authorized but unissued shares of common stock as a result of the Proposed Amendment would enable the Board to issue additional shares of common stock in its discretion from time to time for general corporate purposes, including, but not limited to, stock dividends and/or stock splits, expanding our business through mergers and acquisitions, providing equity incentives to employees, officers or directors, and the raising of additional capital. Such issuances would occur without further action or approval of our stockholders and would be subject to and limited by any rules or listing requirements of Nasdaq or of any other applicable rules or regulations. Except for shares of common stock reserved for grant(s) pursuant to our equity incentive plans and employee stock purchase plan, the Company does not currently have any other plans, agreements, commitments or understandings with respect to the issuance of the additional shares (or the currently authorized but unissued shares) of common stock, nor do we currently have any plans, arrangements, commitments or understandings with respect to the issuance of any shares of preferred stock.
Any additional authorized shares of common stock, if and when issued, would be part of our existing class of common stock, and would have the same rights and privileges as the currently outstanding shares of common stock. The holders of common stock are not entitled to preemptive rights or cumulative voting.
If the Proposed Amendment is not adopted and approved by the stockholders, it will not be filed with the Secretary of State of the State of Delaware and our authorized number of shares of common stock will remain at 4 billion. Failure by the stockholders to approve the Proposed Amendment would reduce the ability of the Board to take the potential future actions to issue additional common stock discussed above.
Effective Date of Proposed Amendment
If our stockholders adopt and approve the Proposed Amendment, it will become effective on the date that it is filed with the Secretary of State of the State of Delaware, which we anticipate will be on or around June 6, 2022.
Reservation of Rights
Our Board reserves the right to not proceed with the Proposed Amendment and to abandon the Proposed Amendment without further action by our stockholders at any time before the effectiveness of the filing of the Proposed Amendment with the Secretary of State of the State of Delaware, even if the Proposed Amendment is adopted and approved by our stockholders at the Meeting. By voting in favor of the Proposed Amendment, you are expressly also authorizing our Board to delay, not proceed with, and abandon, the Proposed Amendment if it should so decide, in its sole discretion, that such action is in the best interests of our Company and its stockholders. If the Board elects to abandon the Proposed Amendment, the number of authorized shares of common stock will remain at 4 billion.

Proposal 5—Approval of an Amendment and Restatement of our Amended and Restated
2007 Equity Incentive Plan to Increase the Share Reserve by 51.5 Million Shares

What am I voting on? Approval of an amendment and restatement of our 2007 Plan.
Vote required: A majority of the shares present or represented by proxy.
Effect of abstentions: Same as a vote AGAINST.
Effect of broker non-votes: None.

For purposes of this Proposal 5, the term “Proposed 2007 Plan” refers to an amendment and restatement of our 2007 Plan. Our CC approved the Proposed 2007 Plan in April 2022, subject to stockholder approval, which we are requesting at the 2022 Meeting.
Summary of Change
The Proposed 2007 Plan contains the following material change from the 2007 Plan:
•Increased Shares Authorized for Issuance. An increase of 51,500,000 shares, for an aggregate maximum number of shares of our common stock authorized for issuance under the Proposed 2007 Plan of 1,028,971,064 shares, subject to adjustment for certain changes in our capitalization.
Purpose of the Proposed 2007 Plan and Effect of Stockholder Approval
Competition for talent in our industry and in Silicon Valley is more intense than ever, and equity is a key component of our recruitment and retention efforts. If the Proposed 2007 Plan is approved by our stockholders, we will utilize the Proposed 2007 Plan to award equity and performance incentives, at levels determined appropriate by our CC, to secure and retain our employees, consultants, and directors, and to align their interests with those of our stockholders.
If approved, the Proposed 2007 Plan will become effective upon the date of the 2022 Meeting. If not approved, the Proposed 2007 Plan will not become effective and our 2007 Plan will continue in its current form.
Recommendation of the Board
The Board recommends that you vote FOR the approval of the Proposed 2007 Plan.

Overhang
The following table provides additional information regarding our overhang, or potential stockholder dilution, and is equal to the number of shares subject to our outstanding equity awards, plus the number of shares available to be granted, divided by total shares of common stock outstanding:

As of April 4, 2022 (Record Date)
Total Shares Subject to Outstanding Stock Options	5,676,538
Weighted-Average Exercise Price Per Share of Outstanding Stock Options	$3.54
Weighted-Average Remaining Term of Outstanding Stock Options (years)	0.96
Total Shares Subject to Outstanding Full Value Awards (1)	42,851,374
Total Shares Available for Grant under the 2007 Plan (1)	128,961,165
Total Shares Available for Grant under Other Equity Plans (2)	—
Total Common Stock Outstanding	2,504,014,351
Closing Price of Common Stock as Reported on Nasdaq Global Select Market	$273.60
(1) Assumes that all outstanding PSUs will be earned at the maximum number of shares that may become eligible to vest upon achievement of performance goals at Stretch Operating Plan (or Stretch for MY PSUs).
(2) Does not include our 2012 ESPP.
Fiscal 2022 Burn Rate Detail
The following table provides additional information regarding our 2007 Plan activity and outstanding common stock for Fiscal 2022:

Fiscal 2022
Stock Options Granted	—
Full Value Awards Granted (1)	18,150,660
Stock Options Cancelled	5,876
Full Value Awards Cancelled	1,651,968
Weighted-Average Common Stock Outstanding	2,495,520,487
(1) For purposes of calculating this amount, PSUs are counted at the maximum number of shares that may become eligible to vest upon achievement of performance goals at Stretch Operating Plan (or Stretch for MY PSUs).
3-Year Historical Burn Rate
The following table provides information regarding our burn rate for the last 3 fiscal years:

	Fiscal 2020	Fiscal 2021	Fiscal 2022
Gross Burn Rate (1)	1.16%	1.46%	0.73%
Adjusted Gross Burn Rate(1) (2)	2.33%	2.91%	1.45%
Full Value Awards Granted	28,355,668	35,899,608	18,150,660
Weighted-Average Common Stock Outstanding	2,438,537,624	2,467,175,237	2,495,520,487
(1) Calculated as: shares subject to options and Full Value Awards granted as a percentage of weighted-average common shares outstanding for each fiscal year. PSUs are counted in the year of grant at the maximum number of shares that may become eligible to vest.
(2)    For purposes of this calculation, shares subject to Full Value Awards granted are increased by a 2x volatility multiplier.
Description of the Proposed 2007 Plan
The material features of the Proposed 2007 Plan are outlined below. The following description is a summary only and is qualified in its entirety by reference to the complete text of the Proposed 2007 Plan, which is appended to this proxy statement as Appendix B and which we encourage stockholders to read in its entirety.
Purpose. The Proposed 2007 Plan is designed to provide incentives for our employees, directors, and consultants to exert maximum efforts for our success, and to give them an opportunity to benefit from increases in the value of our common stock.

Types of Awards. The Proposed 2007 Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, other stock awards, and performance awards that may be settled in cash, stock, or other property.
Share Reserve. Subject to adjustment for certain changes in our capitalization, the aggregate maximum number of shares of our common stock authorized for issuance under the Proposed 2007 Plan is 1,028,971,064 shares, which includes 51,500,000 newly requested shares.
The following shares will not remain available for subsequent issuance under the Proposed 2007 Plan: (i) shares subject to a Proposed 2007 Plan award which are withheld by us or tendered by a participant to satisfy the exercise or purchase price of, or tax withholding obligations in connection with, the award; and (ii) shares repurchased by us on the open market with the proceeds of the exercise or purchase price of a Proposed 2007 Plan award.
Shares subject to a Proposed 2007 Plan award that (i) expires or otherwise terminates without being exercised in full; (ii) are forfeited to or repurchased by us; and (iii) are not issued because the award is settled in cash; will remain available for subsequent issuance under the Proposed 2007 Plan.
Eligibility. All of the approximately 23,358 employees, 12 non-employee directors and 8,088 consultants of NVIDIA Corporation and its subsidiaries as of April 4, 2022 are eligible to participate and may receive all awards other than incentive stock options, which may be granted only to employees of NVIDIA Corporation and its subsidiaries.
Annual Per-Participant Limits. Subject to adjustment for certain changes in our capitalization, no participant will be eligible to be granted during any fiscal year more than: (i) 8,000,000 shares of our common stock subject to stock options, stock appreciation rights, and other stock awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the fair market value of our common stock on the grant date; (ii) 8,000,000 shares of our common stock under performance stock awards; and (iii) $6,000,000 of performance cash awards. If a performance stock award is in the form of a stock option or could be paid out in cash, it will count only against the performance stock award limit.
Administration. The Proposed 2007 Plan is administered by our Board, which has delegated concurrent authority to the CC, but may revest in itself some or all of the delegated power. Each of the Board and the CC is considered to be a Plan Administrator for purposes of this Proposal 5. Subject to the terms of the Proposed 2007 Plan and the limitations set forth below, the Plan Administrator may determine the recipients, numbers and types of awards to be granted, the exercise or purchase price of awards, and other terms and conditions of awards, including the period of their exercisability and vesting, and the fair market value applicable to a stock award.
The Plan Administrator may also delegate to one or more officers the authority to designate non-officer employees to be recipients of certain stock awards and the number of shares subject to such stock awards. Under any such delegation, the Plan Administrator will specify the total number of shares that may be subject to the stock awards granted by such officer.
Vesting Acceleration Only in Limited Circumstances. The Plan Administrator may accelerate the vesting or exercisability of any award only in the event of a participant’s death or disability or in the event of a corporate transaction or change in control (as defined in the Proposed 2007 Plan and described below).
Repricing; Cancellation and Re-Grant of Stock Awards. The Plan Administrator does not have the authority to (i) reprice any outstanding stock option or stock appreciation right by reducing its exercise or strike price or (ii) cancel any such award that has an exercise or strike price greater than the current fair market value of our common stock in exchange for cash or other stock awards, without obtaining the approval of our stockholders within 12 months prior to the repricing or cancellation and re-grant event.
Dividends and Dividend Equivalents. The Proposed 2007 Plan provides that dividends or dividend equivalents may be paid or credited with respect to any shares of our common stock subject to an award, as determined by the Plan Administrator and contained in the applicable award agreement; provided, however, that (i) no dividends or dividend equivalents may be paid with respect to any such shares before the date such shares have vested, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of the applicable award agreement (including any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to us on the date such shares are forfeited to or repurchased by us due to a failure to vest.

Section 162(m) Transition Relief for Performance-Based Compensation. Certain provisions in the Proposed 2007 Plan refer to the “performance-based compensation” exception under Section 162(m). Pursuant to the Tax Cuts and Jobs Act, this exception was repealed for taxable years beginning after December 31, 2017. However, an award may still be eligible for this exception if, among other requirements, it is intended to qualify, and is eligible to qualify, as Section 162(m) performance-based compensation pursuant to the transition relief provided by the Tax Cuts and Jobs Act for remuneration provided pursuant to a written binding contract which was in effect on November 2, 2017 and which was not modified in any material respect on or after such date, or Section 162(m) Transition Relief. Accordingly, the provisions in the Proposed 2007 Plan which refer to the Section 162(m) performance-based compensation exception will only apply to any award that is intended to qualify, and is eligible to qualify, as Section 162(m) performance-based compensation pursuant to the Section 162(m) Transition Relief and, therefore, such provisions are not applicable to any other awards granted under the Proposed 2007 Plan. However, even if an award is intended to qualify as Section 162(m) performance-based compensation, no assurance can be given that the award will in fact qualify for the Section 162(m) Transition Relief or the Section 162(m) performance-based compensation exception.
Stock Options. The Proposed 2007 Plan permits the grant of stock options that qualify as incentive stock options, or ISOs, and nonstatutory stock options, or NSOs.
The exercise price of stock options may not be less than 100% of the fair market value of the underlying common stock on the date of grant and, in some cases (see Limitations on Incentive Stock Options below), may not be less than 110% of such fair market value.
The term of stock options may not exceed ten years and, in some cases (see Limitations on Incentive Stock Options below), may not exceed five years. Except as otherwise provided in a participant’s stock option agreement or other agreement with us, (i) if a participant’s service relationship with us or any of our affiliates (referred to in this Proposal 5 as “continuous service”) terminates (other than for cause or upon the participant’s death or disability), the participant may exercise any vested stock options for up to 90 days following such termination; (ii) if a participant’s continuous service is terminated for cause, then upon such date all vested and unvested stock options of the participant will terminate and the participant will be prohibited from exercising any stock option; and (iii) if a participant’s continuous service terminates due to the participant’s death (or the participant dies within a specified period, if any, following termination of continuous service) or the participant’s disability, the participant or his or her beneficiary, as applicable, may exercise any vested stock options for up to 18 months following the participant’s death and for up to 12 months following the participant’s termination due to disability. The term of a stock option may be extended if exercise of the stock option following a participant’s termination of continuous service is prohibited by applicable securities laws or would subject the participant to short-swing liability under the Exchange Act. In no event may a stock option be exercised after its original expiration date.
Acceptable forms of consideration for the purchase of our common stock pursuant to the exercise of a stock option will be determined by the Plan Administrator and may include: (i) cash, check, bank draft, money order or electronic funds transfer; (ii) payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; (iii) a net exercise feature (for NSOs only); or (iv) other legal consideration approved by the Plan Administrator.
Stock options may vest and become exercisable in accordance with a vesting schedule to be determined by the Plan Administrator. In the event that a participant’s continuous service terminates due to his or her death, the participant’s outstanding stock options will become fully vested and exercisable.
Generally, a participant may not transfer a stock option other than by will or the laws of descent and distribution or pursuant to a domestic relations order or an official marital settlement agreement. However, to the extent permitted by the Plan Administrator, a participant may designate a beneficiary who may exercise the stock option following the participant’s death.
Limitations on Incentive Stock Options. The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by a participant during any calendar year under all of our stock plans may not exceed $100,000. The stock options or portions of stock options that exceed this limit or otherwise fail to qualify as ISOs are treated as NSOs. No ISO may be granted to any person who, at the time of grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any affiliate unless the following conditions are satisfied:
•the exercise price of the ISO must be at least 110% of the fair market value of the common stock subject to the ISO on the date of grant; and

•the term of the ISO must not exceed five years from the date of grant.
Subject to adjustment for certain changes in our capitalization, the aggregate maximum number of shares of our common stock that may be issued pursuant to the exercise of ISOs granted under the Proposed 2007 Plan (including ISOs granted under our prior plans) is 1,000,000,000 shares.
Restricted Stock Awards. Restricted stock awards may be granted in consideration for: (i) cash, check, bank draft, money order or electronic funds transfer; (ii) the participant’s services performed for us or an affiliate of ours; or (iii) any other form of legal consideration acceptable to the Plan Administrator. Shares of our common stock acquired under a restricted stock award may be forfeited to us in accordance with a vesting schedule to be determined by the Plan Administrator, provided that if a participant’s continuous service terminates due to his or her death, the participant’s outstanding restricted stock awards will become fully vested. Rights to acquire shares of our common stock under a restricted stock award may be transferred only pursuant to the restricted stock award agreement. If a participant’s continuous service terminates, any of the participant’s unvested restricted stock awards may be forfeited to or repurchased by us in accordance with the applicable restricted stock award agreement.
Restricted Stock Unit Awards. The consideration to be paid, if any, by a participant for restricted stock unit awards granted under the Proposed 2007 Plan may be made in any form of legal consideration acceptable to the Plan Administrator. Restricted stock unit awards may be settled by delivery of our common stock, cash, or any other form of consideration determined by the Plan Administrator and set forth in the restricted stock unit award agreement. Restricted stock unit awards may be subject to a vesting schedule as determined by the Plan Administrator, provided that if a participant’s continuous service terminates due to his or her death, the participant’s outstanding restricted stock unit awards will become fully vested. Except as otherwise provided in the applicable restricted stock unit award agreement, unvested restricted stock units will be forfeited upon a participant’s termination of continuous service.
Stock Appreciation Rights. Each stock appreciation right is denominated in common stock share equivalents. The associated strike price will be determined by the Plan Administrator but will be no less than 100% of the fair market value of the underlying common stock at the time of grant. The Plan Administrator may also impose restrictions upon the vesting of stock appreciation rights. In the event that a participant’s continuous service terminates due to his or her death, the participant’s outstanding stock appreciation rights will become fully vested and exercisable. The appreciation distribution for stock appreciation rights may be paid in our common stock, cash, or any other form of consideration approved by the Plan Administrator and set forth in the stock appreciation right agreement. The term of stock appreciation rights may not exceed ten years. Stock appreciation rights will be subject to the same conditions upon termination of continuous service and restrictions on transfer as stock options.
Performance Awards. We may grant performance stock and cash awards, including Section 162(m) “performance-based compensation”. However, to qualify as Section 162(m) performance-based compensation, among other requirements, such awards must be eligible to qualify for the Section 162(m) Transition Relief (as described in Section 162(m) Transition Relief for Performance-Based Compensation above).
A performance stock award and a performance cash award is payable (for performance stock awards, including that may be granted, vest, or be exercised) contingent upon the achievement of specified performance goals during a specified performance period, and may also require completion of a specified period of continuous service. The length of any performance period, the performance goals to be achieved, and the measure of whether and to what degree such performance goals have been attained will be determined by the CC, except that the Plan Administrator also may make any such determinations to the extent that the award is not intended to qualify as Section 162(m) performance-based compensation. The Plan Administrator may specify the form of payment of performance cash awards, or may provide for a participant to have the option for his or her performance cash award, or such portion thereof as the Plan Administrator may specify, to be paid in whole or in part in cash or other property. In addition, to the extent permitted by applicable law and the applicable award agreement, the Plan Administrator may determine that cash may be used in payment of performance stock awards, or that common stock authorized under the Proposed 2007 Plan may be used in payment of performance cash awards. If a participant’s continuous service terminates due to his or her death, the participant’s outstanding performance stock awards will be deemed to have been earned at the target level of performance, and become fully vested and issued.
For any performance award intended to qualify as Section 162(m) performance-based compensation, (i) the CC will set a performance period over which the attainment of one or more performance goals will be measured, (ii) no later than the earlier of the 90th day of a performance period and the date on which 25% of the performance period has elapsed, and at a time when the achievement of the performance goals remains substantially uncertain, the CC will establish the performance goals based upon one or more performance criteria enumerated in the Proposed 2007 Plan and described below, (iii) as soon as administratively practicable following the end of the performance period, the CC will certify in writing whether the performance goals have been satisfied, and (iv) the CC may reduce or eliminate the compensation or economic benefit due upon the attainment of the applicable performance goals as the CC may determine. However, to qualify as Section 162(m) performance-based compensation, among other requirements, any such award must be eligible to qualify for the Section 162(m) Transition Relief (as described in Section 162(m) Transition Relief for Performance-Based Compensation above).
Performance goals under the Proposed 2007 Plan will be based on any one or more of the following performance criteria:

•earnings, including any of the following: gross profit, operating income, income before income tax, net income, and earnings per share, in each case with any one of or combination of the following exclusions or inclusions: (a) interest income, (b) interest expense, (c) other income that is categorized as non-operating income, (d) other expense that is categorized as non-operating expense, (e) income tax, (f) depreciation, and (g) amortization;
•total stockholder return;
•return on equity or average stockholder’s equity;
•return on assets, investment, or capital employed;
•stock price;
•gross profit margin;
•operating income margin;
•cash flow from operating activities (including cash flow from operating activities per share);
•free cash flow (including free cash flow per share);
•change in cash and cash equivalents (or cash flow) (including change in cash and cash equivalents per share (or cash flow per share));
•sales or revenue targets;

•increases in revenue or product revenue;
•expenses and cost reduction goals;
•improvement in or attainment of expense levels;
•improvement in or attainment of working capital levels;
•economic value added (or an equivalent metric);
•market share;
•share price performance;
•debt reduction;
•implementation or completion of projects or processes;
•customer satisfaction;
•stockholders’ equity;
•capital expenditures;
•debt levels;
•workforce diversity;
•growth of net income or operating income;
•employee retention;
•quality measures; and
•to the extent that an award is not intended to qualify as Section 162(m) performance-based compensation, other measures of performance selected by the Plan Administrator.

Performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. The CC (or, to the extent that an award is not intended to qualify as Section 162(m) performance-based compensation, the Plan Administrator) will be authorized to adjust the method of calculating performance goal achievement for a performance period as follows, provided that any such adjustments must be objectively determinable to the extent that the award is intended to qualify as Section 162(m) performance-based compensation:

•to exclude the effects of stock-based compensation (including any modification charges);
•to exclude the portion of any legal settlement assigned as past infringement (i.e. the fair value associated with the portion of settlement that is non-recurring);
•to exclude restructuring charges (including any costs associated with a reduction in force and/or shutting down of business operations, such as severance compensation and benefits and the cost to shut down operating sites/offices);
•to exclude amortization expenses associated with intangible assets obtained through a business combination (acquisition or asset purchase);
•to exclude other costs incurred in connection with acquisitions or divestitures (including potential acquisitions or divestitures) that are required to be expensed under GAAP (including any direct acquisition costs that are not associated with providing ongoing future benefit to the combined company and certain compensation costs associated with an acquisition, such as one-time compensation charges, longer-term retention incentives, and associated payroll tax charges);
•to exclude any exchange rate effects;
•to exclude the effects of changes to GAAP;
•to exclude the effects of any statutory adjustments to corporate tax rates or changes in tax legislation;
•to exclude the portion of tax related settlements;
•to exclude the effects of any items of an unusual nature or of infrequency of occurrence;

•to exclude the dilutive effects of acquisitions or joint ventures;
•to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends;
•to exclude the effects of the award of bonuses under our bonus plans;
•to exclude any impairment of long-lived assets including goodwill, investments in non-affiliated entities and intangible asset impairment charges that are required to be recorded under GAAP;
•to exclude other events that are significant but not related to ongoing business operations, such as large charitable donations;
•to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture;
•to include non-operational credits (i.e., situations when directly related amounts have not been previously charged to our results of operations); and
•to the extent that an award is not intended to qualify as Section 162(m) performance-based compensation, to make any other adjustments selected by the Plan Administrator.

Other Stock Awards. Other forms of stock awards valued in whole or in part with reference to our common stock may be granted. Subject to the terms of the Proposed 2007 Plan and the limitations set forth above (including the limitations described in Vesting Acceleration Only in Limited Circumstances above), the Plan Administrator will have sole and complete authority to determine the persons to whom and the times at which such other stock awards will be granted, the number of shares of our common stock to be granted and all other conditions of such other stock awards. In the event that a participant’s continuous service terminates due to his or her death, then any such other stock awards held by the participant will become fully vested.
Clawback Policy. Granted awards will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd Frank Act or other applicable law. In addition, the Plan Administrator may impose other clawback, recovery, or recoupment provisions in an award agreement as the Plan Administrator determines necessary or appropriate, including a reacquisition right in respect of previously acquired shares of our common stock or other cash or property upon the occurrence of cause.
Changes in Capitalization. In the event of certain capitalization adjustments, the Plan Administrator will proportionately adjust: (i) the class(es) and maximum number of securities subject to the Proposed 2007 Plan; (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of ISOs; (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to the annual per-participant limits under the Proposed 2007 Plan; and (iv) the class(es) and number of securities and price per share of stock subject to outstanding stock awards.

Corporate Transaction; Change in Control. Except as otherwise stated in a stock award agreement, in the event of a corporate transaction or a change in control (as defined in the Proposed 2007 Plan and described below), outstanding stock awards under the Proposed 2007 Plan may be assumed, continued, or substituted by the surviving or acquiring corporation (or its parent company). Except as otherwise stated in a stock award agreement, if the surviving or acquiring corporation (or its parent company) does not assume, continue, or substitute such stock awards, then (i) contingent upon the effectiveness of the corporate transaction or change in control, any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction or change in control will become fully vested and exercisable, and such stock awards will be terminated if not exercised prior to the effective time of the corporate transaction or change in control and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse, and (ii) all other stock awards will be terminated if not exercised prior to the effective time of the corporate transaction or change in control, provided that any reacquisition or repurchase rights held by us with respect to such stock awards may continue to be exercised.
For purposes of the Proposed 2007 Plan, a corporate transaction will be deemed to occur in the event of the consummation of: (i) a sale or other disposition of all or substantially all of our consolidated assets or of at least 50% of our outstanding securities, in the case of awards granted on or after the date of the 2012 Meeting, and at least 90% of our outstanding securities, in the case of awards granted prior to the date of the 2012 Meeting; or (ii) a merger, consolidation, or similar transaction following which (A) we are not the surviving corporation, or (B) we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.
For purposes of the Proposed 2007 Plan, a change in control will be deemed to occur in the event: (i) a person, entity or group acquires, directly or indirectly, securities of NVIDIA representing more than 50% of the combined voting power of our then outstanding securities, other than by virtue of a merger, consolidation, or similar transaction; (ii) there is consummated a merger, consolidation, or similar transaction and, immediately after the consummation of such transaction, our stockholders immediately prior thereto do not own, directly or indirectly, more than 50% of the combined outstanding voting power of the surviving entity or the parent of the surviving entity in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction; (iii) there is consummated a sale or other disposition of all or substantially all of our consolidated assets, other than a sale or other disposition to an entity in which more than 50% of the entity’s combined voting power is owned by our stockholders in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such sale or other disposition; or (iv) a majority of our Board becomes comprised of individuals whose nomination, appointment, or election was not approved by a majority of the Board members or their approved successors.
Plan Amendments and Termination. The Plan Administrator will have the authority to amend or terminate the Proposed 2007 Plan at any time. However, except as otherwise provided in the Proposed 2007 Plan, no such amendment or termination may materially impair any rights under awards already granted to a participant unless agreed to by the affected participant. We will obtain stockholder approval of any amendment to the Proposed 2007 Plan as required by applicable law and listing requirements. Unless sooner terminated, the Proposed 2007 Plan will automatically terminate on April 26, 2030.
U.S. Federal Income Tax Consequences
The following is a summary of the principal United States federal income taxation consequences to participants and us with respect to participation in the Proposed 2007 Plan. This summary is not intended to be exhaustive, and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Each participant should consult the participant’s tax adviser regarding the tax consequences of the grant or exercise of an award or the disposition of stock acquired the Proposed 2007 Plan. The Proposed 2007 Plan is not qualified under the provisions of Section 401(a) of the Internal Revenue Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) and the satisfaction of our tax reporting obligations.
Nonstatutory Stock Options. Generally, there is no taxation upon the grant of an NSO if the stock option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock option over the exercise price. If the participant is employed by us or one of our affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on that date.

Subject to the requirement of reasonableness, the provisions of Section 162(m) and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.
Incentive Stock Options. The Proposed 2007 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Internal Revenue Code. Under the Internal Revenue Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received on exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.
If, however, a participant disposes of a share acquired on exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.
For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised.
We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we are allowed a deduction in an amount equal to the ordinary income includible in income by the participant, subject to Section 162(m) and provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.
Restricted Stock Awards. Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following his or her receipt of the stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock.
The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.
Subject to the requirement of reasonableness, the provisions of Section 162(m) and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.
Restricted Stock Unit Awards. Generally, the recipient of a restricted stock unit award structured to conform to the requirements of Section 409A of the Internal Revenue Code or an exception to Section 409A of the Internal Revenue Code will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of the fair market value of the shares of our common stock received over any amount paid by the recipient in exchange for the shares of our common stock. To conform to the requirements of Section 409A of the Internal Revenue Code, the shares of our common stock subject to a restricted stock unit award may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change in control. If delivery occurs on another date, unless the restricted stock unit award otherwise complies with or qualifies for an exception to the requirements of Section 409A of the Internal Revenue Code, in addition to the tax treatment described above, the recipient will owe an additional 20% federal tax and interest on any taxes owed.
The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.
Subject to the requirement of reasonableness, the provisions of Section 162(m) and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.
Stock Appreciation Rights. We may grant stock appreciation rights separate from any other award or in tandem with other awards. Where the stock appreciation rights are granted with a strike price equal to the fair market value of the underlying stock on the grant date, the recipient will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the provisions of Section 162(m), and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.
Section 162(m). Section 162(m) disallows a deduction to any publicly held corporation and its affiliates for certain compensation paid to “covered employees” in a taxable year to the extent that compensation to a covered employee exceeds $1 million. Prior to the enactment of the Tax Cuts and Jobs Act, compensation that qualified as “performance-based compensation” under Section 162(m) was not subject to this deduction limitation. Pursuant to the Tax Cuts and Jobs Act, this exception for “performance-based compensation” under Section 162(m) was repealed with respect to taxable years beginning after December 31, 2017, except that certain transition relief is provided by the Tax Cuts and Jobs Act for remuneration provided pursuant to a written binding contract which was in effect on November 2, 2017 and which was not modified in any material respect on or after such date. As a result, compensation paid to any of our “covered employees” in excess of $1 million per taxable year generally will not be deductible unless, among other requirements, it is intended to qualify, and is eligible to qualify, as “performance-based compensation” under Section 162(m) pursuant to the transition relief provided by the Tax Cuts and Jobs Act. Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m), as well as other factors beyond the control of the CC, no assurance can be given that any award granted under the Proposed 2007 Plan will be eligible for such transition relief and, therefore, eligible for the “performance-based compensation” exception under Section 162(m).

New Plan Benefits
Awards under the Proposed 2007 Plan are discretionary and are not subject to set benefits or amounts under the terms of the Proposed 2007 Plan. However, our Board’s current policy establishes the number of shares subject to initial and annual stock awards that will be granted to our non-employee directors under the Proposed 2007 Plan. The Board’s current policy with respect to stock awards granted to our non-employee directors is described under Director Compensation above.

Proposed 2007 Plan
Name and Position	Dollar Value	Number of Shares Subject to Stock Awards
Jen-Hsun Huang (1) President and CEO	*	*
Colette M. Kress (1) Executive Vice President and CFO	*	*
Ajay K. Puri (1) Executive Vice President, Worldwide Field Operations	*	*
Debora Shoquist (1) Executive Vice President, Operations	*	*
Timothy S. Teter (1) Executive Vice President, General Counsel and Secretary	*	*
All Current Executive Officers as a Group (1)	*	*
All Current Non-Executive Directors as a Group (2)	$3,060,000	*
All Current and Former Employees as a Group (including all current non-executive officers) (1)	*	*
(1) The amounts allocable under the Proposed 2007 Plan to our executive officers and other employees are not determinable because the Proposed 2007 Plan does not provide for set benefits or amounts with respect to awards granted under the Proposed 2007 Plan, and we have not approved any awards that are conditioned on stockholder approval of this Proposal 5.
(2)    On the first trading day following the 2022 Meeting, each of our current non-employee directors will be granted an RSU award covering shares of our common stock with an approximate value of $255,000, consistent with the Board’s current policy as described under Director Compensation above. The number of shares subject to such awards is determined on the basis of the average closing price of our common stock over the 30-day period ending the business day prior to the 2022 Meeting and, therefore, is not determinable at this time. Such awards will be granted under the Proposed 2007 Plan if this Proposal 5 is approved by our stockholders.

2007 Plan Benefits
The following table shows, for each of the individuals and the various groups indicated, the number of shares of our common stock subject to awards that have been granted (even if not currently outstanding) under the 2007 Plan since its initial approval by our stockholders in 2007 through April 4, 2022.

2007 Plan
Name and Position	Number of Shares Subject to Stock Awards
Jen-Hsun Huang President and CEO	22,420,762
Colette M. Kress Executive Vice President and CFO	3,872,930
Ajay K. Puri Executive Vice President, Worldwide Field Operations	6,232,549
Debora Shoquist Executive Vice President, Operations	5,909,157
Timothy S. Teter Executive Vice President, General Counsel and Secretary	547,257
All Current Executive Officers as a Group	38,982,655
All Current Non-Executive Directors as a Group	8,620,516
All Current and Former Employees as a Group (including all current non-executive officers)	678,678,412
Each Nominee for Director:
Robert K. Burgess	535,012
Tench Coxe	1,619,204
John O. Dabiri	6,728
Persis S. Drell	139,732
Jen-Hsun Huang	22,420,762
Dawn Hudson	561,628
Harvey C. Jones	1,499,980
Michael G. McCaffery	139,732
Stephen C. Neal	15,828
Mark L. Perry	1,114,848
A. Brooke Seawell	1,487,776
Aarti Shah	5,024
Mark A. Stevens	1,495,024
Each Associate of any Director, Executive Officer or Nominee	—
Each Other Current and Former 5% Holder or Future 5% Recipient	—

Equity Compensation Plan Information
The number of shares issuable upon exercise of outstanding stock options, RSUs, and PSUs, the weighted-average exercise price of outstanding stock options, and the number of stock awards remaining for future issuance under each of our equity compensation plans as of January 30, 2022 are summarized as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights ($) (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	6,133,987		3.55	(2)	363,785,952	(3)
Equity compensation plans not approved by security holders	—	(4)	—		—
Total	6,133,987		3.55	(2)	363,785,952	(3)
(1)This row includes our 2007 Plan and our 2012 ESPP. Under our 2012 ESPP, participants are permitted to purchase our common stock at a discount on certain dates through payroll deductions within a pre-determined purchase period. Accordingly, the number of shares to be issued upon exercise of outstanding rights under our 2012 ESPP as of January 30, 2022 is not determinable.
(2)Represents the weighted-average exercise price of outstanding stock options only.
(3)As of January 30, 2022, (a) the number of shares that remained available for future issuance under the 2007 Plan was 130,630,871, and (b) the number of shares that remained available for future issuance under the 2012 ESPP was 233,155,081, of which up to 1,164,054 shares may be purchased under the 2012 ESPP in the current purchase period which runs until August 31, 2022, based on estimated participation and contribution rates, purchase prices based on the applicable offering date prices, and the $25,000 limit under Section 423(b)(8) of the Internal Revenue Code.
(4)Excludes RSUs assumed by NVIDIA in connection with mergers and acquisitions. As of January 30, 2022, a total of 2,342,670 shares were issuable upon the vesting of such RSUs. Such RSUs have no exercise price. No additional awards were or may be granted by NVIDIA under the plans pursuant to which such RSUs were originally granted.

During Fiscal 2022, we granted an aggregate of 18,150,660 shares under our 2007 Plan in the form of RSUs and PSUs, 557,496 of which were granted to our NEOs, 20,592 of which were granted to our non-employee directors and 17,572,572 of which were granted to our other employees. For this purpose, PSUs are counted in the year of grant at the maximum number of shares that may become eligible to vest. Also during Fiscal 2022, an aggregate of 4,770,327 shares were purchased under our 2012 ESPP, 2,569 of which were purchased by our NEOs and 4,767,758 of which were purchased by our other employees. Our non-employee directors are not eligible to participate in our 2012 ESPP.

Additional Information
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership of our common stock and other equity securities with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements applicable to individuals who were, during Fiscal 2022, our executive officers, directors and greater than 10% beneficial owners were complied with, except for our Chief Executive Officer, Jensen Huang, who filed one late Form 4 pertaining to one transaction.
Other Matters
The Board knows of no other matters that will be presented for consideration at the 2022 Meeting. If any other matters are properly brought before the 2022 Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
Timothy S. Teter
Secretary

April 19, 2022
A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 30, 2022 AS FILED WITH THE SEC IS BEING FURNISHED TO STOCKHOLDERS CONCURRENTLY HEREWITH. STOCKHOLDERS MAY SUBMIT A WRITTEN REQUEST FOR AN ADDITIONAL COPY OF THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 30, 2022 TO: INVESTOR RELATIONS, NVIDIA CORPORATION, 2788 SAN TOMAS EXPRESSWAY, SANTA CLARA, CALIFORNIA 95051 OR TO SHAREHOLDERMEETING@NVIDIA.COM. WE WILL ALSO FURNISH A COPY OF ANY EXHIBIT TO THE ANNUAL REPORT ON FORM 10-K IF SPECIFICALLY REQUESTED IN WRITING.
NVIDIA and the NVIDIA logo are either registered trademarks or trademarks of NVIDIA Corporation in the United States and other countries. Other company names used in this publication are for identification purposes only and may be trademarks of their respective companies.

APPENDIX A
NVIDIA Corporation Amendment to Certificate of Incorporation
CERTIFICATE OF AMENDMENT
OF
RESTATED
CERTIFICATE OF INCORPORATION
OF
NVIDIA CORPORATION
(a Delaware corporation)
NVIDIA Corporation, a Delaware corporation (the “Corporation”), does hereby certify:
First: The name of the Corporation is NVIDIA Corporation.
Second: The date on which the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware is February 24, 1998 under the name of NVIDIA Delaware Corporation.
Third: The Board of Directors of the Corporation, acting in accordance with Sections 141(f) and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend Paragraph A of Article IV of the Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on December 9, 2021 (the “Restated Certificate of Incorporation”), to read in its entirety as follows:
“A. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is Eight Billion Two Million (8,002,000,000) shares. Eight Billion (8,000,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Two Million (2,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).
The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a “Preferred Stock Designation”) pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.”
Fourth: Thereafter pursuant to a resolution of the Board of Directors this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
Fifth: This Certificate of Amendment shall become effective immediately upon filing with the Secretary of State of the State of Delaware.
Sixth: All other provisions of the Restated Certificate of Incorporation shall remain in full force and effect.

A-1

In Witness Whereof, NVIDIA Corporation has caused this Certificate of Amendment to be signed by its Executive Vice President and Chief Financial Officer and attested to by its Secretary in Santa Clara, California on this day of , 2022.

NVIDIA Corporation

By:
Colette M. Kress Executive Vice President and Chief Financial Officer
Attest:
By: ________________________________________
Timothy S. Teter
Secretary
A-2

APPENDIX B
NVIDIA Corporation Amended and Restated 2007 Equity Incentive Plan
Approved by the Compensation Committee: April 24, 2007
Approved by the Stockholders: June 21, 2007
Amended by the Compensation Committee: November 11, 2010
Amended and Restated by the Compensation Committee: March 22, 2012
Approved by the Stockholders: May 17, 2012
Amended and Restated by the Compensation Committee: April 9, 2014
Approved by the Stockholders: May 23, 2014
Amended and Restated by the Compensation Committee: April 5, 2016
Approved by the Stockholders: May 18, 2016
Amended and Restated by the Compensation Committee: April 3, 2018
Approved by the Stockholders: May 16, 2018
Amended and Restated by the Compensation Committee: April 27, 2020
Approved by the Stockholders: June 9, 2020
Amended and Restated by the Board of Directors: July 19, 2021
Amended and Restated by the Compensation Committee: April 8, 2022
Approved by the Stockholders: [June 2, 2022]
Termination Date: April 26, 2030

1.General.
(a)Successor and Continuation of Prior Plans. The Plan is intended as the successor to and continuation of the NVIDIA Corporation 1998 Equity Incentive Plan (the “1998 Plan”), the NVIDIA Corporation 1998 Non-Employee Directors’ Stock Option Plan, the NVIDIA Corporation 2000 Nonstatutory Equity Incentive Plan, and the PortalPlayer, Inc. 2004 Stock Incentive Plan (together, the “Prior Plans”). Following the Effective Date, no additional stock awards will be granted under any of the Prior Plans and all newly granted Stock Awards will be subject to the terms of this Plan except as follows: from the Effective Date until September 30, 2007 (the “Transition Date”) (during which time the Company anticipates taking such steps as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or are employed outside the United States), the Company may grant stock awards subject to the terms of the 1998 Plan covering up to an aggregate of 100,000 shares of Common Stock to newly hired employees of the Company and its Affiliates who are foreign nationals or are employed outside the United States (such 100,000 share reserve, the “Foreign Transition Reserve”). On the Effective Date, all of the shares remaining available for issuance under the Prior Plans will become available for issuance under the Plan; provided, however, that the issuance of shares upon the exercise of options or the settlement of stock awards granted under the Prior Plans (including the issuance of shares upon the exercise or settlement of any awards granted following the Effective Date subject to the terms of the 1998 Plan from the Foreign Transition Reserve) will occur from this Plan and will reduce the number of shares of Common Stock available for issuance under this Plan as provided in Section 3 below. Any shares of Common Stock subject to outstanding options and stock awards granted under the Prior Plans that expire or terminate for any reason prior to exercise or settlement (collectively, the “Prior Plans’ Returning Shares”) will become available for issuance pursuant to Stock Awards granted hereunder. Except as expressly set forth in this Section 1(a), all options and stock awards granted under the Prior Plans will remain subject to the terms of the Prior Plans with respect to which they were originally granted.
(b)Eligible Award Recipients. The persons eligible to receive Awards are Employees, Directors and Consultants.
(c)Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Restricted Stock Awards, (iv) Restricted Stock Unit Awards, (v) Stock Appreciation Rights, (vi) Performance Stock Awards, (vii) Performance Cash Awards, and (viii) Other Stock Awards.
(d)Purpose. The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards as set forth in Section 1(b), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate, and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Stock Awards.
(e)Section 162(m) Transition Relief. Notwithstanding anything in the Plan to the contrary, any reference in the Plan to “performance-based compensation” under Section 162(m) of the Code will only apply to any Award that is intended, and is eligible, to qualify as such pursuant to the transition relief provided by the Tax Cuts and Jobs Act (the

“TCJA”) for remuneration provided by a written binding contract which was in effect on November 2, 2017 and which was not subsequently materially modified, as determined by the Board, in its sole discretion, in accordance with the TCJA and any applicable guidance, rulings or regulations issued by any governmental authority.
2.    Administration.
(a)Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).
(b)Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)To determine from time to time (A) which of the persons eligible under the Plan will be granted Awards; (B) when and how each Award will be granted; (C) what type or combination of types of Award will be granted; (D) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive cash or Common Stock pursuant to a Stock Award; (E) the number of shares of Common Stock subject to, or the cash value of, an Award; and (F) the Fair Market Value applicable to a Stock Award.
(ii)To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it will deem necessary or expedient to make the Plan or Award fully effective.
(iii)To settle all controversies regarding the Plan and Awards granted under it.
(iv)To accelerate the time at which an Award may be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may be exercised or the time during which it will vest (or at which cash or shares of Common Stock may be issued); provided, however, that notwithstanding the foregoing or anything in the Plan to the contrary, the time at which a Participant’s Award may be exercised or the time during which a Participant’s Award or any part thereof will vest may only be accelerated in the event of the Participant’s death or Disability or in the event of a Corporate Transaction or Change in Control.
(v)To suspend or terminate the Plan at any time. Except as otherwise provided in the Plan or an Award Agreement, suspension or termination of the Plan will not materially impair a Participant’s rights under his or her then-outstanding Award without his or her written consent.
(vi)To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or to bring the Plan or Awards granted under the Plan into compliance therewith, subject to the limitations, if any, of applicable law. However, except as provided in Section 9(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan that either (i) materially increases the number of shares of Common Stock available for issuance under the Plan, (ii) materially expands the class of individuals eligible to receive Awards under the Plan, (iii) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (iv) materially extends the term of the Plan, or (v) materially expands the types of Awards available for issuance under the Plan, but only to the extent required by applicable law or listing requirements. Except as otherwise provided in the Plan or an Award Agreement, rights under any Award granted before amendment of the Plan will not be materially impaired by any amendment of the Plan unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing.
(vii)To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (i) Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (ii) Section 422 of the Code regarding Incentive Stock Options, or (iii) Rule 16b-3.
(viii)To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, except with respect to amendments that disqualify or impair the status of an Incentive Stock Option or as otherwise provided in the Plan or an Award Agreement, the rights under any Award will not be materially impaired by any such amendment unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing. Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without the affected Participant’s consent, the Board may amend the terms of any one or more Awards if necessary (A) to maintain the qualified status of the Award as an Incentive Stock Option, (B) to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A of the Code and the related guidance thereunder, or (C) to comply with other applicable laws.
(ix)Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.
(x)To adopt such procedures or terms and sub-plans (none of which will be inconsistent with the provisions of the Plan) as are necessary or desirable to permit or facilitate participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed or located outside the United States.
(c)Delegation to Committee.
(i)General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board or Committee (as applicable). The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.
(ii)Section 162(m) and Rule 16b-3 Compliance. The Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. In addition, the Board or the Committee, in its sole discretion, may (A) delegate to a Committee who need not be Outside Directors the authority to grant Awards to eligible persons who are either (I) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award, or (II) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, and/or (B) delegate to a Committee who need not be Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.
(d)Delegation to Officers. The Board may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by applicable law, other Stock Awards) and, to the extent permitted by applicable law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation will specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Any such Stock Awards will be granted on the form of Stock Award Agreement most recently approved for use by the Committee or the Board, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary in this Section 2(d), the Board may not delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value pursuant to Section 13(x)(iii) below.
(e)Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
(f)Cancellation and Re-Grant of Stock Awards. Neither the Board nor any Committee will have the authority to: (i) reduce the exercise or strike price of any outstanding Options or Stock Appreciation Rights under the Plan, or (ii) cancel any outstanding Options or Stock Appreciation Rights that have an exercise price or strike price greater than the current Fair Market Value in exchange for cash or other Stock Awards under the Plan, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event.
(g)Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to an Award, as determined by the Board and contained in the applicable Award Agreement; provided, however, that (i) no dividends or dividend equivalents may be paid with respect to any such shares before the date such shares have vested under the terms of such Award Agreement, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of such Award Agreement (including, but not limited to, any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to the Company on the date, if any, such shares are forfeited to or repurchased by the Company due to a failure to meet any vesting conditions under the terms of such Award Agreement.

3.Shares Subject to the Plan.
(a)Share Reserve. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock of the Company that may be issued pursuant to Stock Awards after the Effective Date will not exceed 1,028,971,064 shares (the “2007 Plan Reserve”). Such maximum number of shares reserved for issuance consists of (i) 152,767,766 shares1, which is the total reserve that the Company’s stockholders approved at the Company’s 2007 Annual Meeting of Stockholders, including but not limited to the shares remaining available for issuance under the Prior Plans on the Effective Date and the Prior Plans’ Returning Shares, (ii) 25,000,000 shares that were approved at the Company’s 2012 Annual Meeting of Stockholders (and reapproved at the Company’s 2013 Annual Meeting of Stockholders), (iii) 10,000,000 shares that were approved at the Company’s 2014 Annual Meeting of Stockholders, (iv) 18,800,000 shares that were approved at the Company’s 2016 Annual Meeting of Stockholders, (v) 23,000,000 shares that were approved at the Company’s 2018 Annual Meeting of Stockholders, (vi) 14,800,000 shares that were approved at the Company’s 2020 Annual Meeting of Stockholders, (vii) 733,103,298 shares that were added to reflect a 4-for-1 stock split effective July 19, 2021, and (viii) 51,500,000 shares that were approved at the Company’s 2022 Annual Meeting of Stockholders. For clarity, the 2007 Plan Reserve in this Section 3(a) is a limitation on the number of shares of Common Stock that may be issued pursuant to the Plan. Accordingly, this Section 3(a) does not limit the granting of Stock Awards except as provided in Section 7(a). Shares may be issued in connection with a merger or acquisition as permitted by Nasdaq Listing Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.
(b)Reversion of Shares to the Share Reserve.
(i)Shares Available For Subsequent Issuance. If any (x) Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, (y) shares of Common Stock issued to a Participant pursuant to a Stock Award are forfeited to or repurchased by the Company at their original exercise or purchase price pursuant to the Company’s reacquisition or repurchase rights under the Plan, including any forfeiture or repurchase caused by the failure to meet a contingency or condition required for the vesting of such shares, or (z) Stock Award is settled in cash, then the shares of Common Stock not issued under such Stock Award, or forfeited to or repurchased by the Company, shall revert to and again become available for issuance under the Plan.
(ii)Shares Not Available for Subsequent Issuance. If any shares subject to a Stock Award are not delivered to a Participant because such shares are withheld by the Company to satisfy the exercise or purchase price of a Stock Award (including any shares subject to a Stock Award that are not delivered to a Participant because the Stock Award is exercised through a reduction of shares subject to the Stock Award (i.e., “net exercised”)) or an appreciation distribution in respect of a Stock Appreciation Right is paid in shares of Common Stock, the number of shares subject to the Stock Award that are not delivered to the Participant shall not remain available for subsequent issuance under the Plan. If any shares subject to a Stock Award are not delivered to a Participant because such shares are withheld by the Company in satisfaction of the withholding of taxes incurred in connection with a Stock Award, the number of shares that are not delivered to the Participant shall not remain available for subsequent issuance under the Plan. If the exercise or purchase price of any Stock Award, or the withholding of taxes incurred in connection with a Stock Award, is satisfied by tendering shares of Common Stock held by the Participant (either by actual delivery or attestation), then the number of shares so tendered shall not remain available for subsequent issuance under the Plan. If any shares of Common Stock are repurchased by the Company on the open market with the proceeds of the exercise or purchase price of a Stock Award, then the number of shares so repurchased shall not remain available for subsequent issuance under the Plan.
(c)Incentive Stock Option Limit. Subject to the 2007 Plan Reserve and the provisions of Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options under the Plan (including Incentive Stock Options granted under the Prior Plans) will be 1,000,000,000 shares of Common Stock.
(d)Individual Award Limitations. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, no Participant will be eligible to be granted during any fiscal year:
(i)Options, Stock Appreciation Rights and Other Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value on the date the Stock Award is granted covering more than 8,000,000 shares of Common Stock;
(ii)Performance Stock Awards covering more than 8,000,000 shares of Common Stock; and
___________
1 The initial 101,845,177 shares approved in June 2007 were adjusted to 152,767,766 pursuant to a 3-for-2 stock split effective September 10, 2007.

(iii)Performance Cash Awards with a value of more than $6,000,000.
If a Performance Stock Award is in the form of an Option, it will count only against the Performance Stock Award limit. If a Performance Stock Award could be paid out in cash, it will count only against the Performance Stock Award limit.
(e)Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.
4.Eligibility.
(a)Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and 424(f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants; provided, however, that Stock Awards may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company, as such term is defined in Rule 405 of the Securities Act, unless (i) the stock underlying such Stock Awards is treated as “service recipient stock” under Section 409A of the Code (for example, because the Stock Awards are granted pursuant to a corporate transaction such as a spin off transaction), (ii) the Company, in connection with its legal counsel, has determined that such Stock Awards are otherwise exempt from Section 409A of the Code, or (iii) the Company, in connection with its legal counsel, has determined that such Stock Awards comply with the distribution requirements of Section 409A of the Code.
(b)Ten Percent Stockholders. A Ten Percent Stockholder will not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.
(c)Consultants. A Consultant will be eligible for the grant of an Award only if, at the time of grant, a Form S-8 Registration Statement under the Securities Act or a successor or similar form under the Securities Act (“Form S-8”) is available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, because the Consultant is a natural person, or because of any other rule governing the use of Form S-8.
5.Provisions Relating to Options and Stock Appreciation Rights.
Each Option or SAR will be in such form and will contain such terms and conditions as the Board will deem appropriate. All Options will be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option. The provisions of separate Options or SARs need not be identical; provided, however, that each Award Agreement will include (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) the substance of each of the following provisions:
(a) Term. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Award Agreement (the “Expiration Date”).
(b)Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, and notwithstanding anything in the Award Agreement to the contrary, the exercise or strike price of each Option or SAR will not be less than the Fair Market Value subject to the Option or SAR on the date the Award is granted. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than the Fair Market Value subject to the Award if such Award is granted pursuant to an assumption or substitution for another option or stock appreciation right in a manner consistent with the provisions of Section 409A and, if applicable, Section 424(a) of the Code. Each SAR will be denominated in shares of Common Stock equivalents.
(c)Consideration. The purchase price of Common Stock acquired pursuant to the exercise of an Option will be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board will have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The methods of payment permitted by this Section 5(c) are:
(i)by cash, check, bank draft, money order or electronic funds transfer payable to the Company;

(ii)pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;
(iii)if an option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company will accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are reduced to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or
(iv)in any other form of legal consideration that may be acceptable to the Board and specified in the applicable Award Agreement.
(d)Exercise and Payment of a SAR. To exercise any outstanding SAR, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such SAR. The appreciation distribution payable on the exercise of a SAR will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the SAR) of a number of shares of Common Stock equal to the number of Common Stock equivalents in which the Participant is vested under such SAR, and with respect to which the Participant is exercising the SAR on such date, over (B) the strike price. The appreciation distribution may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Award Agreement evidencing such SAR.
(e)Transferability of Options and SARs. The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board will determine. If the Board determines that an Option or SAR will be transferable, the Option or SAR will contain such additional terms and conditions as the Board deems appropriate. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options and SARs will apply:
(i)Restrictions on Transfer. An Option or SAR will not be transferable except by will or by the laws of descent and distribution (or pursuant to subsections (ii) and (iii) below) and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may, in its sole discretion, permit transfer of the Option or SAR in a manner consistent with applicable tax and securities laws upon the Participant’s request. Except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration.
(ii)Domestic Relations Orders. Notwithstanding the foregoing, subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order or official marital settlement agreement; provided, however, that an Incentive Stock Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.
(iii)Beneficiary Designation. Notwithstanding the foregoing, subject to the approval of the Board or a duly authorized Officer, a Participant may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company (or the designated broker), designate a third party who, in the event of the death of the Participant, will thereafter be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, the executor or administrator of the Participant’s estate (or other party legally entitled to the Option or SAR proceeds) will be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws or difficult to administer.
(f)Vesting Generally. The total number of shares of Common Stock subject to an Option or SAR may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options or SARs may vary; provided, however, that in all cases, in the event that a Participant’s Continuous Service terminates as a result of his or her death, then the Option or SAR will become fully vested and exercisable as of the date of termination of Continuous Service. The provisions of this Section 5(f) are subject to any Option or SAR provisions governing the minimum number of shares of Common Stock as to which an Option or SAR may be exercised.
(g)Termination of Continuous Service. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, in the event that a Participant’s Continuous Service terminates

(other than for Cause or upon the Participant’s death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Award as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date 90 days following the termination of the Participant’s Continuous Service, or (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the time specified herein or in the Award Agreement (as applicable), the Option or SAR will terminate.
(h)Extension of Termination Date. If the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause or upon the Participant’s death or Disability) would either (i) be prohibited solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, or (ii) subject the Participant to short-swing liability under Section 16(b) of the Exchange Act due to a transaction engaged in by the Participant prior to his or her termination of Continuous Service, then the Option or SAR will terminate on the earlier of (A) the expiration of a period of 90 days after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements and would not subject the Participant to short-swing liability under Section 16(b) of the Exchange Act, or (B) the expiration of the term of the Option or SAR as set forth in the Award Agreement. All determinations under this Section 5(h) will be made in the sole discretion of the Board.
(i)Disability of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, in the event that a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date 12 months following such termination of Continuous Service, or (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the time specified herein or in the Award Agreement (as applicable), the Option or SAR will terminate.
(j)Death of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, in the event that (i) a Participant’s Continuous Service terminates as a result of the Participant’s death (which termination event will give rise to acceleration of vesting as described in Section 5(f) above), or (ii) the Participant dies within the period (if any) specified in the Award Agreement after the termination of the Participant’s Continuous Service for a reason other than death (which event will not give rise to acceleration of vesting as described in Section 5(f) above), then the Option or SAR may be exercised (to the extent the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant’s death, but only within the period ending on the earlier of (A) the date 18 months following the date of death, or (B) the expiration of the term of such Option or SAR as set forth in the Award Agreement. If, after the Participant’s death, the Option or SAR is not exercised within the time specified herein or in the Award Agreement (as applicable), the Option or SAR will terminate.
(k)Termination for Cause. Except as explicitly provided otherwise in a Participant’s Award Agreement, or other individual written agreement between the Company or any Affiliate and the Participant, if a Participant’s Continuous Service is terminated for Cause, the Option or SAR will terminate immediately upon such Participant’s termination of Continuous Service, and the Participant will be prohibited from exercising his or her Option or SAR from and after the time of such termination of Continuous Service.
(l)Non-Exempt Employees. No Option or SAR granted to an Employee that is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six (6) months following the date of grant of the Option or SAR (although the Award may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (i) if such non-exempt Employee dies or suffers a Disability, (ii) upon a Corporate Transaction in which such Option or SAR is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as such term may be defined in the Participant’s Award Agreement or in another agreement between the Participant and the Company, or, if no such definition, in accordance with the Company’s then current employment policies and guidelines), the vested portion of any Options and SARs may be exercised earlier than six (6) months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Stock Award will be exempt from the employee’s regular rate of pay, the provisions of this Section 5(k) will apply to all Stock Awards and are hereby incorporated by reference into such Stock Award Agreements.

6.Provisions of Stock Awards other than Options and SARs.
(a)Restricted Stock Awards. Each Restricted Stock Award Agreement will be in such form and will contain such terms and conditions as the Board will deem appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock may be (x) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (y) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical, provided, however, that each Restricted Stock Award Agreement will include (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) the substance of each of the following provisions:
(i)Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft, money order or electronic funds transfer payable to the Company, (B) past services rendered to the Company or an Affiliate, or (C) any other form of legal consideration (including future services) that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.
(ii)Vesting. Shares of Common Stock awarded under a Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board; provided, however, that in all cases, in the event a Participant’s Continuous Service terminates as a result of his or her death, then the Restricted Stock Award will become fully vested as of the date of termination of Continuous Service.
(iii)Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may receive via a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.
(iv)Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement will be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board will determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.
(b)Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement will be in such form and will contain such terms and conditions as the Board will deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical, provided, however, that each Restricted Stock Unit Award Agreement will include (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) the substance of each of the following provisions:
(i)Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.
(ii)Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate; provided, however, that in all cases, in the event a Participant’s Continuous Service terminates as a result of his or her death, then the Restricted Stock Unit Award will become fully vested as of the date of termination of Continuous Service.
(iii)Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.
(iv)Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.
(v)Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.
(c)Performance Awards.

(i)Performance Stock Awards. A Performance Stock Award is a Stock Award that is payable (including that may be granted, vest or exercised) contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may require the completion of a specified period of Continuous Service. In the event a Participant’s Continuous Service terminates as a result of his or her death, then the Performance Stock Award will be deemed to have been earned at 100% of the target level of performance, will be fully vested, as of the date of death, and shares thereunder will be issued promptly following the date of death. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Committee (or, to the extent that an Award is not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Board), in its sole discretion. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board or the Committee, as applicable, may determine that cash may be used in payment of Performance Stock Awards.
(ii)Performance Cash Awards. A Performance Cash Award is a cash award that is payable contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Committee (or, to the extent that an Award is not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Board), in its sole discretion. The Board or the Committee, as applicable, may provide for or, subject to such terms and conditions as the Board or the Committee, as applicable, may specify, may permit a Participant to elect for, the payment of any Performance Cash Award to be deferred to a specified date or event. The Board or the Committee, as applicable, may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board or the Committee, as applicable, may specify, to be paid in whole or in part in cash or other property. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board or the Committee, as applicable, may determine that Common Stock authorized under this Plan may be used in payment of Performance Cash Awards, including additional shares in excess of the Performance Cash Award as an inducement to hold shares of Common Stock.
(iii)Section 162(m) Compliance. Unless otherwise permitted in compliance with the requirements of Section 162(m) of the Code with respect to any Award intended to qualify as “performance-based compensation” thereunder, the Committee will establish the Performance Goals applicable to, and the formula for calculating the amount payable under, the Award no later than the earlier of (a) the date 90 days after the commencement of the applicable Performance Period, and (b) the date on which 25% of the Performance Period has elapsed, and in any event at a time when the achievement of the applicable Performance Goals remains substantially uncertain. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee will certify the extent to which any Performance Goals and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Common Stock). With respect to any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee may reduce or eliminate the compensation or economic benefit due upon the attainment of the applicable Performance Goals on the basis of any such further considerations as the Committee, in its sole discretion, may determine.
(d)Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan (including, but not limited to, Section 2(g)), the Board will have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards; provided, however, that in all cases, in the event a Participant’s Continuous Service terminates as a result of his or her death, then any Other Stock Awards held by such Participant will become fully vested as of the date of termination of Continuous Service.
7.Covenants of the Company.
(a)Availability of Shares. During the terms of the Stock Awards, the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy such Stock Awards.
(b)Securities Law Compliance. The Company will seek to obtain from each regulatory commission or agency having jurisdiction over the Plan, or any offerings made under the Plan, such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award nor seek to obtain such approval if the cost or efforts to obtain the approval is unreasonable in relation to the value of the benefits to be provided under the Plan, as determined by the Company in its sole discretion. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained. A Participant will not be eligible for the grant of an Award or the subsequent issuance of cash or Common Stock pursuant to the Award if such grant or issuance would be in violation of any applicable securities laws.
(c)No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to any Participant to advise such Participant as to the time or manner of exercising such Stock Award. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. Neither the Company nor any of its Affiliates has any duty or obligation to minimize the tax consequences of an Award to the holder of such Award.
8.Miscellaneous.
(a)Use of Proceeds. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.
(b)Corporate Action Constituting Grant of Stock Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement as a result of a clerical error in the papering of the Award Agreement, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement.
(c)Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to an Award unless and until (i) such Participant has satisfied all requirements for exercise of, or the issuance of shares under, the Award pursuant to its terms and (ii) the issuance of the Common Stock subject to such Award has been entered into the books and records of the Company.
(d)No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant to the Plan will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or will affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause (provided in compliance with applicable local laws and the Employee’s employment contract, if any), (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.
(e)Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company or any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee) after the date of grant of any Award to the Participant, the Board has the right in its sole discretion (provided in compliance with applicable local laws) to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced.
(f)Incentive Stock Option Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with the rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s) or any Board or Committee resolutions related thereto.

(g)Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, will be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Stock under the Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.
(h)Withholding Obligations. Unless prohibited by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any federal, state, foreign or local tax withholding obligation relating to an Award (including but not limited to income tax, social insurance contributions, payment on account or any other taxes) by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company or an Affiliate) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii)  withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the maximum amount of tax required to be withheld by law (or such other amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement.
(i)Electronic Delivery. Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet.
(j)Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company or an Affiliate. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.
(k)Compliance with Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A of the Code, and, to the extent not so exempt, in compliance with Section 409A of the Code. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A of the Code, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six (6) months following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six (6) month period elapses, with the balance paid thereafter on the original schedule.
(l)Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause.
9.Adjustments upon Changes in Common Stock; Other Corporate Events.
(a)Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a); (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(c); (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 3(d); and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board will make such adjustments, and its determination will be final, binding and conclusive.
(b)Dissolution or Liquidation. Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, and upon ten (10) days prior written notice, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase or a forfeiture condition) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.
(c)Corporate Transaction.
(i)Stock Awards May Be Assumed. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award.
(ii)Stock Awards Not Assumed Held by Current Participants. Except as otherwise stated in the Stock Award Agreement (including an option and stock award agreement subject to the terms of the Prior Plans, which terms remain applicable as to outstanding options and stock awards thereunder), in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue any or all outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) will (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board will determine (or, if the Board will not determine such a date, to the date that is five business (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards will lapse (contingent upon the effectiveness of the Corporate Transaction).
(iii)Stock Awards Not Assumed Held by Persons other than Current Participants. Except as otherwise stated in the Stock Award Agreement (including an option and stock award agreement subject to the terms of the Prior Plans, which terms remain applicable as to outstanding options and stock awards thereunder), in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue any or all outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) will not be accelerated and such Stock Awards (other than a Stock Award consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase), upon advance written notice by the Company of at least five (5) business days to the holders of such Stock Awards, will terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.
(d)Change in Control.
(i)Stock Awards May Be Assumed. Except as otherwise stated in the Stock Award Agreement, in the event of a Change in Control, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Change in Control), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Change in Control. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award.
(ii)Stock Awards Not Assumed Held by Current Participants. Except as otherwise stated in the Stock Award Agreement (including an option and stock award agreement subject to the terms of the Prior Plans, which terms remain applicable as to outstanding options and stock awards thereunder), in the event of a Change in Control in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue any or all outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Current Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) will (contingent upon the effectiveness of the Change in Control) be accelerated in full to a date prior to the effective time of such Change in Control as the Board will determine (or, if the Board will not determine such a date, to the date that is five business (5) days prior to the effective time of the Change in Control), and such Stock Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Change in Control, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards will lapse (contingent upon the effectiveness of the Change in Control).
(iii)Stock Awards Not Assumed Held by Persons other than Current Participants. Except as otherwise stated in the Stock Award Agreement (including an option and stock award agreement subject to the terms of the Prior Plans, which terms remain applicable as to outstanding options and stock awards thereunder), in the event of a Change in Control in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue any or all outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) will not be accelerated and such Stock Awards (other than a Stock Award consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase), upon advance written notice by the Company of at least five (5) business days to the holders of such Stock Awards, will terminate if not exercised (if applicable) prior to the effective time of the Change in Control; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards will not terminate and may continue to be exercised notwithstanding the Change in Control.
(iv)Additional Provisions. A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant. A Stock Award may vest as to all or any portion of the shares subject to the Stock Award (i) immediately upon the occurrence of a Change in Control, whether or not such Stock Award is assumed, continued, or substituted by a surviving or acquiring entity in the Change in Control, and/or (ii) in the event a Participant’s Continuous Service is terminated, actually or constructively, within a designated period following the occurrence of a Change in Control, but in the absence of such provision, no such acceleration will occur.
10.Termination or Suspension of the Plan.
(a)Plan Term. Unless sooner terminated by the Board pursuant to Section 2, the Plan will automatically terminate on the day before the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board or a duly authorized Committee, or (ii) the date the Plan is approved by the stockholders of the Company. The Board may suspend the Plan at anytime. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.
11.Effective Date of Plan.

This Plan will become effective on the Effective Date.
12.Choice of Law.
The law of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.
13.Definitions.
As used in the Plan, the following definitions will apply to the capitalized terms indicated below:
(a)“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(b)“Award” means a Stock Award or a Performance Cash Award.
(c)“Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.
(d)“Board” means the Board of Directors of the Company.
(e)“Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(f)“Cause” means (i) if a Participant is party to an agreement with the Company or an Affiliate that relates to equity awards and contains a definition of “Cause,” the definition of “Cause” in the applicable agreement, or (ii) if a Participant is not party to any such agreement, such Participant’s termination because of (A) any willful, material violation by the Participant of any law or regulation applicable to the business of the Company or an Affiliate, the Participant’s conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or any willful perpetration by the Participant of a common law fraud, (B) the Participant’s commission of an act of personal dishonesty that involves personal profit in connection with the Company or any other entity having a business relationship with the Company, (C) any material breach by the Participant of any provision of any agreement or understanding between the Company or an Affiliate and the Participant regarding the terms of the Participant’s service as an Employee, Officer, Director or Consultant to the Company or an Affiliate, including without limitation, the willful and continued failure or refusal of the Participant to perform the material duties required of such Participant as an Employee, Officer, Director or Consultant of the Company or an Affiliate, other than as a result of having a Disability, or a breach of any applicable invention assignment and confidentiality agreement or similar agreement between the Company or an Affiliate and the Participant, (D) the Participant’s disregard of the policies of the Company or an Affiliate so as to cause loss, damage or injury to the property, reputation or employees of the Company or an Affiliate, or (E) any other misconduct by the Participant that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or an Affiliate.
(g) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities

Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;
(ii)there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
(iii)there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
(iv)individuals who, on the date this Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Plan, be considered as a member of the Incumbent Board.
For purposes of determining voting power under the term Change in Control, voting power will be calculated by assuming the conversion of all equity securities convertible (immediately or at some future time) into shares entitled to vote, but not assuming the exercise of any warrant or right to subscribe to or purchase those shares. In addition, (A) the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant will supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition will apply; provided, further, that no Change in Control will be deemed to occur upon announcement or commencement of a tender offer or upon a potential takeover or upon stockholder approval of a merger or other transaction, in each case without a requirement that the Change in Control actually occur.
If required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). The Board may, in its sole discretion and without a Participant’s consent, amend the definition of “Change in Control” to conform to the definition of “Change in Control” under Section 409A of the Code and the regulations thereunder.
(h)“Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(i)“Committee” means a committee of one (1) or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).
(j)“Common Stock” means the common stock of the Company.
(k)“Company” means NVIDIA Corporation, a Delaware corporation.
(l)“Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan.
(m)“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an “Affiliate” as determined by the Board in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of: (i) any leave of absence approved by the Board of the chief executive officer of the Company, including sick leave, military leave or any other personal leave; or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, and except as otherwise required by applicable law or as otherwise determined by the Committee, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only on those days on which the Participant is using Company-paid vacation time and floating holidays and for the first 90 days of leave during which the Participant is not being paid through such vacation time and floating holidays. In addition, to the extent required for exemption from or compliance with Section 409A of the Code, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).
(n)“Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)the consummation of a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;
(ii)the consummation of a sale or other disposition of at least 50% of the outstanding securities of the Company, in the case of Awards granted on or after the date of the Annual Meeting of Stockholders in 2012, and at least 90% of the outstanding securities of the Company, in the case of Awards granted prior to the date of the Annual Meeting of Stockholders in 2012;
(iii)the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv)the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
To the extent required for compliance with Section 409A of the Code, in no event will an event be deemed a Corporate Transaction if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).
(o)“Covered Employee” will have the meaning provided in Section 162(m)(3) of the Code and the regulations promulgated thereunder.
(p)“Director” means a member of the Board.
(q)“Directors’ Plan” means the Company’s 1998 Non-Employee Directors’ Stock Option Plan.
(r)“Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Section 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.
(s)“Effective Date” means June 21, 2007, which was the date of the 2007 Annual Meeting of Stockholders of the Company at which this Plan was approved by the Company’s stockholders.
(t)“Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(u)“Entity” means a corporation, partnership, limited liability company or other entity.
(v)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(w)“Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an

underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date as set forth in Section 11, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.
(x)“Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
(i)If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.
(ii)Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.
(iii)In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.
(y)“Full Value Award” means a Stock Award that is not an Option with respect to which the exercise or strike price is at least 100% of the Fair Market Value on the date of grant or a Stock Appreciation Right with respect to which the exercise or strike price is at least 100% of the Fair Market Value on the date of grant.
(z)“Incentive Stock Option” means an option that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
(aa)“Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
(bb) “Nonstatutory Stock Option” means an option granted pursuant to Section 5 of the Plan that does not qualify as an Incentive Stock Option.
(cc) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(dd) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.
(ee) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement will be subject to the terms and conditions of the Plan.
(ff) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
(gg) “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(d).
(hh) “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement will be subject to the terms and conditions of the Plan.
(ii) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(jj) “Own,” “Owned,” “Owner,” “Ownership” means a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(kk) “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.
(ll) “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(c)(ii).
(mm) “Performance Criteria” means the one or more criteria that the Committee (or, to the extent that an Award is not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Board) will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following: (1) earnings, including any of the following: gross profit, operating income, income before income tax, net income, and earnings per share, in each case with any one of or combination of the following exclusions or inclusions: (a) interest income, (b) interest expense, (c) other income that is categorized as non-operating income, (d) other expense that is categorized as non-operating expense, (e) income tax, (f) depreciation, and (g) amortization; (2) total stockholder return; (3) return on equity or average stockholder’s equity; (4) return on assets, investment, or capital employed; (5) stock price; (6) gross profit margin; (7) operating income margin; (8) cash flow from operating activities (including cash flow from operating activities per share); (9) free cash flow (including free cash flow per share); (10) change in cash and cash equivalents (or cash flow) (including change in cash and cash equivalents per share (or cash flow per share)); (11) sales or revenue targets; (12) increases in revenue or product revenue; (13) expenses and cost reduction goals; (14) improvement in or attainment of expense levels; (15) improvement in or attainment of working capital levels; (16) economic value added (or an equivalent metric); (17) market share; (18) share price performance; (19) debt reduction; (20) implementation or completion of projects or processes; (21) customer satisfaction; (22) stockholders’ equity; (23) capital expenditures; (24) debt levels; (25) workforce diversity; (26) growth of net income or operating income; (27) employee retention; (28) quality measures; and (29) to the extent that an Award is not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, other measures of performance selected by the Board. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement or the written terms of a Performance Cash Award. The Committee (or, to the extent that an Award is not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Board) will, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for such Performance Period.
(nn) “Performance Goals” means, for a Performance Period, the one or more goals established by the Committee (or, to the extent that an Award is not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Board) for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. The Committee (or, to the extent that an Award is not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Board) will be authorized to appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows, provided that any such adjustments must be objectively determinable to the extent that the Award is intended to qualify as “performance-based compensation” under Section 162(m) of the Code: (1) to exclude the effects of stock-based compensation (including any modification charges); (2) to exclude the portion of any legal settlement assigned as past infringement (i.e. the fair value associated with the portion of settlement that is non-recurring); (3) to exclude restructuring charges (including any costs associated with a reduction in force and/or shutting down of business operations, such as severance compensation and benefits and the cost to shut down operating sites/offices); (4) to exclude amortization expenses associated with intangible assets obtained through a business combination (acquisition or asset purchase); (5) to exclude other costs incurred in connection with acquisitions or divestitures (including potential acquisitions or divestitures) that are required to be expensed under generally accepted accounting principles (including any direct acquisition costs that are not associated with providing ongoing future benefit to the combined company and certain compensation costs associated with an acquisition, such as one-time compensation charges, longer-term retention incentives, and associated payroll tax charges); (6) to exclude any exchange rate effects; (7) to exclude the effects of changes to generally accepted accounting principles; (8) to exclude the effects of any statutory adjustments to corporate tax rates or changes in tax legislation; (9) to exclude the portion of any tax related settlements; (10) to exclude the effects of any items of an unusual nature or of infrequency of occurrence; (11) to exclude the dilutive effects of acquisitions or joint ventures; (12) to exclude the effect of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (13) to exclude the effects of the award of bonuses under the Company’s bonus plans; (14) to exclude any impairment of long-lived assets including goodwill, investments in non-affiliated entities and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles; (15) to exclude other events that are significant but not related to ongoing business operations, such as large charitable donations; (16) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (17) to include non-operational credits (i.e., situations when directly related amounts have not been previously charged to the Company’s results of operations); and (18) to the extent that an Award is not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, to appropriately make any other adjustments selected by the Board.
(oo) “Performance Period” means the period of time selected by the Committee (or, to the extent that an Award is not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Board) over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Committee (or, to the extent that an Award is not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Board).
(pp) “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(c)(i).
(qq) “Plan” means this NVIDIA Corporation Amended and Restated 2007 Equity Incentive Plan.
(rr) “Prior Plans” means the NVIDIA Corporation 1998 Equity Incentive Plan, the NVIDIA Corporation 1998 Non-Employee Directors’ Stock Option Plan, the NVIDIA Corporation 2000 Nonstatutory Equity Incentive Plan, and the PortalPlayer, Inc. 2004 Stock Incentive Plan, each as in effect immediately prior to the Effective Date.
(ss) “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).
(tt) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.
(uu) “Restricted Stock Unit Award” means a right to receive shares of Common Stock (or cash equivalent) which is granted pursuant to the terms and conditions of Section 6(b).
(vv) “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement will be subject to the terms and conditions of the Plan.
(ww) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
(xx) “Securities Act” means the Securities Act of 1933, as amended.
(yy) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 5.
(zz) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement will be subject to the terms and conditions of the Plan.
(aaa) “Stock Award” means any right to receive Common Stock granted under the Plan, including an Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award, or any Other Stock Award.
(bbb) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement will be subject to the terms and conditions of the Plan.
(ccc) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).
(ddd) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

NVIDIA
INVESTOR RELATIONS
2788 SAN TOMAS EXPRESSWAY
SANTA CLARA, CA 95051

SCAN TO VIEW MATERIALS & VOTE

VOTE ONLINE
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Go online to transmit your voting instructions and to request electronic delivery of information up until 8:59 p.m. Pacific Daylight Time on June 1, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/NVDA2022**

You may attend the Meeting online and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 8:59 p.m. Pacific Daylight Time on June 1, 2022. Have your proxy card in hand when you call and then follow the instructions. There is **NO CHARGE** for this call.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D77120-P66576

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NVIDIA CORPORATION

The Board of Directors recommends you vote FOR all the Nominees:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Robert K. Burgess	☐	☐	☐
1b. Tench Coxe	☐	☐	☐
1c. John O. Dabiri	☐	☐	☐
1d. Persis S. Drell	☐	☐	☐
1e. Jen-Hsun Huang	☐	☐	☐
1f. Dawn Hudson	☐	☐	☐
1g. Harvey C. Jones	☐	☐	☐
1h. Michael G. McCaffery	☐	☐	☐
1i. Stephen C. Neal	☐	☐	☐
1j. Mark L. Perry	☐	☐	☐
1k. A. Brooke Seawell	☐	☐	☐
1l. Aarti Shah	☐	☐	☐
1m. Mark A. Stevens	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2, 3, 4 and 5:	For	Against	Abstain
2. Advisory approval of our executive compensation.	☐	☐	☐
3. Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2023.	☐	☐	☐
4. Approval of an amendment to our charter to increase the number of authorized shares of common stock from 4 billion to 8 billion shares.	☐	☐	☐
5. Approval of an amendment and restatement of our Amended and Restated 2007 Equity Incentive Plan.	☐	☐	☐

NOTE: In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Review, Notice of Annual Meeting, Proxy Statement and Form 10-K are available at www.proxyvote.com.

D77121-P66576

NVIDIA CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

June 2, 2022

The stockholder(s) hereby appoint(s) Jen-Hsun Huang and Timothy S. Teter (the "Proxies"), or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of NVIDIA CORPORATION that the stockholder(s) is/are entitled to vote at the 2022 Annual Meeting of Stockholders to be held at 11:00 a.m., Pacific Daylight Time on June 2, 2022, at *www.virtualshareholdermeeting.com/NVDA2022*, and any adjournment or postponement thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed by the stockholder. If no such directions are indicated, the Proxies will have the authority to vote FOR each of the nominees listed in Proposal 1 and FOR Proposals 2, 3, 4 and 5.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. Please mark, sign and return this proxy card promptly using the enclosed reply envelope.

Continued and to be signed on reverse side